201 3 Annual Repor t 年度報告 2013 Annual Report 年度報告 Wynn Macau, Limited Rua Cidade de Sintra, NAPE, Macau (853) 2888-9966 www.wynnmacau.com

2 Corporate Information 4 Highlights 5 Management Discussion and Analysis 26 Directors and Senior Management 36 Report of the Directors 61 Corporate Governance Report 77 Independent Auditors’ Report 79 Financial Statements 170 Financial Summary 171 Defi nitions 177 Glossary Contents

2 Wynn Macau, Limited Corporate Information BOARD OF DIRECTORS Executive Directors Mr. Stephen A. Wynn (Chairman of the Board) Mr. Gamal Aziz (appointed on 29 March 2014) Ms. Linda Chen Mr. Ian Michael Coughlan Non-Executive Director Mr. Matthew O. Maddox Independent Non-Executive Directors Mr. Jeffrey Kin-fung Lam, GBS, JP Mr. Bruce Rockowitz Mr. Nicholas Sallnow-Smith Dr. Allan Zeman, GBM, GBS, JP (Vice-chairman of the Board)* AUDIT COMMITTEE Mr. Nicholas Sallnow-Smith (Chairman) Mr. Bruce Rockowitz Dr. Allan Zeman, GBM, GBS, JP REMUNERATION COMMITTEE Mr. Nicholas Sallnow-Smith (Chairman) Mr. Jeffrey Kin-fung Lam, GBS, JP Mr. Matthew O. Maddox Mr. Bruce Rockowitz NOMINATION AND CORPORATE GOVERNANCE COMMITTEE Mr. Jeffrey Kin-fung Lam, GBS, JP (Chairman) Mr. Nicholas Sallnow-Smith Dr. Allan Zeman, GBM, GBS, JP COMPANY SECRETARY Ms. Ho Wing Tsz Wendy, FCIS, FCS AUTHORIZED REPRESENTATIVES Dr. Allan Zeman, GBM, GBS, JP Ms. Ho Wing Tsz Wendy, FCIS, FCS (Mrs. Seng Sze Ka Mee, Natalia as alternate) AUDITORS Ernst & Young Certifi ed Public Accountants LEGAL ADVISORS As to Hong Kong and U.S. laws: Skadden, Arps, Slate, Meagher & Flom As to Hong Kong law: Mayer Brown JSM As to Macau law: Alexandre Correia da Silva As to Cayman Islands law: Maples and Calder * Dr. Allan Zeman was re-designated from non-executive Director to independent non-executive Director of the Company effective from 29 March 2014.

3Annual Report 2013 Corporate Information REGISTERED OFFICE P.O. Box 309 Ugland House Grand Cayman KY1-1104 Cayman Islands HEADQUARTERS IN MACAU Rua Cidade de Sintra NAPE, Macau SAR PRINCIPAL PLACE OF BUSINESS IN HONG KONG Level 54, Hopewell Centre 183 Queen’s Road East Hong Kong PRINCIPAL SHARE REGISTRAR AND TRANSFER OFFICE Appleby Trust (Cayman) Limited HONG KONG SHARE REGISTRAR Computershare Hong Kong Investor Services Limited STOCK CODE 1128 COMPANY WEBSITE www.wynnmacaulimited.com

4 Wynn Macau, Limited Highlights FINANCIAL HIGHLIGHTS For the year ended 31 December 2013 2012 HK$ HK$ (in thousands, except per share amounts or otherwise stated) Casino revenues 29,536,047 26,706,712 Other revenues 1,804,807 1,745,512 EBITDA 8,866,518 7,737,793 Profi t attributable to owners 7,700,905 6,439,693 Earnings per Share — basic and diluted (HK$) 1.48 1.24 KEY SHAREHOLDER DATES FOR 2014 Annual general meeting May 2014 Release of announcement of interim results in respect of the six months ending 30 June 2014 August 2014 Release of interim report in respect of the six months ending 30 June 2014 September 2014

Annual Report 2013 | 5

Management Discussion and Analysis

OVERVIEW

Wynn Macau opened to the public on 6 September 2006 at the center of casino activities on the urban Macau peninsula. In December 2007 and November 2009, Wynn Macau completed expansions, adding more gaming space and additional food and beverage and retail amenities. Encore at Wynn Macau, a further expansion of Wynn Macau that added a fully integrated resort hotel, opened in April 2010.

Our Macau resort complex features:

- Approximately 275,000 square feet of casino space, offering 24-hour gaming and a full range of games, including private gaming salons, sky casinos and a poker pit;
- Two luxury hotel towers with a total of 1,008 spacious rooms and suites;
- Casual and fine dining in eight restaurants;
- Approximately 57,000 square feet of high-end, brand-name retail shopping, including stores and boutiques such as Bvlgari, Cartier, Chanel, Dior, Dunhill, Ermenegildo Zegna, Ferrari, Giorgio Armani, Graff, Gucci, Hermes, Hugo Boss, Jaeger-LeCoultre, Loro Piana, Louis Vuitton, Miu Miu, Piaget, Prada, Roger Dubuis, Rolex, Tiffany, Tudor, Vacheron Constantin, Van Cleef & Arpels, Versace, Vertu, and others;
- Recreation and leisure facilities, including two health clubs and spas, a salon, a pool; and
- Lounges and meeting facilities.

The following table presents the number of casino games available at our Macau Operations:

	As at 31 December	
	2013	2012
VIP table games	**273**	289
Mass market table games	**220**	205
Slot machines	**866**	988
Poker tables	**10**	10

In response to on-going evaluation of our operations and the feedback from our guests, we have been, and will continue to make enhancements and refinements to our resort complex.

6 Wynn Macau, Limited

Management Discussion and Analysis

Cotai Development

The Group is currently constructing Wynn Palace, a full-scale integrated resort containing a 1,700-room hotel, performance lake, meeting space, casino, spa, retail offerings and food and beverage outlets. The project budget is approximately HK$31 billion including construction costs, capitalized interest, preopening expenses, land costs and financing fees. The Company continues to remain on schedule for an opening in the first half of 2016.

On 29 July 2013, WRM and Palo finalized and executed a guaranteed maximum price construction ("GMP") contract with Leighton Contractors (Asia) Limited, acting as the general contractor. Under the GMP contract, the general contractor is responsible for both the construction and design of the Wynn Palace project. The general contractor is obligated to substantially complete the project in the first half of 2016 for a guaranteed maximum price of HK$20 billion (approximately US$2.57 billion). An early completion bonus for achievement of substantial completion on or before 25 January 2016 will be paid to the general contractor if certain conditions are satisfied under the GMP contract. Both the contract time and guaranteed maximum price are subject to further adjustment under certain specified conditions. The performance of the general contractor is backed by a full completion guarantee given by Leighton Holdings Limited, the parent company of the general contractor, as well as a performance bond for 5% of the guaranteed maximum price.

Macau

Macau, which was a territory under Portuguese administration for approximately 450 years, was transferred from Portuguese to Chinese political control in December 1999. Macau is governed as a special administrative region of China and is located approximately 37 miles southwest of, and approximately one hour away via ferry from, Hong Kong. Macau, which has been a casino destination for more than 50 years, consists principally of a peninsula on mainland China, and two neighboring islands, Taipa and Coloane between which the Cotai area is located. We believe that Macau is located in one of the world's largest concentrations of potential customers. According to Macau Statistical Information, casinos in Macau, the largest gaming market in the world, generated approximately HK$350.2 billion in gaming revenue during the year ended 31 December 2013, an increase of approximately 18.6% over the approximate HK$295.3 billion generated in the year ended 31 December 2012.

FACTORS AFFECTING OUR RESULTS OF OPERATIONS AND FINANCIAL CONDITION

Tourism

The levels of tourism and overall gaming activities in Macau are key drivers of our business. Both the Macau gaming market and visitation to Macau have grown significantly in the last few years with tourist arrivals to Macau increasing by 4% in 2013 as compared to 2012. We have benefited from the rise in visitation to Macau over the past several years.

7Annual Report 2013 Management Discussion and Analysis Macau’s gaming market is primarily dependent on tourists. Tourist arrivals were 29.3 million in 2013 compared to 28.0 million in 2012. The Macau market has experienced tremendous growth in capacity since the opening of Wynn Macau. As at 31 December 2013, there were 27,764 hotel rooms, 5,750 table games and 13,106 slots in Macau, compared to 12,978 hotel rooms, 2,762 table games and 6,546 slots as at 31 December 2006. Gaming customers traveling to Macau typically come from nearby destinations in Asia including mainland China, Hong Kong, Taiwan, South Korea and Malaysia. According to the Macau Statistics and Census Service Monthly Bulletin of Statistics, approximately 90% of visitors to Macau for the year ended 31 December 2013 were from mainland China, Hong Kong and Taiwan. Tourism levels in Macau are affected by a number of factors, all of which are beyond our control. Key factors affecting tourism levels in Macau may include, among others: Prevailing economic conditions in mainland China and Asia; Various countries’ policies on currency restrictions and the issuance of travel visas that may be in place from time to time; Competition from other destinations which offer gaming and leisure activities; Occurrence of natural disasters and disruption of travel; and Possible outbreaks of infectious disease. Economic and Operating Environment Our operating environment remained stable in 2013. However, economic conditions can have a signifi cant impact on our business. A number of factors, including a slowdown in the global economy, contracting credit markets, reduced consumer spending, various countries’ policies that affect travel to Macau and any outbreak of infectious diseases can negatively impact the gaming industry in Macau and our business. Competition Since the liberalization of Macau’s gaming industry in 2002, there has been a signifi cant increase in the number of casino properties in Macau. There are six gaming operators in Macau, including WRM. The three concessionaires are WRM, SJM, and Galaxy. The three subconcessionaires are Melco Crown, MGM Macau, and Venetian Macau. As at 31 December 2013, there were approximately 35 casinos in Macau, including 20 operated by SJM. Each of the current six operators has operating casinos and expansion plans announced or underway.

8 Wynn Macau, Limited Management Discussion and Analysis Wynn Macau also faces competition from casinos located in other areas of Asia, such as Resorts World Sentosa and Marina Bay Sands, in Singapore, and Resorts World Genting, located outside of Kuala Lumpur, Malaysia. Wynn Macau also faces competition from casinos in the Philippines where Solaire Resort and Casino opened in 2013 and several other major casino resorts are scheduled to open over the next few years. Wynn Macau also encounters competition from other major gaming centers located around the world, including Australia and Las Vegas, cruise ships in Asia that offer gaming, and other casinos throughout Asia. Further, if current efforts to legalize gaming in other Asian countries are successful, Wynn Macau will face additional regional competition. Gaming Promoters A signifi cant amount of our casino play is brought to us by gaming promoters. Gaming promoters have historically played a critical role in the Macau gaming market and are important to our casino business. Gaming promoters introduce premium VIP players to Wynn Macau and often assist those players with their travel and entertainment arrangements. In addition, gaming promoters often grant credit to their players. In exchange for their services, Wynn Macau generally pays the gaming promoters a commission which is a percentage of the gross gaming win generated by each gaming promoter. Approximately 80% of these commissions are netted against casino revenues, because such commissions approximate the amount of the commission returned to the VIP players by the gaming promoters, and approximately 20% of these commissions are included in other operating expenses, which approximate the amount of the commission ultimately retained by the gaming promoters as compensation. The total amount of commissions paid to gaming promoters and netted against casino revenues was HK$8.3 billion and HK$7.5 billion for the years ended 31 December 2013 and 2012, respectively. Commissions increased 9.7% for the year ended 31 December 2013 compared to the year ended 31 December 2012 as VIP gross table games win increased due to increased business volumes and a higher win percentage.

9Annual Report 2013 Management Discussion and Analysis We typically advance commissions to gaming promoters at the beginning of each month to facilitate their working capital requirements. These advances are provided to a gaming promoter and are offset by the commissions earned by such gaming promoter during the applicable month. The aggregate amounts of exposure to our gaming promoters, which is the difference between commissions advanced to each individual gaming promoter, and the commissions payable to each such gaming promoter, were HK$500.9 million and HK$646.5 million as at 31 December 2013 and 2012, respectively. At the end of each month, any commissions outstanding are cleared no later than the fi fth business day of the succeeding month and prior to the advancement of any further funds. We believe we have developed strong relationships with our gaming promoters. Our commission percentages have remained stable throughout our operating history. In addition to commissions, gaming promoters each receive a monthly complimentary allowance based on a percentage of the turnover its clients generate. The allowance is available for room, food and beverage and other products and services for discretionary use with the gaming promoter’s clients. Premium Credit Play We selectively extend credit to our VIP players contingent upon our marketing team’s knowledge of the players, their fi nancial background and payment history. We follow a series of credit procedures and require various signed documents from each credit recipient that are intended to ensure, among other things that, if permitted by applicable law, the debt can be legally enforced in the jurisdiction where the player resides. In the event the player does not reside in a jurisdiction where gaming debts are legally enforceable, we can attempt to assert jurisdiction over assets the player maintains in jurisdictions where gaming debts are recognized. In addition, we typically require a check in the amount of the applicable credit line from credit players, collateralizing the credit we grant. Number and Mix of Table Games and Slot Machines The mix of VIP table games, mass table games and slot machines in operation at our resort changes from time to time as a result of marketing and operating strategies in response to changing market demand and industry competition. The shift in the mix of our games affects casino profi tability.

10 Wynn Macau, Limited Management Discussion and Analysis ADJUSTED EBITDA Adjusted EBITDA is earnings before fi nance costs, taxes, depreciation, amortization, pre-opening costs, property charges and other, share-based payments, corporate expenses, and other non- operating income and expenses. Adjusted EBITDA is presented exclusively as a supplemental disclosure because our Directors believe that it is widely used to measure the performance, and as a basis for valuation, of gaming companies. Our Adjusted EBITDA presented herein also differs from the Adjusted EBITDA presented by Wynn Resorts, Limited for its Macau segment in its fi lings with the SEC, primarily due to the inclusion of royalty fees, adjustments for IFRS differences with U.S. GAAP, corporate support and other support services in arriving at operating profi t. The following table sets forth a quantitative reconciliation of Adjusted EBITDA to its most directly comparable IFRS measurement, operating profi t, for the years ended 31 December 2013 and 2012. For the year ended 31 December 2013 2012 HK$ HK$ (in thousands) Operating profi t 7,812,305 6,697,507 Add Depreciation and amortization 918,527 918,929 Pre-opening costs 24,538 3,610 Property charges and other 9,573 49,071 Share-based payments 35,653 20,567 Wynn Macau, Limited corporate expenses 65,922 48,109 Adjusted EBITDA 8,866,518 7,737,793

Annual Report 2013 | 11

Management Discussion and Analysis

REVIEW OF HISTORICAL OPERATING RESULTS

Summary Breakdown Table

The following table presents certain selected statement of profit or loss and other comprehensive income line items and certain other data.

	For the year ended 31 December	
	2013	2012
	HK$	HK$
	(in thousands, except for averages, daily win figures and number of tables and slot machines)	
Total casino revenues[1]	**29,536,047**	26,706,712
Rooms[2]	**114,546**	143,061
Food and beverage[2]	**189,308**	185,109
Retail and other[2]	**1,500,953**	1,417,342
Total operating revenues	**31,340,854**	28,452,224
VIP table games turnover	**954,008,946**	925,181,552
VIP gross table games win[1]	**28,670,414**	26,294,331
Mass market table games drop[3]	**20,430,111**	21,448,092
Mass market gross table games win[1], [3]	**7,701,236**	6,539,887
Slot machine handle	**37,596,223**	36,445,817
Slot machine win[1]	**1,904,869**	1,916,505
Average number of gaming tables[4]	**491**	489
Daily gross win per gaming table[5]	**203,130**	183,511
Average number of slots[4]	**866**	941
Average daily win per slot[5]	**6,024**	5,567

12 Wynn Macau, Limited Management Discussion and Analysis Notes: (1) Total casino revenues do not equal the sum of “VIP gross table games win,” “mass market gross table games win” and “slot machine win” because casino revenues are reported net of the relevant commissions. The following table presents a reconciliation of the sum of “VIP gross table games win,” “mass market gross table games win” and “slot machine win” to total casino revenues. For the year ended 31 December 2013 2012 HK$ HK$ (in thousands) VIP gross table games win 28,670,414 26,294,331 Mass market gross table games win 7,701,236 6,539,887 Slot machine win 1,904,869 1,916,505 Poker revenues 139,368 151,395 Commissions (8,879,840) (8,195,406) Total casino revenues 29,536,047 26,706,712 (2) Promotional allowances are excluded from revenues in the accompanying consolidated statement of profi t or loss and other comprehensive income prepared in accordance with IFRS. Management also evaluates non-casino revenues on an adjusted basis. The following table presents a reconciliation of net non-casino revenues as reported in our consolidated statement of profi t or loss and other comprehensive income to gross non-casino revenues calculated on the adjusted basis. The adjusted non-casino revenues as presented below are used for management reporting purposes and are not representative of revenues as determined under IAS 18.

13Annual Report 2013 Management Discussion and Analysis For the year ended 31 December 2013 2012 HK$ HK$ (in thousands) Room revenues 114,546 143,061 Promotional allowances 774,683 769,782 Adjusted room revenues 889,229 912,843 Food and beverage revenues 189,308 185,109 Promotional allowances 567,812 571,096 Adjusted food and beverage revenues 757,120 756,205 Retail and other revenues 1,500,953 1,417,342 Promotional allowances 44,151 51,810 Adjusted retail and other revenues 1,545,104 1,469,152 (3) Mass market customers purchase gaming chips at either the gaming tables or the casino cage. Chips purchased at the casino cage are excluded from table games drop and will increase the expected win percentage. With the increased purchases at the casino cage, we believe the relevant indicator of volumes in the mass market should be table games win. (4) For purposes of this table, we calculate average number of gaming tables and average number of slots as the average number of gaming tables and slot machines in service on each day in the year. (5) Daily gross win per gaming table and daily win per slot are presented in this table on the basis of the average number of gaming tables and average number of slots, respectively, over the number of days Wynn Macau and Encore were open in the applicable year. In addition, the total table games win fi gures used herein do not correspond to casino revenues fi gures in our fi nancial statements, because fi gures in our fi nancial statements are calculated net of commissions and the total table games win herein is calculated before commissions.

14 Wynn Macau, Limited Management Discussion and Analysis Discussion of Results of Operations Financial results for the year ended 31 December 2013 compared to fi nancial results for the year ended 31 December 2012 Operating Revenues Total operating revenues increased by 10.2% from HK$28.5 billion in 2012 to HK$31.3 billion in 2013. This increase was primarily due to higher gaming volume in our VIP casino and a higher win percentage in our VIP casino and mass casino during 2013 compared to 2012. Casino Revenues Casino revenues increased by 10.6%, from HK$26.7 billion (93.9% of total operating revenues) in 2012 to HK$29.5 billion (94.2% of total operating revenues) in 2013. The components and reasons are as follows: VIP casino gaming operations. VIP gross table games win increased by 9%, from HK$26.3 billion in 2012 to HK$28.7 billion in 2013. VIP table games turnover increased by 3.1%, from HK$925.2 billion in 2012 to HK$954.0 billion in 2013. VIP gross table games win as a percentage of turnover (calculated before commissions) increased from 2.84% in 2012 to 3.01% in 2013 which was slightly above our expected range of 2.7% to 3.0%. Mass market casino gaming operations. Mass market gross table games win increased by 17.8%, from HK$6.5 billion in 2012 to HK$7.7 billion in 2013. Mass market table games drop decreased by 4.7% from HK$21.4 billion in 2012 to HK$20.4 billion in 2013. The mass market gross table games win percentage was 30.5% in 2012 compared to 37.7% in 2013. Slot machine gaming operations. Slot machine win remained essentially fl at at HK$1.9 billion in 2012 and HK$1.9 billion in 2013. Slot machine handle increased by 3.2%, from HK$36.4 billion in 2012 to HK$37.6 billion in 2013. Slot machine win per unit per day increased by 8.2% from HK$5,567 in 2012 to HK$6,024 in 2013. Slot machine win per unit per day increased primarily due to a decline in the average number of slot machines from 941 in 2012 to 866 in 2013. Non-casino Revenues Net non-casino revenues, which include room, food and beverage and retail revenues, increased by 3.4% from HK$1,745.5 million (6.1% of total operating revenues) in 2012 to HK$1,804.8 million (5.8% of total operating revenues) in 2013.

Annual Report 2013 | 15

Management Discussion and Analysis

Rooms. Our room revenues, which exclude promotional allowances in our consolidated statement of profit or loss and other comprehensive income, decreased by 19.9% from HK$143.1 million in 2012 to HK$114.5 million in 2013.

Management also evaluates room revenues on an adjusted basis which include promotional allowances. Adjusted room revenues including promotional allowances decreased by 2.6% from HK$912.8 million in 2012 to HK$889.2 million in 2013.

During the second quarter of 2013, we began a renovation of approximately 600 guest rooms in the original Wynn Macau tower contributing to an approximate 4.8% reduction in the number of available room-nights compared to 2012. We completed the guest room renovation in December 2013.

The following table presents additional information about our adjusted room revenues (which include promotional allowances):

Adjusted room revenues information

	For the year ended 31 December	
	2013	2012
Adjusted Average Daily Rate (includes promotional allowances of HK$2,127 in 2013 and HK$2,071 in 2012)	**HK$2,431**	HK$2,447
Occupancy	**95.5%**	93.0%
Adjusted REVPAR (includes promotional allowances of HK$2,031 in 2013 and HK$1,925 in 2012)	**HK$2,321**	HK$2,275

Food and beverage. Food and beverage revenues, which exclude promotional allowances in our consolidated statement of profit or loss and other comprehensive income, increased by 2.3% from HK$185.1 million in 2012 to HK$189.3 million in 2013.

Management also evaluates food and beverage revenues on an adjusted basis including promotional allowances. Food and beverage revenues adjusted to include these promotional allowances remained essentially flat from HK$756.2 million in 2012 to adjusted revenues of HK$757.1 million in 2013.

16 Wynn Macau, Limited Management Discussion and Analysis Retail and other. Our retail and other revenues, which exclude promotional allowances in our consolidated statement of profi t or loss and other comprehensive income increased by 5.9% from HK$1,417.3 million in 2012 to HK$1,501.0 million in 2013. This increase is primarily due to stronger business in our leased stores. Management also evaluates retail and other revenues on an adjusted basis which includes promotional allowances. Adjusted retail and other revenues including promotional allowances increased by 5.2% from HK$1,469.2 million in 2012 to HK$1,545.1 million in 2013. The increase is primarily due to stronger business in our leased stores. Operating Costs and Expenses Gaming taxes and premiums. Gaming taxes and premiums increased by 10.0%, from HK$13.8 billion in 2012 to HK$15.1 billion in 2013. This increase from 2012 to 2013 was due to increased gross gaming win in both our VIP casino and mass market casino. Wynn Macau is subject to a 35% gaming tax on gross gaming win. In addition, Wynn Macau is also required to pay 4% of its gross gaming win as contributions for public development and social facilities. Staff costs. Staff costs increased from HK$2.2 billion in 2012 to HK$2.4 billion in 2013. The increase was primarily due to the salary increases implemented in 2013. Other operating expenses. Other operating expenses increased by 6.7%, from HK$4.8 billion in 2012 to HK$5.1 billion in 2013. The increase in other operating costs was primarily due to higher business volume related expenses such as gaming promoters’ commissions and royalty fees. Depreciation and amortization. Depreciation and amortization remained essentially fl at from HK$918.9 million in 2012 to HK$918.5 million in 2013. Property charges and other. Property charges and other decreased from HK$49.1 million in 2012 to HK$9.6 million in 2013. The decrease in property charges and other is due primarily to the sale of a diamond in 2013 which resulted in a gain of HK$29.6 million. Additionally, amounts in each period represent gain/loss on the sale of equipment and other asset as well as costs related to assets retired or abandoned as a result of renovating certain assets of Wynn Macau in response to customer preferences and changes in market demand. As a result of the foregoing, total operating costs and expenses increased by 8.2%, from HK$21.8 billion in 2012 to HK$23.5 billion in 2013.

17Annual Report 2013 Management Discussion and Analysis Finance Revenues Finance revenues increased from HK$83.8 million in 2012 to HK$110.9 million in 2013. The increase is mainly due to higher cash balances during 2013. During 2013 and 2012, our short-term investment strategy has been to preserve capital while retaining suffi cient liquidity. While we have recently invested in certain corporate debt securities which contributed to the increase in interest income, the majority of our short-term investments are primarily in fi xed deposits with a maturity of three months or less. Finance Costs Finance costs increased by 17.8%, from HK$294.3 million in 2012 to HK$346.7 million in 2013. Finance costs increased in 2013 primarily due to the increase in amounts outstanding under the Amended Wynn Macau Credit Facility and the issuance of WML 2021 Notes in October 2013. Interest Rate Swaps As required under the terms of our various credit facilities, we have entered into agreements which swap a portion of the interest on our loans from fl oating to fi xed rates. These transactions do not qualify for hedge accounting. Changes in the fair value of our interest rate swaps are recorded as an increase or decrease in swap fair value during each year. We recorded a loss of HK$9.8 million in 2012 compared to a gain of HK$110.5 million for 2013 resulting from the decrease and increase in the fair value of our interest rate swaps in 2012 and 2013, respectively. Income Tax Expense Income tax expense was HK$15.0 million in 2012 and 2013. Current income tax expense primarily relates to income tax expense of our subsidiaries owning WRM’s shares under the WRM Shareholder Dividend Tax Agreement. Net Profi t Attributable to Owners of the Company As a result of the foregoing, net profi t attributable to owners of the Company increased by 19.6%, from HK$6.4 billion in 2012 to HK$7.7 billion in 2013.

18 Wynn Macau, Limited Management Discussion and Analysis LIQUIDITY AND CAPITAL RESOURCES Capital Resources Since Wynn Macau opened in 2006, we have generally funded our working capital and recurring expenses as well as capital expenditures from cash fl ow from operations and cash on hand. Our cash balances at 31 December 2013 were HK$14.1 billion. Such cash is available for operations, new development activities, development of Wynn Palace and enhancements to Wynn Macau and Encore. In addition, we have HK$1.6 billion of restricted cash for Wynn Palace related construction and development costs. On 31 July 2012, WRM expanded its availability under its senior secured bank facility to HK$17.9 billion equivalent consisting of a HK$5.8 billion equivalent fully funded senior secured term loan facility and a HK$12.1 billion equivalent senior secured revolving credit facility. On 30 July 2013, WRM exercised its option to increase the senior term loan facility by approximately HK$1.6 billion pursuant to the pre-existing terms and provisions of the Amended Wynn Macau Credit Facilities. The HK$1.6 billion additional term loan facility was fully funded as of 31 July 2013 and is required to be used for the payment of certain Wynn Palace related construction and development costs. On 16 October 2013, the Company issued 5.25% senior notes due 2021 for an aggregate principal amount of US$600 million (approximately HK$4.7 billion). The Company received net proceeds of US$591.0 million (approximately HK$4.6 billion) from the offering of the WML 2021 Notes after deducting commissions and expenses of the offering and will use the net proceeds for working capital requirements and general corporate purposes. Investments As at 31 December 2013, the Group had net investments in Offshore RMB denominated debt securities with maturities within one year that amounted to Offshore RMB29.7 million (approximately HK$38.0 million) compared to RMB338.7 million (approximately HK$421.8 million) as at 31 December 2012.

19Annual Report 2013 Management Discussion and Analysis Gearing Ratio The gearing ratio is a key indicator of our Group’s capital structure. The gearing ratio is net debt divided by total capital plus net debt. The table below presents the calculation of our gearing ratio as at 31 December 2013 and 2012. As at 31 December 2013 2012 HK$ HK$ (in thousands except for percentages) Interest-bearing borrowings, net 11,683,461 5,493,770 Accounts payable 1,810,427 968,737 Land premium payables 590,555 807,104 Construction retention payables 121,222 4,736 Other payables and accruals 7,070,920 5,436,012 Amounts due to related companies 287,638 230,930 Other liabilities 116,829 128,433 Less: cash and cash equivalents (14,130,433) (10,475,370) restricted cash and cash equivalents (1,550,340) (768,654) Net debt 6,000,279 1,825,698 Equity 9,212,842 10,500,670 Total capital 9,212,842 10,500,670 Capital and net debt 15,213,121 12,326,368 Gearing ratio 39.4% 14.8%

20 Wynn Macau, Limited

Management Discussion and Analysis

Cash Flows

The following table presents a summary of the Group's cash flows for the years ended 31 December 2013 and 2012.

	For the year ended 31 December	
	2013	2012
	HK$	HK$
	(in millions)	
Net cash generated from operating activities	**10,525.1**	7,081.7
Net cash used in investing activities	**(3,566.6)**	(2,078.7)
Net cash (used in) from financing activities	**(3,327.3)**	299.0
Net increase in cash and cash equivalents	**3,631.2**	5,302.0
Cash and cash equivalents at beginning of year	**10,475.4**	5,156.7
Effect of foreign exchange rate changes, net	**23.8**	16.7
Cash and cash equivalents at end of year	**14,130.4**	10,475.4

Net cash generated from operating activities

Our net cash generated from operating activities is primarily affected by operating profit generated by our Macau Operations and changes in our working capital. Net cash from operating activities was HK$10.5 billion in 2013 compared to HK$7.1 billion in 2012.

Operating profit was HK$7.8 billion in 2013 compared to HK$6.7 billion in 2012.

Net cash used in investing activities

Net cash used in investing activities was HK$3.6 billion in 2013, compared to HK$2.1 billion in 2012. Major expenditures made in 2013 included capital expenditures of HK$3.4 billion related to site preparation costs and piling works for Wynn Palace and renovations to enhance and refine the Macau Operations. In addition, net cash used in investing activities included HK$781.7 million in restricted cash, HK$390.5 million in proceeds from available-for-sale investments that matured and HK$158.2 million in proceeds from the sale of certain assets. Major expenditures made in 2012 included capital expenditures of HK$1.1 billion related primarily to site preparation costs and piling works for Wynn Palace and renovation projects to enhance and refine the Macau operations, and a HK$389.0 million payment to an unrelated third party in consideration of that party's relinquishment of certain rights in and to any future development of the Cotai Land.

Annual Report 2013 | 21

Management Discussion and Analysis

Net cash (used in) from financing activities

Net cash used in financing activities was HK$3.3 billion during 2013 compared to HK$299.0 million net cash from financing activities during 2012. The increase in net cash used in financing activities was due to the HK$9.0 billion dividend payments made in 2013 offset by the HK$4.6 billion net proceeds from the WML 2021 Notes and the HK$1.6 billion net proceeds from the increase in the senior term loan facility. During 2012, cash from financing activities was primarily due to the HK$1.0 billion net proceeds from the refinancing of the Wynn Macau Credit Facilities.

Indebtedness

The following table presents a summary of our indebtedness as at 31 December 2013 and 2012.

Indebtedness information

	As at 31 December	
	2013	2012
	HK$	HK$
	(in thousands)	
Bank loans	**7,389,170**	5,838,167
Senior notes	**4,652,505**	—
Less: debt financing costs, net	**(358,214)**	(344,397)
Total interest-bearing borrowings, net	**11,683,461**	5,493,770

The Group had approximately HK$12.1 billion available to draw under the Amended Wynn Macau Credit Facilities as at 31 December 2013.

Amended Wynn Macau Credit Facilities

Overview

As at 31 December 2013, WRM's credit facilities consisted of HK$19.5 billion in a combination of Hong Kong dollar and U.S. dollar facilities, including a HK$7.4 billion equivalent fully funded senior term loan facility and a HK$12.1 billion equivalent senior revolving credit facility. The facilities, specifically the fully funded term loan, were used to refinance WRM's then existing indebtedness and approximately HK$1.6 billion is being held for payment of certain Wynn Palace construction and development costs. Future borrowings under the facilities may be used for a variety of purposes, including investment in our Wynn Palace project, further enhancements at our resort, and general corporate purposes.

22 Wynn Macau, Limited Management Discussion and Analysis On 30 July 2013, WRM exercised its option to increase the senior term loan facility by approximately HK$1.6 billion pursuant to the pre-existing terms and provisions of the Amended Wynn Macau Credit Facilities. The HK$1.6 billion additional term loan facility was fully funded as of 31 July 2013 and is required to be used for the payment of certain Wynn Palace related construction and development costs. The HK$7.4 billion equivalent term loan facility matures in July 2018 with the principal amount of the term loan to be repaid in two installments in July 2017 and July 2018. The fi nal maturity for the revolving credit facility is July 2017, by which date any outstanding revolving loans must be repaid. The senior secured facilities bears interest at a rate of LIBOR or HIBOR plus a margin of between 1.75% and 2.50% depending on WRM’s leverage ratio. Security and Guarantees Borrowings under the Amended Wynn Macau Credit Facilities are guaranteed by Palo and by certain subsidiaries of the Company that own equity interests in WRM, and are secured by substantially all of the assets of WRM, the equity interests in WRM and, substantially all of the assets of Palo. With respect to the Concession Agreement and WRM’s land concession agreement, the WRM lenders have certain cure rights and consultation rights with the Macau government upon an enforcement by the lenders. Second Ranking Lender WRM is also party to a bank guarantee reimbursement agreement with Banco National Ultramarino S.A. to secure a guarantee in favor of the Macau government which guarantee is required under the Concession Agreement. The amount of this guarantee is MOP300 million (approximately HK$291.3 million) and it lasts until 180 days after the end of the term of the Concession Agreement. The guarantee assures WRM’s performance under the Concession Agreement, including the payment of certain premiums, fi nes and indemnities for breach. The guarantee is secured by a second priority security interest in the same collateral package securing the Amended Wynn Macau Credit Facilities. Other Terms The Amended Wynn Macau Credit Facilities contain representations, warranties, covenants and events of default customary for casino development fi nancings in Macau. The Directors confi rm that there is no non-compliance with the fi nancial covenants or general covenants contained in the Amended Wynn Macau Credit Facilities. The Company is not a party to the credit facilities agreement and related agreements and has no rights or obligations thereunder.

23Annual Report 2013 Management Discussion and Analysis WML 2021 Notes On 16 October 2013, the Company issued 5.25% senior notes due 2021 for an aggregate principal amount of US$600 million (approximately HK$4.7 billion). The Company received net proceeds of US$591.0 million (approximately HK$4.6 billion) from the offering of the WML 2021 Notes after deducting commissions and expenses of the offering and will use the net proceeds for working capital requirements and general corporate purposes. The WML 2021 Notes, which are listed on the Hong Kong Stock Exchange, mature in October 2021. Subsequent to the reporting period, on 20 March 2014, the Company issued 5.25% fi xed rate, unsecured senior notes due 2021 for an aggregate principal amount of US$750 million (approximately HK$5.9 billion). The WML 2021 Additional Notes have the same terms and conditions as those of the WML 2021 Notes save for the issue date and purchase price, and are also listed on the Hong Kong Stock Exchange. The Company received estimated net proceeds of US$749 million (approximately HK$5.8 billion) from the offering of the WML 2021 Additional Notes after including the premiums and deducting the commissions and estimated expenses of the offering and excluding the receipt of accrued interest. The Company will use the net proceeds for working capital and general corporate purposes. QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK Market risk is the risk of loss arising from adverse changes in market rates and conditions, such as infl ation, interest rates, and foreign currency exchange rates. Foreign Exchange Risks The fi nancial statements of foreign operations are translated into Hong Kong dollars, the Company’s functional and presentation currency, for incorporation into the consolidated fi nancial statements. The majority of our assets and liabilities are denominated in U.S. dollars, Hong Kong dollars, Macau patacas and Offshore RMB, and there are no signifi cant assets and liabilities denominated in other currencies. Assets and liabilities are translated at the prevailing foreign exchange rates in effect at the end of the reporting period. Income, expenditures and cash fl ow items are measured at the actual foreign exchange rates or average foreign exchange rates for the period. The Hong Kong dollar is linked to the U.S. dollar and the exchange rate between these two currencies has remained relatively stable over the past several years. The Macau pataca is pegged to the Hong Kong dollar, and in many cases the two currencies are used interchangeably in Macau. However, the exchange linkages of the Hong Kong dollar and the Macau pataca, and the Hong Kong dollar to the U.S. dollar, are subject to potential changes due to, among other things, changes in governmental policies and international economic and political developments. Our Group is also exposed to foreign exchange risk arising with respect to the Offshore RMB, which does not have pegged exchange linkages to the U.S. dollar, Hong Kong dollar or Macau pataca.

24 Wynn Macau, Limited

Management Discussion and Analysis

Interest Rate Risks

One of our primary exposures to market risk is interest rate risk associated with our credit facilities, which bear interest based on floating rates. We attempt to manage interest rate risk by managing the mix of long-term fixed rate borrowings and variable rate borrowings supplemented by hedging activities as considered necessary. We cannot assure you that these risk management strategies will have the desired effect, and interest rate fluctuations could have a negative impact on our results of operations.

As at 31 December 2013, the Group had three interest rate swap agreements intended to manage a portion of the underlying interest rate risk on borrowings under the Amended Wynn Macau Credit Facilities. Under two swap agreements, the Group pays a fixed interest rate of 0.73% on borrowings of approximately HK$3.95 billion incurred under the Amended Wynn Macau Credit Facilities in exchange for receipts on the same amount at a variable interest rate based on the applicable HIBOR at the time of payment. These interest rate swaps fixes the all-in interest rate on approximately HK$3.95 billion of borrowings under the Amended Wynn Macau Credit Facilities at approximately 2.48%. These interest rate swap agreements mature in July 2017.

Under the third swap agreement, the Group pays a fixed interest rate of 0.6763% on borrowing of US$243.8 million (approximately HK$1.8 billion) incurred under the Amended Wynn Macau Credit Facilities in exchange for receipts on the same amount at a variable interest rate based on the applicable LIBOR at the time of payment. This interest rate swap fixes the all-in interest rate on US$243.8 million (approximately HK$1.8 billion) of borrowings under the Amended Wynn Macau Credit Facilities at approximately 2.43%. This interest rate swap agreement matures in July 2017.

The carrying value of these interest rate swaps on the consolidated statement of financial position approximates its fair value. The fair value approximates the amount the Group would pay if these contracts were settled at the respective valuation dates. Fair value is estimated based upon current, and predictions of future interest rate levels along a yield curve, the remaining duration of the instruments and other market conditions and, therefore, is subject to significant estimation and a high degree of variability of fluctuation between periods. We adjust this amount by applying a non-performance valuation, considering its creditworthiness or the creditworthiness of its counterparties at each settlement date, as applicable. These transactions do not qualify for hedge accounting. Accordingly, changes in the fair values during the years ended 31 December 2013 and 2012, were charged to the consolidated statement of profit or loss and other comprehensive income.

To the extent there are any liabilities of Wynn Macau under the swap agreement, such liabilities are secured by the same collateral package securing the Amended Wynn Macau Credit Facilities.

25Annual Report 2013 Management Discussion and Analysis OFF BALANCE SHEET ARRANGEMENTS We have not entered into any transactions with special purpose entities nor do we engage in any transactions involving derivatives except for interest rate swaps. We do not have any retained or contingent interest in assets transferred to an unconsolidated entity. OTHER LIQUIDITY MATTERS We expect to fund our operations and capital expenditure requirements from operating cash fl ows, cash on hand and funds available under the Amended Wynn Macau Credit Facilities. However, we cannot be sure that operating cash fl ows will be suffi cient for those purposes. We may refi nance all or a portion of our indebtedness on or before maturity. We cannot be sure that we will be able to refi nance any of the indebtedness on acceptable terms or at all. New business developments (including our development of Wynn Palace) or other unforeseen events may occur, resulting in the need to raise additional funds. There can be no assurances regarding the business prospects with respect to any other opportunity. Any other development would require us to obtain additional fi nancing. In the ordinary course of business, in response to market demands and client preferences, and in order to increase revenues, we have made and will continue to make enhancements and refi nements to our resort. We have incurred and will continue to incur capital expenditures related to these enhancements and refi nements. Taking into consideration our fi nancial resources, including our cash and cash equivalents, internally generated funds and availability under the Amended Wynn Macau Credit Facilities, we believe that we have suffi cient liquid assets to meet our working capital and operating requirements for the following 12 months. RELATED PARTY TRANSACTIONS For details of the related party transactions, see note 28 to the Financial Statements. Our Directors confi rm that all related party transactions are conducted on normal commercial terms, and that their terms are fair and reasonable.

26 Wynn Macau, Limited Directors and Senior Management OUR DIRECTORS The following table presents certain information in respect of the members of our Board. Members of our Board Name Age Position Date of Appointment Stephen A. Wynn 72 Chairman of the Board, Executive Director and Chief Executive Offi cer 16 September 2009 Gamal Mohammed Abdelaziz 57 Executive Director and President 29 March 2014 Linda Chen 47 Executive Director and Chief Operating Offi cer 16 September 2009 Ian Michael Coughlan 54 Executive Director 16 September 2009 Matthew O. Maddox 38 Non-executive Director 28 March 2013 Jeffrey Kin-fung Lam, GBS, JP 62 Independent Non-executive Director 16 September 2009 Bruce Rockowitz 55 Independent Non-executive Director 16 September 2009 Nicholas Sallnow-Smith 64 Independent Non-executive Director 16 September 2009 Allan Zeman, GBM, GBS, JP 65 Vice-chairman of the Board and Independent Non-executive Director* 16 September 2009 * Dr. Allan Zeman was re-designated from non-executive Director to independent non-executive Director of the Company effective from 29 March 2014. The biography of each Director is set out below: Executive Directors Mr. Stephen A. Wynn, aged 72, has been a Director of the Company since its inception and an executive Director, the Chairman of the Board of Directors and Chief Executive Offi cer of the Company since 16 September 2009. Mr. Wynn was also the President of the Company from September 2009 to January 2014. Mr. Wynn has served as Director, Chairman and Chief Executive Offi cer of WRM since October 2001. Mr. Wynn has also served as Chairman and Chief Executive Offi cer of Wynn Resorts, Limited since June 2002. Mr. Wynn has over 40 years of experience in the gaming casino industry. From April 2000 to September 2002, Mr. Wynn was the managing member

27Annual Report 2013 Directors and Senior Management of Valvino Lamore, LLC, the predecessor and a current wholly owned subsidiary of Wynn Resorts, Limited. Mr. Wynn also serves as an offi cer and/or director of several subsidiaries of Wynn Resorts, Limited. Mr. Wynn served as Chairman, President and Chief Executive Offi cer of Mirage Resorts, Inc. and its predecessor, Golden Nugget Inc., between 1973 and 2000. Mr. Wynn developed and opened The Mirage, Treasure Island and Bellagio in 1989, 1993 and 1998, respectively. In 2011, Barron’s ranked Mr. Wynn as one of the world’s 30 best CEOs. Mr. Gamal Mohammed Abdelaziz, aged 57, is the President of the Company and was appointed as executive Director effective from 29 March 2014. Mr. Aziz also serves as President and Chief Operating Offi cer of Wynn Resorts Development LLC, a subsidiary of Wynn Resorts, Limited. Prior to joining Wynn Resorts Development LLC, Mr. Aziz served as President and Chief Executive Offi cer of MGM Hospitality, LLC, a division of MGM Resorts International, where he was responsible for developing and operating luxury hotels throughout the world under the Bellagio, MGM Grand and Skylofts brands. Prior to that, Mr. Aziz served as President and Chief Operating Offi cer of MGM Grand Hotel & Casino in Las Vegas; and as Senior Vice President of the Bellagio Hotel and Resort in Las Vegas. In addition, Mr. Aziz has held senior management roles at various hotels and gaming properties in the United States, including Caesars Palace in Las Vegas, The Plaza Hotel in New York City, the Westin Hotel in Washington, D.C., and the St. Francis in San Francisco. Mr. Aziz is more widely known as “Gamal Aziz” and is typically referred to as such in the Company’s communications. Ms. Linda Chen, aged 47, has been an executive Director and the Chief Operating Offi cer of the Company since 16 September 2009 and Chief Operating Offi cer of WRM since June 2002. Ms. Chen is responsible for the marketing and strategic development of WRM. Ms. Chen served as a director of Wynn Resorts, Limited from October 2007 to 13 December 2012 and is the President of WIML. In these positions, she is responsible for the set-up of international marketing operations of Wynn Resorts, Limited. Prior to joining the Group, Ms. Chen was Executive Vice President — International Marketing at MGM Mirage, a role she held from June 2000 until May 2002, and was responsible for the international marketing operations for MGM Grand, Bellagio and The Mirage. Prior to this position, Ms. Chen served as the Executive Vice President of International Marketing for Bellagio and was involved with its opening in 1998. She was also involved in the opening of the MGM Grand in 1993 and The Mirage in 1989. Ms. Chen is also a member of the Nanjing Committee of the Chinese People’s Political Consultative Conference (Macau). Ms. Chen holds a Bachelor of Science Degree in Hotel Administration from Cornell University in 1989 and completed the Stanford Graduate School of Business Executive Development Program in 1997. Mr. Ian Michael Coughlan, aged 54, has been an executive Director of the Company since 16 September 2009. Mr. Coughlan is also the President of WRM, a position he has held since July 2007. In this role, he is responsible for the entire operation and development of Wynn Macau. Prior to this role, Mr. Coughlan was Director of Hotel Operations — Worldwide for Wynn Resorts, Limited. Mr. Coughlan has over 30 years of hospitality experience with leading hotels across Asia, Europe and the

28 Wynn Macau, Limited Directors and Senior Management United States. Before joining Wynn Resorts, Limited, he spent ten years with The Peninsula Group, including posts as General Manager of The Peninsula Hong Kong from September 2004 to January 2007, and General Manager of The Peninsula Bangkok from September 1999 to August 2004. His previous assignments include senior management positions at The Oriental Singapore, and a number of Ritz-Carlton properties in the United States. Mr. Coughlan holds a Diploma from Shannon College of Hotel Management, Ireland. Non-executive Director Mr. Matthew O. Maddox, aged 38, was appointed as a non-executive Director of the Company and a member of the Remuneration Committee on 28 March 2013. Since November 2013, he has served as the President and Chief Financial Offi cer of Wynn Resorts, Limited. From March 2008 to November 2013, Mr. Maddox was the Chief Financial Offi cer and Treasurer of Wynn Resorts, Limited. Since joining Wynn Resorts in 2002, Mr. Maddox has served as Wynn Resorts’ Senior Vice President of Business Development and Treasurer, as the Senior Vice President of Business Development for Wynn Las Vegas, LLC, as the Chief Financial Offi cer of WRM, and as Wynn Resorts’ Treasurer and Vice President-Investor Relations. Mr. Maddox also serves as an offi cer of several subsidiaries of Wynn Resorts, Limited. Prior to joining Wynn Resorts, Limited in 2002, Mr. Maddox worked in Corporate Finance for Caesars Entertainment, Inc. (formerly Park Place Entertainment, Inc.). Before joining Park Place Entertainment, Mr. Maddox worked as an investment banker for Bank of America Securities in the Mergers and Acquisitions Department. Independent non-executive Directors Mr. Jeffrey Kin-fung Lam, GBS, JP, aged 62, has been an independent non-executive Director of the Company since 16 September 2009. Mr. Lam was appointed as a non-offi cial member of the Hong Kong Executive Council in October 2012. Mr. Lam is also a member of the National Committee of the Chinese People’s Political Consultative Conference, a member of the Hong Kong Legislative Council, the Chairman of the Assessment Committee of Mega Events Funds, a member of the board of the West Kowloon Cultural District Authority, a member of the board of Hong Kong Airport Authority, a member of the Fight Crime Committee in Hong Kong and a member of Independent Commission Against Corruption (ICAC) Complaints Committee. Mr. Lam is also a General Committee Member of the Hong Kong General Chamber of Commerce and the Vice-Chairman of The Hong Kong Shippers’ Council. In addition, Mr. Lam is an independent non-executive director of CC Land Holdings Limited, Hsin Chong Construction Group Ltd., China Overseas Grand Oceans Group Limited, Sateri Holdings Limited, Chow Tai Fook Jewellery Group Limited and Shougang Concord Technology Holdings Ltd., all of which are listed on the Hong Kong Stock Exchange. In 1996, Mr. Lam was appointed Justice of the Peace in Hong Kong and became a member of the Most Excellent Order of the British Empire. He was awarded the honor of the Gold Bauhinia Star in July 2011 and the Silver Bauhinia Star in 2004. Mr. Lam was conferred University Fellow of

29Annual Report 2013 Directors and Senior Management Tufts University in the United States and Hong Kong Polytechnic University in 1997 and in 2000, respectively. Mr. Bruce Rockowitz, aged 55, has been an independent non-executive Director of the Company since 16 September 2009. Mr. Rockowitz is also the Group President and Chief Executive Offi cer of Li & Fung Limited, a company listed on the Hong Kong Stock Exchange. Mr. Rockowitz has been an executive director of Li & Fung Limited since 2001 and was the co-founder and Chief Executive Offi cer of Colby International Limited, a large Hong Kong buying agent, prior to the sale of Colby International Limited to Li & Fung Limited in 2000. In addition to his position at Li & Fung, Mr. Rockowitz is the non-executive Chairman of The Pure Group, a lifestyle, fi tness and yoga group operating in Hong Kong, Singapore, Taiwan and mainland China. He is a member of the Advisory Board for the Wharton School’s Jay H Baker Retailing Center, an industry research center for retail at the University of Pennsylvania. He is also a board member of the Education Foundation for Fashion Industries, the private fund-raising arm of the Fashion Institute of Technology, New York. In March 2012, he became a member of the Global Advisory Council of the Women’s Tennis Association (WTA). In 2008, Mr. Rockowitz was ranked fi rst by Institutional Investor for Asia’s Best CEOs in the consumer category. In the years 2010 and 2011, he was also ranked as one of the world’s 30 best CEOs by Barron’s. In 2011, he was presented with the Alumni Achievement Award by the University of Vermont. In 2012, Mr. Rockowitz was named Asia’s Best CEO at Corporate Governance Asia’s Excellence Recognition Awards, and he was also presented with an Asian Corporate Director Recognition Award by the same organization in 2012 and 2013. Mr. Nicholas Sallnow-Smith, aged 64, has been an independent non-executive Director of the Company since 16 September 2009. Mr. Sallnow-Smith has also served as the Chairman and an independent non-executive director of The Link Management Limited since April 2007 and is also Chairman of the Link Management Limited’s Finance and Investment, and Nominations Committees. The Link Management Limited is the manager to the Link Real Estate Investment Trust, a company listed on the Hong Kong Stock Exchange. Mr. Sallnow-Smith is also a non-executive director of Unitech Corporate Parks Plc., a company listed on the London Stock Exchange in the Alternative Investment Market (“AIM”) and a non-executive director of Aviva Life Insurance Company Limited in Hong Kong. Prior to joining The Link Management Limited, Mr. Sallnow-Smith was Chief Executive of Hongkong Land Holdings Limited from February 2000 to March 2007. He has a wide ranging fi nance background in Asia and the United Kingdom for over 30 years, including his roles as Finance Director of Hongkong Land Holdings Limited from 1998 to 2000 and as Group Treasurer of Jardine Matheson Limited from 1993 to 1998. Mr. Sallnow-Smith’s early career was spent in the British Civil Service, where he worked for Her Majesty’s Treasury in Whitehall, London from 1975 to 1985. During that time, he was seconded for two years to Manufacturers Hanover London, working in export fi nance and in their merchant

30 Wynn Macau, Limited Directors and Senior Management banking division, Manufacturers Hanover Limited. He left the Civil Service in 1985, following a period working in the International Finance section of H. M. Treasury on Paris Club and other international debt policy matters, and spent two years with Lloyds Merchant Bank before moving into the corporate sector in 1987. Mr. Sallnow-Smith served as the Convenor of the Hong Kong Association of Corporate Treasurers from 1996 to 2000, as Chairman of the Matilda Child Development Centre in 1994 and 1995 and as chairman of the Matilda International Hospital from 2003 to 2005. He is the Chairman of the Hong Kong Youth Arts Foundation, a member of the Council of the Treasury Markets Association (Hong Kong Association of Corporate Treasurers Representative) and the Chairman of the General Committee of The British Chamber of Commerce in Hong Kong. He is also a director of The Photographic Heritage Foundation Hong Kong and a Councillor of the Foundation for the Arts and Music Limited in Asia. He became a member of the Financial Reporting Council of Hong Kong in December 2012. Mr. Sallnow-Smith was educated at Gonville & Caius College, Cambridge, and the University of Leicester and is a Fellow of the Association of Corporate Treasurers. He holds M.A. (Cantab) and M.A. (Soc. of Ed.) Degrees. Dr. Allan Zeman, GBM, GBS, JP, aged 65, has been a Director of the Company since its inception and a non-executive Director of the Company since 16 September 2009 and is the Vice Chairman of the Company. Effective from 29 March 2014, Dr. Zeman became an independent non-executive Director of the Company. He was also a non-executive director of Wynn Resorts, Limited, from October 2002 to 13 December 2012. Dr. Zeman founded The Colby International Group in 1975 to source and export fashion apparel to North America. In late 2000, The Colby International Group merged with Li & Fung Limited. Dr. Zeman is the Chairman of Lan Kwai Fong Holdings Limited. He is also the owner of Paradise Properties Group, a property developer in Thailand. Dr. Zeman is also Chairman of Ocean Park, a major theme park in Hong Kong. Dr. Zeman is Vice Patron of Hong Kong Community Chest and serves as a director of the “Star” Ferry Company, Limited. Dr. Zeman also serves as an independent non-executive director of Pacifi c Century Premium Developments Limited, Sino Land Company Limited and Tsim Sha Tsui Properties Limited, all of which are listed on the Hong Kong Stock Exchange. Having lived in Hong Kong for over 40 years, Dr. Zeman has been very involved in government services as well as community activities. Besides being the Chairman of Hong Kong Ocean Park since 2003, he is also a member of the General Committee of the Hong Kong General Chamber

Annual Report 2013 | 31

Directors and Senior Management

of Commerce. Dr. Zeman also serves as a Member of the Board of West Kowloon Cultural District Authority, and the chairman of its Performing Arts Committee. He is also the member of the Economic Development Commission Working Group on Convention and Exhibition Industries and Tourism of the Government of Hong Kong.

In 2001, Dr. Zeman was appointed a Justice of the Peace in Hong Kong. He was awarded the Gold Bauhinia Star in 2004 and the Grand Bauhinia Medal in 2011. In 2012, he was awarded Honorary Doctorate Degrees of Business Administration from City University of Hong Kong and University of Science and Technology of Hong Kong.

OUR SENIOR MANAGEMENT

The following table presents certain information concerning the senior management personnel of the Group (other than our Executive Directors).

Senior management

Name	Age	Position
Frank Xiao	46	President — Marketing (Wynn Macau)#
Frederic Jean-Luc Luvisutto	42	Chief Operating Officer — Wynn Palace
Charlie Ward	64	Executive Vice President — Casino Operations#
Jay M. Schall	40	Senior Vice President and General Counsel##, Senior Vice President — Legal#
Frank Anthony Cassella	36	Senior Vice President — Chief Financial Officer#
Robert Alexander Gansmo	44	Senior Vice President — Chief Financial Officer — Wynn Palace
Christophe Marie Jorcin	56	Senior Vice President — Food and Beverage#
Dianne Fiona Dennehy	58	Vice President — Main Floor Gaming#
Dennis Hudson	54	Vice President — Wynn Club Gaming#
Mo Yin Mok	52	Vice President — Human Resources#
Craig Arthur Raymond Mitchell	52	Assistant Vice President — Slot Operations#
Daniel Gorden Lawley	52	Executive Director — Security and Corporate Investigation#
Michael Derrington Harvey	64	President — Wynn Design and Development, Asia

Notes:

Position held in the Company.

Position held in WRM.

32 Wynn Macau, Limited Directors and Senior Management The biography of each member of the senior management team (other than our executive Directors) is set out below: Mr. Frank Xiao, aged 46, is the President — Marketing (Wynn Macau) of WRM, a position he has held since October 2012. Prior to this position, Mr. Xiao was the Senior Executive Vice President — Premier Marketing of WRM between August 2006 and October 2012. Mr. Xiao is responsible for providing leadership and guidance to the marketing team and staff, developing business and promoting Wynn Macau. Prior to this position, Mr. Xiao was the Senior Executive Vice President — China Marketing for WIML and Worldwide Wynn between 2005 until 2006. Prior to joining the Group, Mr. Xiao was the Senior Vice President of Far East Marketing at MGM Grand Hotel. During his 12 years at the MGM Grand Hotel, he was promoted several times from his fi rst position as Far East Marketing Executive in 1993. Mr. Xiao holds a Bachelor of Science Degree in Hotel Administration and a Master’s Degree in Hotel Administration from the University of Nevada, Las Vegas. Mr. Frederic Jean-Luc Luvisutto, aged 42, is the Chief Operating Offi cer — Wynn Palace, a position he has held since January 2014. Prior to this position, Mr. Luvisutto was the Managing Director of the Star Resort and Casino in Sydney, Australia. Before this he was the Managing Director of Jupiters Resort and Casino, Gold Coast, Australia. Mr. Luvisutto’s hospitality and gaming career spans 18 years and also includes appointments as Vice President of The Signature at MGM Grand in Las Vegas and Vice President — Hotel Operations at Monte Carlo Resort and Casino in Las Vegas. Mr. Luvisutto graduated from the Lausanne Hotel Management School, Switzerland. Mr. Charlie Ward, aged 64, is the Executive Vice President — Casino Operations of WRM, a position he has held since 1 March 2012. Mr. Ward is responsible for providing leadership and operational direction for WRM gaming operations. Mr. Ward has more than 40 years of experience in the gaming industry, having served at gaming companies including MGM and Wynn. Over his career Mr. Ward has gained experience in a wide range of assignments including customer/VIP relations, game protection and casino set up, opening and operations. Prior to this position, Mr. Ward held the position of Vice President of Table Games at Wynn | Encore Las Vegas between 2008 and 2012. Prior to joining the Group, Mr. Ward was at MGM Grand Hotel and Casino for 14 years and in 2007 was promoted to the pre-opening team of MGM Grand Macau as Vice President of VIP Gaming. Mr. Jay M. Schall, aged 40, is the Senior Vice President and General Counsel of the Company and Senior Vice President — Legal of WRM. He has held senior legal positions with WRM since May 2006. Mr. Schall has over fourteen years of experience in the legal fi eld, including nine years in Macau and Hong Kong. Prior to joining the Group, Mr. Schall practiced United States law at a major law fi rm in the United States and in Hong Kong. Mr. Schall is a member of the State Bar of Texas. Mr. Schall holds a Bachelor of Arts Degree from Colorado College, an MBA from Tulane University, Freeman School of Business and a Juris Doctor (magna cum laude, Order of the Coif) from Tulane University School of Law.

Annual Report 2013 | 33

Directors and Senior Management

Mr. Frank Anthony Cassella, aged 36, is the Senior Vice President — Chief Financial Officer of WRM, a position he has held since January 2014. Mr. Cassella is responsible for the management and administration of WRM's finance division. Prior to this position, Mr. Cassella worked at Wynn Resorts, Limited since 2006, most recently as the Executive-Director of Financial Reporting. Prior to joining the Group, Mr. Cassella practiced as a certified public accountant with firms in Las Vegas and New York, including PricewaterhouseCoopers and KPMG. Mr. Cassella graduated from the Pennsylvania State University, where he obtained a Bachelor of Science Degree in Accounting.

Mr. Robert Alexander Gansmo, aged 44, is the Senior Vice President — Chief Financial Officer — Wynn Palace, a position he has held since January 2014. Prior to taking this position, Mr. Gansmo was the Senior Vice President — Chief Financial Officer of WRM from April 2009 to January 2014, and the Director — Finance of WRM, a position he assumed in January 2007. Mr. Gansmo is responsible for the management and administration of Wynn Palace's finance division. Before joining WRM, Mr. Gansmo worked at Wynn Resorts, Limited, where he served as the Director of Financial Reporting from November 2002. Prior to joining the Group, Mr. Gansmo practiced as a certified public accountant with firms in Las Vegas, Washington and California, including KPMG Peat Marwick, Arthur Andersen, and Deloitte and Touche. Mr. Gansmo graduated in 1993 from California State University, Chico, where he obtained a Bachelor of Science Degree in Business Administration with a focus on accounting.

Mr. Christophe Marie Jorcin, aged 56, is the Senior Vice President — Food and Beverage of WRM, a position he has held since May 2013. Prior to this, he joined Wynn Las Vegas on 18 January 2013 and before this position, Mr. Jorcin was the Vice President — Food and Beverage Operation of Caesars Palace & Rio Las Vegas and the Vice President — Food and Beverage Operations of Harrah's, Flamingo and Imperial Palace in Las Vegas. Mr. Jorcin's food and beverage career spans over 30 years and also includes appointments as Vice President — Food and Beverage at Harrah's and Harvey's in Lake Tahoe, Nevada and Regional Director — Food and Beverage Operations, Eastern US Region for Wyndham International and Omni Inner Harbor Hotel in Baltimore, Maryland.

From 1975 to 1993, Mr. Jorcin served as a chef at many prestigious culinary establishments throughout France and the United States including the Michelin three-star Le Grand Vefour in Paris, where he was Chef de Partie under Chef de Cuisine Raymond Oliver in 1978.

Ms. Dianne Fiona Dennehy, aged 58, is the Vice President — Main Floor Gaming of WRM, a position she has held since September 2011. Ms. Dennehy is responsible for the overall operations of WRM's main floor table games operation. Prior to this position, she was the Assistant Vice President — Main Floor Gaming from September 2010 to August 2011, and from September 2005

34 Wynn Macau, Limited Directors and Senior Management through August 2010 she was the Director — Main Floor Gaming. Ms. Dennehy has over 40 years of experience in the casino industry and has experience in such areas as table games operations, card room operations, cash desk, slots, VIP, guest relations, human resources and training and development. Prior to joining the Group, Ms. Dennehy was involved in the opening of a number of the casino properties in Australia, and has also opened properties in Sri Lanka, Yugoslavia and Egypt. She also has six years of experience in human resources, which she gained as the Human Resources Operations Manager at Star City, Sydney, Australia. Mr. Dennis Hudson, aged 54, is the Vice President — Wynn Club Gaming of WRM, a position he has held since April 2012. Mr. Hudson is responsible for overseeing, managing and leading the operations of all casino gaming in Wynn Macau’s Wynn Club. Prior to this position, he was a Shift Manager — Wynn Club from joining WRM in April 2006 through March 2012. Mr. Hudson started his gaming career at the Playboy Victoria Sporting Club on Edgeware Road in London in 1979, and has amassed over 33 years of experience in the casino industry, including senior management positions. Among others, he was a Casino Manager for Star Cruises, where he was responsible for shipboard casino operations on cruises throughout Asia from 2000 to April 2006 and he was the Director of Gaming for VIP Clubs in the Czech Republic from 1995 to 2000. Ms. Mo Yin Mok, aged 52, is the Vice President — Human Resources of WRM, a position she has held since June 2008. Ms. Mok has an extensive 20-year background in hospitality and human resources, primarily in the luxury hotel sector at The Regent Four Seasons Hong Kong and The Peninsula Hong Kong. Prior to joining the Group, she led The Peninsula Group’s worldwide human resources team and, in her position, supported eight Peninsula hotels with more than 5,000 staff, and orchestrated human resources activities for the opening of The Peninsula Tokyo. Ms. Mok also served at the front lines of the hospitality industry as the Director of Rooms Division at The Peninsula Hong Kong with responsibility for front offi ce, housekeeping, security and spa departments. Ms. Mok currently serves on the Future Students and Placement Advisory Committee of the University of Macau and is a panel member of the Hong Kong Council for Accreditation of Academic and Vocational Qualifi cations. Ms. Mok holds a Bachelor of Science Degree in Hospitality Management from Florida International University in the United States, where she received a Rotary International Ambassadorial Scholarship. She also obtained an MBA from the Chinese University of Hong Kong. Mr. Craig Arthur Raymond Mitchell, aged 52, is the Assistant Vice President — Slot Operations of WRM, a position he has held since June 2011. Mr. Mitchell is responsible for providing leadership and guidance to the slot department management team and staff. This includes establishing the operational structure, instituting departmental policies and procedures, developing slot merchandising strategies, and projecting and evaluating the revenues and expenses of the

35Annual Report 2013 Directors and Senior Management department. Prior to this position, Mr. Mitchell was the Director — Slot Operations between June 2008 and May 2011 and a Shift Manager of Slots between June 2006 and May 2008. Mr. Mitchell has held management roles in various hospitality-related businesses prior to joining the Group including Gaming Manager at a Rugby Super League Club in Sydney which had 300 slot machines. From 1989, he was Operations Manager and Duty Manager at Balmain Leagues Club (Tigers), Australia. Mr. Mitchell has attended the Gaming Executive Development Program at the University of Nevada, United States. Mr. Daniel Gordon Lawley, aged 52, is the Executive Director — Security & Corporate Investigations of WRM, a position which he has held since June 2012. Mr. Lawley is responsible for all aspects of WRM’s security and corporate investigations. Prior to joining the fi rm, Mr. Lawley served for 23 years as a Superintendent in the Hong Kong Police Force, commanding several police stations, covering criminal investigations and operational deployment, until his resignation in 2008. He then spent 4 years in the corporate sector, working with Hill and Associates in China, and then as a Vice President with JPMorgan Chase & Co. in the Philippines. Mr. Lawley has professional qualifi cations that cover executive protection, fi rearms instruction and counter terrorism tactics. He completed the Bramshill National Police College senior command course in the United Kingdom in 2006. He is also a founding member and ambassador of Operation Breakthrough, a Hong Kong based registered charity that assists young offenders to turn from a life of crime through participation in sports. Mr. Michael Derrington Harvey, aged 64, is the President — Wynn Design & Development Asia, a division of WRM, a position he has held since joining the Group in April 2011. Mr. Harvey has over 35 years experience in construction management and development overseeing projects around the world. From 2004 until joining the Group, he was the Project Director for Leighton China State Joint Venture overseeing the construction and development of Wynn Macau. Prior to that, Mr. Harvey spent 10 years as an Operations Manager in Hong Kong with Leighton Contractors managing various construction projects, including a hospital, the maritime museum and a number of large infrastructure projects. OUR COMPANY SECRETARY Ms. Ho Wing Tsz, Wendy, aged 44, has been appointed as the company secretary of the Company with effect from 28 February 2013. She is a senior manager of the Corporate Services Division at Tricor Services Limited. Ms. Ho is a Chartered Secretary and a Fellow of both The Hong Kong Institute of Chartered Secretaries and The Institute of Chartered Secretaries and Administrators in the United Kingdom. She has over 18 years of experience in a diversifi ed range of corporate services and has been providing professional secretarial services to a number of companies and a real estate investment trust listed on the Hong Kong Stock Exchange.

36 Wynn Macau, Limited Report of the Directors The Directors present their report together with the audited fi nancial statements of the Company and the Group for the year ended 31 December 2013. PRINCIPAL ACTIVITIES AND SUBSIDIARIES The Company and the Group are a leading developer, owner and operator of destination casino gaming and entertainment resort facilities in Macau. The Company is a holding company and our main operating subsidiary, WRM, owns and operates the destination casino resort “Wynn Macau” in Macau. A list of the Company’s subsidiaries, together with their places of incorporation, principal activities and particulars of their issued share/registered capital, is set out in note 13 to the Financial Statements. FINANCIAL RESULTS The results of the Group for the year ended 31 December 2013 are set out in the consolidated statement of profi t or loss and other comprehensive income on page 79 of this Annual Report. The fi nancial highlights for the Group for the most recent fi ve years are set out on page 170 of this Annual Report. RESERVES Details of the movements in the reserves of the Company and reserves available for distribution to Shareholders as at 31 December 2013 are set out in note 23(b) to the Financial Statements. The distributable reserves of the Company at 31 December 2013 are HK$12.7 billion. Movements in the reserves of the Group are refl ected in the consolidated statement of changes in equity. DIVIDENDS An interim dividend of HK$0.50 per Share totaling approximately HK$2.6 billion was paid on 23 September 2013. The Board has recommended that a fi nal dividend of HK$0.98 per Share be paid in respect of the year ended 31 December 2013. This recommendation has been incorporated in the fi nancial statements as an allocation of retained earnings within the equity section of the consolidated statement of fi nancial position. PROPERTY AND EQUIPMENT Details of movements in property and equipment during the year are set out in note 8 to the Financial Statements. SHARE CAPITAL Details of the movements in share capital of the Company are set out in note 22 to the Financial Statements.

37Annual Report 2013 Report of the Directors CHARITABLE CONTRIBUTIONS During the year ended 31 December 2013, the Group paid charitable contributions totaling HK$87.8 million. DIRECTORS Directors during the Year Ended 31 December 2013 Executive Directors: Mr. Stephen A. Wynn (also our Chairman and Chief Executive Offi cer) Mr. Gamal Aziz (appointed on 29 March 2014) Ms. Linda Chen Mr. Ian Michael Coughlan Non-executive Directors: Mr. Matthew O. Maddox (appointed on 28 March 2013) Mr. Marc D. Schorr (retired on 28 March 2013) Dr. Allan Zeman* (also our Vice-chairman) Independent non-executive Directors: Mr. Jeffrey Kin-fung Lam Mr. Bruce Rockowitz Mr. Nicholas Sallnow-Smith * Dr. Allan Zeman was re-designated from non-executive Director to independent non-executive Director of the Company effective from 29 March 2014. Re-election of Directors In accordance with article 17.18 of the Company’s articles of association, one third of our Board will retire from offi ce by rotation at the forthcoming annual general meeting. The three directors who will retire by rotation are Mr. Ian Michael Coughlan, one of our executive Directors, Mr. Nicholas Sallnow-Smith, one of our independent non-executive Directors and Dr. Allan Zeman, one of our non-executive Directors who has been re-designated as an independent non-executive Director effective from 29 March 2014. All retiring Directors, being eligible, will offer themselves for re-election at the forthcoming annual general meeting. In accordance with article 17.2 of the Company’s articles of association, Mr. Gamal Aziz having been appointed by the Board on 28 March 2014 as an executive Director effective from 29 March 2014 and being eligible, will offer himself for re-election at the forthcoming annual general meeting.

38 Wynn Macau, Limited Report of the Directors DIRECTORS (CONTINUED) Directors’ Service Contracts None of the Directors proposed for re-election at the forthcoming annual general meeting has a service contract with the Company which is not determinable by the Company within one year without payment of compensation, other than statutory compensation. Directors’ Emoluments Details of the remuneration of the Directors (including Mr. Marc D. Schorr*) are set out in note 26 to the Financial Statements. There has been no arrangement under which any Director has waived or agreed to waive any emoluments. Directors’ Interests in Contracts and Competing Businesses To the knowledge of the Board, there is no contract of signifi cance in relation to the Group’s business subsisting at the end of the year or during the year ended 31 December 2013 in which the Group was a party and in which a Director, (including Mr. Marc D. Schorr*), was materially interested. To the knowledge of the Board, none of our Directors had any interest in any business in Macau which competed with our Company’s business during the year ended 31 December 2013. * Mr. Marc D. Schorr ceased to be a member of our Board on 28 March 2013. CONNECTED TRANSACTIONS During the year ended 31 December 2013, the Group engaged in certain transactions with Wynn Resorts, Limited (its controlling shareholder) and Wynn Resorts, Limited’s subsidiaries (excluding the Group) (together, the “WRL Group”) which constitute connected transactions under the Listing Rules. Wynn Resorts, Limited is considered a “connected person” under the Listing Rules by virtue of it being the holding company (an “associate” as defi ned in the Listing Rules) of WM Cayman Holdings Limited I (which, holding more than 10% of the Company’s share capital, is a substantial shareholder and “connected person” of the Group). Pursuant to the Listing Rules, any member of the WRL Group is also considered an “associate” of WM Cayman Holdings Limited I and a “connected person” of the Group. Any transaction between the Group and the WRL Group is accordingly a connected transaction.

39Annual Report 2013 Report of the Directors CONNECTED TRANSACTIONS (CONTINUED) During the year ended 31 December 2013, the following non-exempt connected transactions were in effect between the Group and the WRL Group, such transactions being subject to disclosure requirements (including disclosure in this Annual Report) under the Listing Rules: Worldwide Wynn Employment Framework Agreements Nature and purpose of transaction. On 19 September 2009, the Company and WRM each entered into an employment framework agreement with Worldwide Wynn, a wholly owned subsidiary of Wynn Resorts, Limited, under which Worldwide Wynn employed certain of the Group’s management personnel who are U.S. residents based in or to be based in Macau (“U.S. Resident Staff”) on the Group’s behalf and seconded them to the Group. Each U.S. Resident Staff has a formal employment agreement with the Group through the secondment. This arrangement was put in place to ensure that each U.S Resident Staff is, in addition to his or her employment with the Group, also employed by a U.S.-incorporated entity in order to allow him or her to continue to enjoy certain benefi ts relating to pension, personal income tax, and health and life insurance. Pricing. Under the employment framework agreements, Worldwide Wynn is to be reimbursed for the cost of the secondments (including salaries and benefi ts of the seconded employee) and is entitled to receive a fee of 5% of the aggregate cost of the secondment of the employee during the secondment period, for its role in the employment arrangement. Approximately HK$139.7 million was charged to the Group by Worldwide Wynn under this arrangement during the year ended 31 December 2013. Term. The employment framework agreements had an initial term which expired on 31 December 2011. A waiver was granted by the Hong Kong Stock Exchange at the time of the Listing from the announcement requirements under the Listing Rules for the initial term. Pursuant to the terms therein, unless terminated by either party to the agreements by giving one month’s written notice in advance to the other party, and subject to compliance with the Listing Rules requirements, or, alternatively, any waivers obtained from strict compliance with such requirements, upon expiration of the initial term or subsequent renewal term, the agreements are automatically renewed for a further term of three years each time (or for such other period as may be permitted under the Listing Rules). In compliance with the Listing Rules, the Company announced on 6 December 2011 the renewal of these agreements for a further term of three years upon the expiry of the initial term and the respective annual caps set for the years ending 31 December 2012, 2013 and 2014.

40 Wynn Macau, Limited Report of the Directors CONNECTED TRANSACTIONS (CONTINUED) Marketing and Secondment Services Framework Agreements Nature and purpose of transaction. On 19 September 2009, the Company and WRM each entered into a marketing and secondment service framework agreement with WIML, an affi liate of Wynn Resorts, Limited. Pursuant to the agreements, WIML will (1) provide, directly and through its authorized agents, marketing services to WRM, including the development, implementation and operation of an international promotional and marketing plan for WRM’s casino resorts, and (2) employ certain non-Macau residents based in or to be based in Macau (“Foreign Resident Staff”) on the Group’s behalf and second the Foreign Resident Staff to the Group. Marketing efforts conducted through a uniform marketing plan for all casino resorts bearing the “WYNN” brand name ensure that a consistent image and style will be adopted globally. The secondment arrangement was put in place to ensure that each Foreign Resident Staff is, in addition to his or her employment with the Group, employed by an appropriate offshore entity in order to allow him or her to continue to enjoy certain benefi ts relating to pension, personal income tax, and health and life insurance. Pricing. Under the marketing and secondment service framework agreements, the fee for the services provided by WIML is based on a cost and expense reimbursement basis plus a fee of 5% of the aggregate costs and expenses incurred by WIML in the performance of its services. Approximately HK$44.8 million was charged to the Group by WIML under this arrangement during the year ended 31 December 2013. Term. The marketing and secondment services framework agreements had an initial term which expired on 31 December 2011. A waiver was granted by the Hong Kong Stock Exchange at the time of the Listing from the announcement requirements under the Listing Rules for the initial term. Pursuant to the terms therein, unless terminated by either party to the agreements by giving one month’s written notice in advance to the other party, and subject to compliance with the Listing Rules requirements, or, alternatively, any waivers obtained from strict compliance with such requirements, upon expiration of the initial term or subsequent renewal term, the agreements are automatically renewed for a further term of three years each time (or for such other period as may be permitted under the Listing Rules). In compliance with the Listing Rules, the Company announced on 6 December 2011 the renewal of these agreements for a further term of three years upon the expiry of the initial term and the respective annual caps set for the years ending 31 December 2012, 2013 and 2014.

41Annual Report 2013 Report of the Directors CONNECTED TRANSACTIONS (CONTINUED) Design Services Framework Agreement Nature and purpose of transaction. On 19 September 2009, WRM entered into a design services framework agreement with Wynn Design & Development, a subsidiary of Wynn Resorts, Limited, under which Wynn Design & Development would provide design services for WRM’s projects in Macau, including the development, design and construction oversight of Encore and the further development of Wynn Macau. Pricing. Under the design services framework agreement, the fee for the services provided by Wynn Design & Development is based on a cost and expense reimbursement basis incurred by Wynn Design & Development in the performance of its service. Approximately HK$83.6 million was charged to WRM by Wynn Design & Development under this arrangement during the year ended 31 December 2013. Term. The design services framework agreement had an initial term which expired on 31 December 2011. A waiver was granted by the Hong Kong Stock Exchange at the time of the Listing from the announcement requirements under the Listing Rules for the initial term. Pursuant to the terms therein, unless terminated by either party to the agreements by giving one month’s written notice in advance to the other party, and subject to compliance with the Listing Rules requirements, or, alternatively, any waivers obtained from strict compliance with such requirements, upon expiration of the initial term or subsequent renewal term, the agreement is automatically renewed for a further term of three years each time (or for such other period as may be permitted under the Listing Rules). In compliance with the Listing Rules, the Company announced on 6 December 2011 the renewal of the agreement for a further term of three years upon the expiry of the initial term and the respective annual caps set for the years ending 31 December 2012, 2013 and 2014.

42 Wynn Macau, Limited Report of the Directors CONNECTED TRANSACTIONS (CONTINUED) Corporate Allocation Agreements Nature and purpose of transaction. On 19 September 2009, the Company and WRM entered into a corporate allocation agreement and an amended and restated corporate allocation agreement, respectively, with Wynn Resorts, Limited. Under the respective agreements, Wynn Resorts, Limited: (1) provides the Company and WRM with access to its employees in a number of non- gaming departments, including corporate treasury, legal, fi nancial accounting and audit, corporate risk management and information systems, for the purposes of ensuring that the Company and WRM each comply with the reporting, legal, tax, accounting and disclosure requirements that are applicable to NASDAQ-listed Wynn Resorts, Limited and Wynn Resorts, Limited’s subsidiaries (including the Group), and (2) allows the Company and WRM to use aircraft assets owned by Wynn Resorts, Limited or Wynn Resorts, Limited’s subsidiaries (other than the Group). Similarly, the Company and WRM had reciprocal arrangements to allow Wynn Resorts, Limited or Wynn Resorts, Limited’s subsidiaries (other than the Group) to use any aircraft assets that they could own in the future and to have access to the services of any of its respective employees provided that such services do not materially interfere with such employee’s obligations to and responsibilities with the Group. No aircraft assets are currently owned by the Company or WRM. Pricing. Under the corporate allocation agreements, the annual fee for the services (other than for the use of the aircraft assets) provided by Wynn Resorts, Limited is based on an allocation of the actual proportion of Wynn Resorts, Limited’s annual corporate departments’ costs (including salaries and benefi ts for such employees during the period in which such services are rendered) and overhead expense related to the provision of the services, and in any event, such annual fee shall not exceed 50% of the aggregate annual corporate departments’ costs and overhead expense incurred by Wynn Resorts, Limited during any fi nancial year. For services provided by employees of the Company and WRM, Wynn Resorts, Limited shall pay for the services based on a cost (including salaries and benefi ts for such employees during the period when such services are being rendered) and expense reimbursement basis. Approximately HK$147.1 million was charged to WRM by Wynn Resorts, Limited during the year ended 31 December 2013 for Wynn Resorts, Limited’s services. Approximately HK$15.1 million was charged to the Group by Wynn Resorts, Limited during the year ended 31 December 2013 for the use of aircraft assets. For the same periods, Wynn Resorts, Limited or Wynn Resorts, Limited’s subsidiaries (other than the Group) did not require WRM’s services under the reciprocal arrangement.

43Annual Report 2013 Report of the Directors CONNECTED TRANSACTIONS (CONTINUED) Corporate Allocation Agreements (continued) Term. The corporate allocation agreements entered into by each of the Company and WRM with Wynn Resorts, Limited expire on 31 December 2017. A waiver from the announcement requirements, as required under the Listing Rules, for the initial term of the agreements, which will expire on 31 December 2017 has been granted by the Hong Kong Stock Exchange. Subject to compliance with Listing Rules requirements or, alternatively, any waivers obtained from strict compliance with such requirements, upon expiration of the initial term or subsequent renewal term, each agreement is automatically renewed for a three-year term (or such other period permitted under the Listing Rules). Intellectual Property License Agreements Nature and purpose of transaction. On 19 September 2009, the Company and WRM entered into an intellectual property license agreement and an amended and restated intellectual property license agreement, respectively, with Wynn Resorts, Limited and Wynn Resorts Holdings, LLC, a subsidiary of Wynn Resorts, Limited. Under the respective agreements, Wynn Resorts, Limited and Wynn Resorts Holdings, LLC grant the Company and WRM the license to use certain intellectual property, including certain trademarks, domain names, “WYNN” related trademarks, copyrights and service marks in connection with a variety of goods and services. These marks include “WYNN MACAU”, “ENCORE” and “WYNN PALACE” as well as trademarks of the Chinese characters representing “WYNN.” Pricing. Under the intellectual property license agreements, the license fee payable to Wynn Resorts Holdings, LLC equals the greater of (1) 3% of the intellectual property gross monthly revenues, or (2) US$1.5 million (approximately HK$11.6 million) per month. License fees payable to Wynn Resorts Holdings, LLC were calculated based on 3% of intellectual property gross monthly revenues given such revenues justifi ed payments in excess of US$1.5 million (approximately HK$11.6 million) per month. Gross revenues for the year ended 31 December 2013 were HK$41.6 billion and approximately HK$1,248.2 million was charged by Wynn Resorts, Limited to WRM under this arrangement during the year ended 31 December 2013.

44 Wynn Macau, Limited Report of the Directors CONNECTED TRANSACTIONS (CONTINUED) Intellectual Property License Agreements (continued) Term. The intellectual property license agreements entered into by each of the Company and WRM with Wynn Resorts, Limited and Wynn Resorts Holdings, LLC have a perpetual term but may be terminated in the following circumstances: (1) Wynn Resorts, Limited ceases to hold or have the right to exercise more than 50% of the voting rights to the Shares in the Company or WRM; (2) there is a material breach of, or non-compliance with the terms of, the relevant intellectual property license agreement by the Company, WRM or any relevant members of the Group that are authorized to use the licensed intellectual property rights (“Relevant Subsidiaries”); or (3) (I)(i) there is a suspension or revocation of privileged gaming licenses issued by governmental authorities, or (ii) Wynn Resorts Holdings, LLC, in good faith, deems that the acts of the Company, WRM or any Relevant Subsidiary jeopardizes any such privileged gaming licenses or gaming business activities of Wynn Resorts, Limited, Wynn Resorts Holdings, LLC or its affi liates (in each case, a “Relevant Event”); and (II) the Relevant Event continues for 30 consecutive days after written notice of the occurrence of the Relevant Event has been provided to the Company, WRM or the Relevant Subsidiaries, as the case may be. Prior written consent of the Company, WRM or the Relevant Subsidiaries, as the case may be, is required if Wynn Resorts, Limited or Wynn Resorts Holdings, LLC seeks to terminate any agreement that grants Wynn Resorts Holdings, LLC the intellectual property rights. A waiver from the announcement and independent shareholders’ approval requirements, as required under the Listing Rules, for the initial term of the agreements, which will expire on 26 June 2022 has been granted by the Hong Kong Stock Exchange.

Annual Report 2013 | 45

Report of the Directors

CONNECTED TRANSACTIONS (CONTINUED)

Summary

The aggregate amount paid by the Group during the year ended 31 December 2013, the annual caps for the year ended 31 December 2013, and the annual caps for the years ending 31 December 2014, and where applicable, each year ends up to 2017, in respect of the discloseable continuing connected transactions are set out in detail below.

Annual Cap Tables

Discloseable continuing connected transactions	Aggregate amount paid to counter party for the year ended 31 December 2013		Annual Cap for the year ended 31 December 2013		Annual Cap for the year ended 31 December[(1)] 2014	
	HK$	US$	HK$	US$	HK$	US$
			(in millions)			
1. Worldwide Wynn Employment Framework Agreements	**139.7**	**18.0**	153.2	19.7	177.2	22.8
2. Marketing and Secondment Services Framework Agreements	**44.8**	**5.8**	64.1	8.2	70.5	9.1
3. Design Services Framework Agreement	**83.6**	**10.8**	84.4	10.8	78.8	10.1

Note:

(1) The applicable annual cap will be the higher of the US$ limit and HK$ limit.

46 Wynn Macau, Limited

Report of the Directors

CONNECTED TRANSACTIONS (CONTINUED)

Summary (continued)

Annual Cap Tables (continued)

Discloseable continuing connected transactions	Aggregate amount paid to counter party for the year ended 31 December 2013		Annual Cap for the year ended 31 December 2013		Annual Cap for the year ending 31 December[1] 2014		2015	
	HK$	US$	HK$	US$	HK$	US$	HK$	US$
				(in millions)				
4. Corporate Allocation Agreements								
* Wynn Resorts, Limited providing the services to us	162.2	20.9	212.3	27.4	228.3	29.5	245.4	31.7
* Our Group providing the services to Wynn Resorts, Limited	—	—	18.6	2.4	18.6	2.4	18.6	2.4
5. Intellectual Property License Agreements	1,248.2	160.9	The higher of (1) 3% of the intellectual property gross monthly revenues; or (2) US$1.5 million per month.

Annual Report 2013 | 47

Report of the Directors

CONNECTED TRANSACTIONS (CONTINUED)

Summary (continued)

Annual Cap Tables (continued)

Discloseable continuing connected transactions (continued)	Annual Cap for the year ending 31 December[1] 2016 HK$	2016 US$ (in millions)	2017 HK$	2017 US$
4. Corporate Allocation Agreements				
* Wynn Resorts, Limited providing the services to us	263.8	34.0	276.8	35.7
* Our Group providing the services to Wynn Resorts, Limited	18.6	2.4	18.6	2.4
5. Intellectual Property License Agreements	The higher of (1) 3% of the intellectual property gross monthly revenues; or (2) US$1.5 million per month.			

Note:

(1) The applicable annual cap will be the higher of the US$ limit and HK$ limit.

Under Chapter 14A of the Listing Rules, the above transactions constitute non-exempt continuing connected transactions of the Group and require disclosure in the annual report of the Company.

Ernst & Young, the Company's auditors, were engaged to report on the Group's continuing connected transactions in accordance with Hong Kong Standard on Assurance Engagements 3000 *Assurance Engagements Other Than Audits or Reviews of Historical Financial Information* and with reference to Practice Note 740 *Auditor's Letter on Continuing Connected Transactions under the Hong Kong Listing Rules* issued by the Hong Kong Institute of Certified Public Accountants. Ernst & Young have issued their unqualified letter containing their findings and conclusions in respect of the continuing connected transactions disclosed above by the Group in accordance with Rule 14A.38 of the Listing Rules. A copy of the auditors' letter has been provided by the Company to the Hong Kong Stock Exchange. In addition, all of the non-exempted continuing connected transactions of the Company disclosed herein constitute related party transactions set out in note 28 to the Financial Statements.

48 Wynn Macau, Limited Report of the Directors CONNECTED TRANSACTIONS (CONTINUED) Summary (continued) The independent non-executive Directors of the Company have reviewed these transactions and the independent auditors’ report and confi rmed that the non-exempt continuing connected transactions have been entered into: (a) in the ordinary and usual course of business of the Company; (b) either on normal commercial terms or, on terms no less favourable to the Company than the terms available to and from (as appropriate) independent third parties; and (c) in accordance with the relevant agreement on terms that are fair and reasonable and in the interests of the Shareholders of the Company as a whole. The Directors confi rm that the Company has complied with the disclosure requirements in accordance with Chapter 14A of the Listing Rules. MANAGEMENT CONTRACTS No contracts concerning the management and administration of the whole or any substantial part of the business of the Company were entered into or existed for the year ended 31 December 2013. MAJOR CLIENTS AND SUPPLIERS Our clients are individual players and our fi ve largest clients, together, generate substantially less than 30% of the Group’s total operating revenues for the year ended 31 December 2013. We depend on our suppliers to provide us with products and services such as security and surveillance systems, retail goods, gaming equipment and accessories, ferry tickets, food and beverage products and construction and other administrative services. In 2013, our fi ve largest suppliers were Leighton Contractors (Asia) Limited, Rolex (Hong Kong) Limited, Companhia de Electricidade de Macau — CEM, Pat Davie (Macau) Ltd and East Asia Airlines Ltd which accounted for approximately 58%, 6%, 3%, 3% and 2% of our total purchases, respectively. Save as disclosed, to the knowledge of the Board, none of our Directors (including Mr. Marc D. Schorr*), their respective associates or any of our Shareholders (which to the knowledge of the Directors own more than 5% of the Company’s issued share capital) had any material interest in any of our top fi ve suppliers or single largest supplier in 2013. * Mr. Marc D. Schorr ceased to be a member of our Board on 28 March 2013.

49Annual Report 2013 Report of the Directors DIRECTORS’ AND CHIEF EXECUTIVES’ INTEREST AND SHORT POSITIONS IN THE SHARES, UNDERLYING SHARES AND DEBENTURES OF THE COMPANY AND ANY ASSOCIATED CORPORATION As at 31 December 2013, the interests and short positions of each Director and chief executive of the Company (being Mr. Stephen A. Wynn) in the Shares, underlying Shares and debentures of the Company or any of its associated corporations within the meaning of Part XV of the SFO which (a) were required to be notifi ed to the Company and the Hong Kong Stock Exchange pursuant to Divisions 7 and 8 of Part XV of the SFO (including interests and short positions which the Director or chief executive is taken or deemed to have under such provisions of the SFO); (b) were required, pursuant to section 352 of the SFO, to be entered in the register maintained by the Company referred to therein; (c) were required, pursuant to the Model Code contained in the Listing Rules, to be notifi ed to the Company and the Hong Kong Stock Exchange; or (d) were disclosed according to the knowledge of the Directors were as follows: (a) Interests in the Company Name of Director Personal Interest Family Interest Corporate Interest Other Interest Total Number of Shares Approximate Percentage of Shareholding Allan Zeman 740,000 (Long Position) (Note 1) — — — 740,000 (Long Position) (Note 1) — Jeffrey Kin-fung Lam 740,000 (Long Position) (Note 2) — — — 740,000 (Long Position) (Note 2) — Bruce Rockowitz 50,000 (Long Position) (Note 3) — — — 50,000 (Long Position) (Note 3) 0.00% 690,000 (Long Position) (Note 3) — — — 690,000 (Long Position) (Note 3) — Nicholas Sallnow-Smith — 10,000 (Long Position) (Note 4) — — 10,000 (Long Position) (Note 4) 0.00% 740,000 (Long Position) (Note 4) — — — 740,000 (Long Position) (Note 4) —

50 Wynn Macau, Limited Report of the Directors DIRECTORS’ AND CHIEF EXECUTIVES’ INTEREST AND SHORT POSITIONS IN THE SHARES, UNDERLYING SHARES AND DEBENTURES OF THE COMPANY AND ANY ASSOCIATED CORPORATION (CONTINUED) (a) Interests in the Company (continued) Notes: (1) Pursuant to the Company’s share option scheme, share options for 740,000 Shares have been granted to Dr. Allan Zeman. As of 28 March 2014, share options for 278,000 Shares have vested. (2) Pursuant to the Company’s share option scheme, share options for 740,000 Shares have been granted to Mr. Jeffrey Kin-fung Lam. As of 28 March 2014, share options for 278,000 Shares have vested. (3) Mr. Bruce Rockowitz holds (i) 50,000 Shares in his personal capacity; and (ii) share options for 690,000 Shares under the Company’s share option scheme. As of 28 March 2014, share options for 228,000 Shares have vested. (4) Mr. Nicholas Sallnow-Smith’s spouse, Ms. Lora Sallnow-Smith, was interested in 10,000 Shares. Mr. Nicholas Sallnow-Smith is deemed to be interested in the 10,000 Shares held by his spouse under the SFO. Pursuant to the Company’s share option scheme, share options for 740,000 Shares have been granted to Mr. Nicholas Sallnow-Smith. As of 28 March 2014, share options for 278,000 Shares have vested.

Annual Report 2013 | 51

Report of the Directors

DIRECTORS' AND CHIEF EXECUTIVES' INTEREST AND SHORT POSITIONS IN THE SHARES, UNDERLYING SHARES AND DEBENTURES OF THE COMPANY AND ANY ASSOCIATED CORPORATION (CONTINUED)

(b) Interests in associated corporation — Wynn Resorts, Limited

Name of Director	Personal Interest	Family Interest	Corporate Interest	Other Interest	Total Number of Shares Interested	Approximate Percentage of Shareholding
Stephen A. Wynn	10,026,708 (Long Position) (Note 1)	5,000 (Long Position) (Note 1)	—	—	10,031,708 (Long Position) (Note 1)	9.91%
Gamal Aziz	100,000 (Long Position) (Note 2)	—	—	—	100,000 (Long Position) (Note 2)	0.10%
Linda Chen	154,600 (Long Position) (Note 3)	—	—	—	154,600 (Long Position) (Note 3)	0.15%
	365,000 (Long Position) (Note 3)	—	—	—	365,000 (Long Position) (Note 3)	—
Ian Michael Coughlan	10,000 (Long Position) (Note 4)	—	—	—	10,000 (Long Position) (Note 4)	0.01%
	50,000 (Long Position) (Note 4)	—	—	—	50,000 (Long Position) (Note 4)	—
Matthew O. Maddox	103,560 (Long Position) (Note 5)	—	—	—	103,560 (Long Position) (Note 5)	0.10%
	355,000 (Long Position) (Note 5)	—	—	—	355,000 (Long Position) (Note 5)	—

Notes:

(1) Mr. Stephen A. Wynn holds 10,026,708 shares in the common stock of Wynn Resorts, Limited. Mr. Stephen A. Wynn's spouse was interested in 5,000 shares in the common stock of Wynn Resorts, Limited. Mr. Stephen A. Wynn has disclaimed his interest in these shares but is deemed to be interested in them under the SFO.

(2) As at 29 March 2014 (the date on which Mr. Gamal Aziz was appointed as an executive Director), pursuant to the Stock Plan, Mr. Aziz held 100,000 non-vested shares in the common stock of Wynn Resorts, Limited.

52 Wynn Macau, Limited Report of the Directors DIRECTORS’ AND CHIEF EXECUTIVES’ INTEREST AND SHORT POSITIONS IN THE SHARES, UNDERLYING SHARES AND DEBENTURES OF THE COMPANY AND ANY ASSOCIATED CORPORATION (CONTINUED) (b) Interests in associated corporation — Wynn Resorts, Limited (continued) (3) Pursuant to the Stock Plan, Ms. Linda Chen holds (i) 54,600 shares in the common stock of Wynn Resorts, Limited; (ii) 100,000 non-vested shares in the common stock of Wynn Resorts, Limited; and (iii) 365,000 stock options in the common stock of Wynn Resorts, Limited, of which share options for 10,000 shares have vested. During February 2014, Ms. Linda Chen disposed of 54,600 shares of common stock of Wynn Resorts, Limited. (4) Pursuant to the 2002 Stock Incentive Plan of Wynn Resorts, Limited (the “Stock Plan”), Mr. Ian Michael Coughlan holds (i) 10,000 shares in the common stock of Wynn Resorts, Limited; and (ii) 50,000 stock options in the common stock of Wynn Resorts, Limited, of which share options for 20,000 shares have vested. (5) Pursuant to the Stock Plan, Mr. Matthew O. Maddox holds (i) 53,560 shares in the common stock of Wynn Resorts, Limited; (ii) 50,000 non-vested shares in the common stock of Wynn Resorts, Limited; and (iii) 355,000 unvested stock options in the common stock of Wynn Resorts, Limited. On 3 February 2014, Mr. Matthew O. Maddox disposed of 30,000 shares of common stock of Wynn Resorts, Limited. SUBSTANTIAL SHAREHOLDERS’ INTERESTS AND SHORT POSITIONS IN THE SHARES AND UNDERLYING SHARES OF THE COMPANY The register of substantial shareholders required to be kept by the Company under section 336 of Part XV of the SFO shows that as at 31 December 2013, the Company had been notifi ed of the following substantial shareholders’ interests and short positions in the shares and underlying shares of the Company, being interests of 5% or more of the Company’s issued share capital. These interests are in addition to those disclosed above in respect of the Directors and chief executives of the Company. Shares of HK$0.001 each in the Company Name Capacity/Nature of Interest Number of Shares Percentage of the issued share capital of the Company WM Cayman Holdings Limited I (Note 1) Benefi cial interest 3,750,000,000 (Long Position) 72.29% Wynn Group Asia, Inc. (Note 1) Interest of a controlled corporation 3,750,000,000 (Long Position) 72.29% Wynn Resorts, Limited (Note 1) Interest of a controlled corporation 3,750,000,000 (Long Position) 72.29% Note: (1) WM Cayman Holdings Limited I is a wholly owned subsidiary of Wynn Group Asia, Inc., which in turn is wholly owned by Wynn Resorts, Limited. Therefore Wynn Group Asia, Inc. and Wynn Resorts, Limited are deemed or taken to be interested in 3,750,000,000 Shares which are benefi cially owned by WM Cayman Holdings Limited I.

53Annual Report 2013 Report of the Directors SUBSTANTIAL SHAREHOLDERS’ INTERESTS AND SHORT POSITIONS IN THE SHARES AND UNDERLYING SHARES OF THE COMPANY (CONTINUED) Save as disclosed above, according to the register kept by the Company under Section 336 of the SFO, there was no other person who had an interest or short positions in the Shares or underlying Shares of the Company as at 31 December 2013. REMUNERATION POLICY As at 31 December 2013, the Group had approximately 7,000 full-time equivalent employees. Employees of the Group are selected, remunerated and promoted on the basis of their merit, qualifi cations, competence and contribution to the Group. Compensation of key executives of the Group is determined by the Company’s remuneration committee which reviews and determines executives’ compensation based on the Group’s performance and the executives’ respective contributions to the Group. The Company also has a provident fund set up for its employees and a share options scheme. Further details on the Company’s share options scheme are set out below. SHARE OPTION SCHEME The Company approved the adoption of a share option scheme on 16 September 2009 with the implementation of the scheme conditional on the Company’s listing on the Hong Kong Stock Exchange. The purpose of the share option scheme is to reward participants, which may include Directors and employees of the Group, who have contributed to the Group and to encourage them to work towards enhancing the value of the Company and its Shares for the benefi t of the Company and its Shareholders as a whole. The options granted under the scheme do not give immediate ownership of the underlying Shares as they require payment of a subscription price which is based on the then prevailing market price of the Shares.

54 Wynn Macau, Limited Report of the Directors SHARE OPTION SCHEME (CONTINUED) During the year ended 31 December 2013, share options for a total of 800,000 Shares were granted (2012: 760,000 Shares). A summary of the terms of the share option scheme is set out below: Number of Shares Available for Issue under the Scheme A maximum of 518.75 million Shares have been reserved for issuance under the share option scheme, representing 10.0% in nominal amount in the aggregate of Shares in issue as at the date of this Annual Report. Maximum Entitlement of Participant The maximum number of Shares issued and to be issued upon exercise of the share options granted to each participant under the share option scheme (including both exercised and outstanding share options) in any 12-month period shall not (when aggregated with any Shares subject to share options granted during such period under any other share option schemes of the Company other than those share options granted pursuant to specifi c approval by the Shareholders in a general meeting) exceed one percent of the Shares in issue for the time being. Where any further grant of share options to a participant would result in the Shares issued and to be issued upon exercise of all share options granted and to be granted to such person (including exercised, cancelled and outstanding share options) in the 12-month period up to and including the date of such further grant representing in aggregate over one percent of the Shares in issue, such further grant must be separately approved by Shareholders in general meeting with such participant and his associates abstaining from voting. Exercise Period Subject to any restrictions applicable under the Listing Rules and notwithstanding the terms of grant thereof, a share option may be exercised by the grantee in accordance with the terms of the share option scheme at any time during the period to be determined and notifi ed by the Board to each grantee at the time of making an offer of the grant of a share options which shall not expire later than 10 years from the date on which it is granted. The minimum period in which a share option must be held before it can be exercised is determined and notifi ed by the Board to each grantee. Payment on Acceptance of Share Option An amount of HK$1.00 must be paid as consideration for the grant of a share option and such payment must be made within 28 days from the date the share option grant offer is made by the Board.

55Annual Report 2013 Report of the Directors SHARE OPTION SCHEME (CONTINUED) Determination of Exercise Price The exercise price is determined by the Board in its absolute discretion but in any event shall not be less than the higher of: (i) the closing price of the Shares as stated in the daily quotations sheets issued by the Hong Kong Stock Exchange on the date of the granting of the share option which must be a business day in Hong Kong; (ii) the average closing price of the Shares as stated in the daily quotations sheets issued by the Hong Kong Stock Exchange for the fi ve business days immediately preceding the date of the granting of the share option; and (iii) the nominal value of the Shares. Life of the Share Option Scheme The Company’s share option scheme is effective for a period of 10 years from 16 September 2009.

56 Wynn Macau, Limited Report of the Directors SHARE OPTION SCHEME (CONTINUED) 2013 Share Option Grants The following table discloses movements in the Company’s share options outstanding during the year ended 31 December 2013. Other details of the scheme are disclosed in note 24 to the Financial Statements. Number of share options Name of Director At 1 January 2013 Granted during the year Exercised during the year Expired/ lapsed/ canceled during the year At 31 December 2013 Date of grant of share options Exercise period of share options Exercise price of share options per Share (HK$) Dr. Allan Zeman 250,000 — — — 250,000 25 March 2010 25 March 2011 to 24 March 2020 10.92 100,000 — — — 100,000 17 May 2011 17 May 2012 to 16 May 2021 25.96 190,000 — — — 190,000 5 June 2012 5 June 2013 to 4 June 2022 19.04 — 200,000(1) — — 200,000 16 May 2013 16 May 2014 to 15 May 2023 24.87 540,000 200,000 — — 740,000 Mr. Nicholas Sallnow-Smith 250,000 — — — 250,000 25 March 2010 25 March 2011 to 24 March 2020 10.92 100,000 — — — 100,000 17 May 2011 17 May 2012 to 16 May 2021 25.96 190,000 — — — 190,000 5 June 2012 5 June 2013 to 4 June 2022 19.04 — 200,000(1) — — 200,000 16 May 2013 16 May 2014 to 15 May 2023 24.87 540,000 200,000 — — 740,000

57Annual Report 2013 Report of the Directors SHARE OPTION SCHEME (CONTINUED) 2013 Share Option Grants (continued) Number of share options Name of Director At 1 January 2013 Granted during the year Exercised during the year Expired/ lapsed/ canceled during the year At 31 December 2013 Date of grant of share options Exercise period of share options Exercise price of share options per Share (HK$) Mr. Bruce Rockowitz 200,000 — — — 200,000 25 March 2010 25 March 2011 to 24 March 2020 10.92 100,000 — — — 100,000 17 May 2011 17 May 2012 to 16 May 2021 25.96 190,000 — — — 190,000 5 June 2012 5 June 2013 to 4 June 2022 19.04 — 200,000(1) — — 200,000 16 May 2013 16 May 2014 to 15 May 2023 24.87 490,000 200,000 — — 690,000 Mr. Jeffrey Kin-fung Lam 250,000 — — — 250,000 25 March 2010 25 March 2011 to 24 March 2020 10.92 100,000 — — — 100,000 17 May 2011 17 May 2012 to 16 May 2021 25.96 190,000 — — — 190,000 5 June 2012 5 June 2013 to 4 June 2022 19.04 — 200,000(1) — — 200,000 16 May 2013 16 May 2014 to 15 May 2023 24.87 540,000 200,000 — — 740,000 Total 2,110,000 800,000 — — 2,910,000 The vesting periods of the above share options are 20% vesting on each of the anniversary date of the date of grant.

58 Wynn Macau, Limited Report of the Directors SHARE OPTION SCHEME (CONTINUED) 2013 Share Option Grants (continued) Notes: (1) The closing price of the Company’s Shares immediately before the date on which the options were granted during the year was HK$24.85. PURCHASE, SALE OR REDEMPTION OF COMPANY’S LISTED SECURITIES There have been no convertible securities issued or granted by the Group, no exercise of any conversion or subscription rights, nor any purchase, sale or redemption by the Group of its listed Shares during the year ended 31 December 2013. SUFFICIENCY OF PUBLIC FLOAT Based on the information available to the Company and within the knowledge of the Directors, as at the date of this Annual Report, the Company maintained the prescribed public fl oat under the Listing Rules. PRE-EMPTIVE RIGHTS There are no provisions for pre-emptive rights under the laws of the Cayman Islands or under the Company’s articles of association that require the Company to offer new Shares on a pro-rata basis to its existing Shareholders. AUDITORS Our external auditors, Ernst & Young, will retire and a resolution for their reappointment as auditors of the Company will be proposed at the forthcoming annual general meeting of the Company. LITIGATION The Group did not have any material litigation outstanding as at 31 December 2013. The Group’s affi liates are involved in litigation, which details as set out in note 27 to the Financial Statements, arising in the normal course of business. In the opinion of management, such litigation will not have a material effect on the Group’s fi nancial condition, results of operations or cash fl ows.

59Annual Report 2013 Report of the Directors CONTINUING DISCLOSURE PURSUANT TO LISTING RULES 13.18 AND 13.21 Under the terms of the Amended Wynn Macau Credit Facilities, it is an event of default if Wynn Resorts, Limited, the Company’s Controlling Shareholder, ceases to own directly or indirectly at least 51% of the voting rights or issued capital of WRM or ceases to retain the ability or the right to direct or procure the direction of the management and policies of WRM. Upon an event of default, the lenders are entitled to exercise certain remedies including acceleration of the indebtedness under the senior secured credit facilities. In addition, the terms of the WML 2021 Notes and the WML 2021 Additional Notes contain a change of control provision that would, if triggered, give rise to a right in favor of the holders of the WML 2021 Notes and the WML 2021 Additional Notes to require the Company to repurchase such notes. The circumstances that will constitute a change of control include: (1) the consummation of any transaction that results in any party other than Mr. Stephen A. Wynn and his related parties becoming the direct or indirect owner of more than 50% of the outstanding voting stock of WRL; (2) the fi rst day on which a majority of the members of the board of directors of either the Company or WRL are not directors who were on the board at the date of issuance of the WML 2021 Notes and WML 2021 Additional Notes, or directors who were nominated, elected, or appointed by a majority of the directors who were on the board at the date of issuance of the WML 2021 Notes and WML 2021 Additional Notes; (3) the fi rst day on which WRL ceases to own, directly or indirectly, a majority of the outstanding issued share capital (including warrants, options or other rights convertible into share capital) of the Company; and (4) WRL consolidates with, or merges with or into, any other party or sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to any party, or any party consolidates with, or merges with or into, WRL in any such event pursuant to a transaction in which any of the outstanding voting stock of WRL is converted into or exchanged for cash, securities or other property, other than any such transaction where the voting stock of WRL outstanding immediately prior to such transaction is converted into or exchanged for voting stock that results in WRL holding a majority of the voting stock of the transferee or surviving party. Save as disclosed above, our Company does not have any other disclosure obligations under Rules 13.18 and 13.21 of the Listing Rules.

60 Wynn Macau, Limited Report of the Directors CHANGES IN INFORMATION OF DIRECTORS Pursuant to Rule 13.51(B)(1) of the Listing Rules, the changes in information of Directors of the Company are set out below: (a) Mr. Stephen A. Wynn ceased to be President of the Company from 7 January 2014 as Mr. Gamal Aziz was appointed to assume this position. Mr. Wynn remains as Chairman of the Board and Chief Executive Offi cer of the Company. (b) Dr. Allan Zeman was re-designated from non-executive Director to independent non-executive Director of the Company effective from 29 March 2014. Dr. Zeman also resigned as a member of the Commission on Strategic Development and the Food Business Task Force of Business Facilitation Advisory Committee. (c) Mr. Jeffrey Kin-fung Lam, an independent non-executive Director of the Company, was appointed as an independent non-executive director of Shougang Concord Technology Holdings Ltd., a company listed on the Hong Kong Stock Exchange, in October 2013. Mr. Lam was also appointed as a member of Independent Commission Against Corruption (ICAC) Complaints Committee from 1 January 2014 to 31 December 2015. (d) Mr. Nicholas Sallnow-Smith, an independent non-executive Director of the Company, resigned as a director of the Hong Kong Philharmonic Society and a director of AFS Intercultural Exchanges Ltd. in Hong Kong. (e) Mr. Gamal Aziz was appointed by the Board as an executive Director of the Company effective from 29 March 2014. On behalf of the Board Stephen A. Wynn Chairman Hong Kong, 28 March 2014

61Annual Report 2013 Corporate Governance Report CORPORATE GOVERNANCE PRACTICES The Company is dedicated to maintaining and ensuring high standards of corporate governance practices and the corporate governance principles of the Company are adopted in the best interest of the Company and its Shareholders. The Company’s corporate governance practices are based on the principles, code provisions and certain recommended best practices as set out in the Code. The Company has complied with the code provisions in the Code for the year ended 31 December 2013, except for the following deviation from provisions A.2.1 and A.5.6 of the Code. Mr. Stephen A. Wynn as our Chairman and Chief Executive Offi cer Under code provision A.2.1 of the Code, the roles of chairman and chief executive offi cer should be separate and should not be performed by the same individual. The Company does not at present separate the roles of the chairman and chief executive offi cer. Mr. Wynn, the founder of the Company and Wynn Macau, serves as the Chairman and Chief Executive Offi cer of the Company. The Board has determined that the combination of these roles held singularly by Mr. Wynn is in the best interest of the Company and all Shareholders. The Board believes that the issue of whether to combine or separate the offi ces of Chairman of the Board and Chief Executive Offi cer is part of the succession planning process and that it is in the best interests of the Company for the Board to make a determination whether to combine or separate the roles based upon the circumstances. The Board has given careful consideration to separating the roles of Chairman and Chief Executive Offi cer and has determined that the Company and its Shareholders are best served by the current structure. Mr. Wynn’s combined role promotes unifi ed leadership and direction for the Board and executive management and allows for a single, clear focus for the Company’s operational and strategic efforts. The combined role of Mr. Wynn as both Chairman and Chief Executive Offi cer is balanced by the Company’s governance structure, policies and controls. All major decisions are made in consultation with members of the Board and the relevant Board committees. The Company has three Board committees, namely the audit committee, the remuneration committee, and the nomination and corporate governance committee. Each Board committee comprises non-executive Directors only and is chaired by an independent non-executive Director. In addition, there are three independent non-executive Directors on the Board, which increases to four effective from 29 March 2014, offering independent perspectives. This structure encourages independent and effective oversight of the Company’s operations and prudent management of risk.

62 Wynn Macau, Limited Corporate Governance Report CORPORATE GOVERNANCE PRACTICES (CONTINUED) Mr. Stephen A. Wynn as our Chairman and Chief Executive Offi cer (continued) For the reasons stated above and as a result of the structure, policies and procedures outlined above, and in light of the historical success of Mr. Wynn’s leadership, the Board has concluded that the current Board leadership structure is in the best interests of the Company and its Shareholders. Board Diversity Policy Effective from 1 September 2013, the Code was amended to promote board diversity (the “Code Amendment”). In particular, code provision A.5.6 of the Code was added which stipulates that the nomination committee of the Company or the Board should have a policy concerning the diversity of members of the Board, and that such policy or a summary of such policy be disclosed in the corporate governance report. It is noted under the new code provision A.5.6 of the Code that Board diversity differs according to the circumstances of each company, that diversity of Board can be achieved through consideration of a number of factors, including, but not limited to, gender, age, cultural and educational background, or professional experience and that each company should take into account its own business model and specifi c needs, and disclose the rationale for the factors it uses for this purpose. The Company was not required to comply with the Code Amendment during the period from 1 January to 31 August 2013. The Company did not comply with new code provision A.5.6 of the Code during the period from 1 September to 7 November 2013 while considering the factors relevant to the formulation of the diversity policy. The policy was adopted on 7 November 2013. MODEL CODE The Company adopted the Model Code on 16 September 2009 as its code of conduct for securities transactions by Directors. On 23 March 2010, the Company adopted its own code of conduct for securities transactions which was subsequently updated in November 2013. The terms of such code are no less exacting than those set out in the Model Code. Having made specifi c enquiry of the Directors, all Directors have confi rmed that they have complied with the required standard of dealings and code of conduct regarding securities dealings by directors as set out in the Model Code and the Company’s own code of conduct for the year ended 31 December 2013 with the following exceptions.

63Annual Report 2013 Corporate Governance Report MODEL CODE (CONTINUED) Mr. Wynn did not, on two instances as required by the Model Code, notify another Director and obtain a dated written acknowledgment prior to his spouse acquiring shares in the common stock of Wynn Resorts, Limited. The Company considers such non-compliance to be a technical non-compliance only. The relevant transaction did not occur during a blackout period of the Company and only involved an immaterial number of shares in the common stocks of Wynn Resorts, Limited (on the fi rst instance involving 2,000 shares out of a total issued share capital of 100,581,636 shares and on the second instance involving 3,000 shares out of a total issued share capital of 100,624,630 shares), which also represented the entire shareholding of Mr. Wynn’s spouse in Wynn Resorts, Limited. At the time of the acquisition, Mr. Wynn’s spouse was not in possession of any inside information about the Company or Wynn Resorts, Limited. Upon becoming aware of the acquisition, Mr. Wynn gave the required notifi cation of the acquisition. On 23 February 2013, 50,000 shares in the common stock of Wynn Resorts, Limited vested in favor of Mr. Marc D. Schorr, who was then one of the Directors of the Company, pursuant to an Amended Restricted Stock Agreement with Wynn Resorts, Limited of the same date. Further to an election by Mr. Schorr dated 26 February 2013 in accordance with an offer by Wynn Resorts, Limited to do so, Wynn Resorts, Limited withheld 20,975 of these shares and applied the value thereof (determined based on the market price of the shares of Wynn Resorts, Limited measured as of the vesting date) to make withholding tax payments arising from the vesting of the shares for the benefi t of Mr. Schorr. These 20,975 shares were not granted to Mr. Schorr or made available on NASDAQ but were issued and bought by Wynn Resorts, Limited becoming treasury stock. As a consequence, Mr. Schorr ceased to be interested in 20,975 shares of Wynn Resorts, Limited. The relevant notice to the Company and the Hong Kong Stock Exchange disclosing this event, which is available to the public, was fi led on 27 February 2013. Because Mr. Schorr’s election occurred during a blackout period under the Company’s code of conduct for securities transactions, the election constituted a technical violation of that code. The Company reviewed and amended its code on 28 March 2013 in order to permit such transactions, which are common in the context of U.S. companies such as Wynn Resorts, Limited, at any time, so long as the grantee of the shares is not, at the time the election is made, in possession of “inside information,” as such term is defi ned for purposes of Part XIVA of SFO about the Company or Wynn Resorts, Limited.

64 Wynn Macau, Limited Corporate Governance Report QUARTERLY REPORTING BY WYNN RESORTS, LIMITED Our ultimate controlling shareholder, Wynn Resorts, Limited, is listed on the NASDAQ Stock Market and is a reporting company under the United States Securities Exchange Act of 1934 which is required to fi le quarterly reports with the SEC. Each quarter, Wynn Resorts, Limited issues press releases in the United States relating to its quarterly fi nancial information (including fi nancial information about the Macau segment of Wynn Resorts, Limited, which is operated by the Company). Such information will be presented in accordance with U.S. GAAP. At the same time as Wynn Resorts, Limited releases its quarterly press releases, the Company makes an announcement on the Hong Kong Stock Exchange pursuant to Rule 13.09 of the Listing Rules and Part XIVA of SFO extracting the key highlights of the press release pertaining to the Group. Such announcement will also include a quarterly income statement for the Group presented in accordance with IFRS. In addition to the quarterly press release, Wynn Resorts, Limited also fi les quarterly reports with the SEC. Simultaneously with the fi ling of such report in the United States, the Company also makes an announcement on the Hong Kong Stock Exchange pursuant to Rule 13.09 of the Listing Rules and Part XIVA of SFO extracting the key highlights of the quarterly report pertaining to the Group. BOARD OF DIRECTORS Role of the Board The Board governs the Company and is responsible for overall leadership of the Group. The Board works to promote the success of the Group through oversight and direction of the Group’s business dealings. The Board implements overall strategic priorities for the Company, reviews and approves budgetary affairs and oversees and monitors the overall performance of management. The Board is provided with all necessary resources including the advice of external auditors, external attorneys and other independent professional advisors as needed.

65Annual Report 2013 Corporate Governance Report BOARD OF DIRECTORS (CONTINUED) Board Composition The Company has a Board with a balanced composition of executive and non-executive Directors (including independent non-executive Directors). The Board is currently composed as follows: Executive Directors: Mr. Stephen A. Wynn (who is also Chief Executive Offi cer), Ms. Linda Chen, Mr. Ian Michael Coughlan and Mr. Gamal Aziz (effective from 29 March 2014); Non-executive Director: Mr. Matthew O. Maddox (Mr. Marc D. Schorr retired from the Board on 28 March 2013); and Independent non-executive Directors: Mr. Jeffrey Kin-fung Lam, Mr. Bruce Rockowitz, Mr. Nicholas Sallnow-Smith and Dr. Allan Zeman* . * Dr. Allan Zeman was re-designated from non-executive Director to independent non-executive Director of the Company effective from 29 March 2014. Mr. Stephen A. Wynn is our Chairman and Dr. Allan Zeman is our Vice-chairman. There is no particular relationship (including fi nancial, business, family or other material or relevant relationship) between members of the Board.

66 Wynn Macau, Limited Corporate Governance Report BOARD OF DIRECTORS (CONTINUED) Board Meetings and the General Meeting Held in 2013 In 2013, the Company convened fi ve board meetings including four regular meetings. The attendance record of the Directors at these meetings is set out below. Name of Director Number of meetings attended/held during 2013 Attendance rate EXECUTIVE DIRECTORS Mr. Stephen A. Wynn 5/5 100% Ms. Linda Chen 5/5 100% Mr. Ian Michael Coughlan 5/5 100% NON-EXECUTIVE DIRECTORS Mr. Matthew O. Maddox (appointed on 28 March 2013) 5/5 100% Mr. Marc O. Schorr (retired from the Board on 28 March 2013) 1/1 100% Dr. Allan Zeman* 5/5 100% INDEPENDENT NON-EXECUTIVE DIRECTORS Mr. Jeffrey Kin-fung Lam 5/5 100% Mr. Bruce Rockowitz 5/5 100% Mr. Nicholas Sallnow-Smith 5/5 100% Note: Mr. Marc D. Schorr had attended the board meeting held on 28 March 2013 prior to his retirement from the Board on 28 March 2013. * Dr. Allan Zeman was re-designated from non-executive Director to independent non-executive Director of the Company effective from 29 March 2014. At least four regular board meetings will be convened each year. All the above Directors had attended the Company’s annual general meeting held on 16 May 2013. According to code provision A.2.7 of the Code, apart from the regular board meetings above, the chairman of the Board also held meetings with the non-executive Directors (including independent non-executive Directors) without the presence of executive Directors during the year.

67Annual Report 2013 Corporate Governance Report BOARD OF DIRECTORS (CONTINUED) Independent non-executive Directors The Company has received from each of the independent non-executive Directors an annual confi rmation of his independence pursuant to Rule 3.13 of the Listing Rules and considers each of them to be independent. Each has been appointed for an additional term of two years commencing from 16 September 2013. Non-executive Directors Mr. Marc D. Schorr and Dr. Allan Zeman*, have separately been appointed as a non-executive Director for an initial term of three years commencing from 16 September 2009 which was extended for an additional term of three years effective from 16 September 2012. On 28 March 2013, Mr. Schorr retired as a non-executive Director and Mr. Matthew O. Maddox was appointed as a non- executive Director for a term of three years commencing on the same date. * Dr. Allan Zeman was re-designated from non-executive Director to independent non-executive Director of the Company effective from 29 March 2014. Appointment and Re-election of Directors Please refer to information in “Nomination and Corporate Governance Committee” as set below regarding the process of appointment of Directors in the Company. In addition to the aforesaid term of appointment of directors in the Company, all the Directors are subject to retirement by rotation at least once every three years and any new Director appointed to fi ll a casual vacancy or as an addition to the Board shall be re-elected at the next following annual general meeting after appointment. Continuous Professional Development of Directors Each Director has kept abreast of his or her responsibilities as a director of the Company and of the conduct, business activities and development of the Company. The Company acknowledges the importance of Directors participating in appropriate continuous professional development to develop and refresh their knowledge and skills to ensure that their contribution to the Board remains informed and relevant. Internally-facilitated briefi ngs for Directors have been arranged and reading material on relevant topics have been issued to the Directors, where appropriate.

68 Wynn Macau, Limited Corporate Governance Report BOARD OF DIRECTORS (CONTINUED) Continuous Professional Development of Directors (continued) The Company organized various briefi ngs conducted by Mr. Jay M. Schall, the Senior Vice President and General Counsel of the Company, for all Directors on relevant topics such as directors’ duties and responsibilities, corporate governance and amendments to the Listing Rules. In addition, some Directors attended seminars and training sessions presented by professional institutions. During the year ended 31 December 2013, training on the following topics were offered to the Directors: 1. Directors’ Duties and Responsibilities 2. Corporate Governance 3. Update on Hong Kong Listing Rules amendments 4. Corporate laws, compliance laws and regulations 5. Issues on Non-Executive Directors 6. Anti-bribery/Corruption Directors Topics of Training Attended Executive Directors Mr. Stephen A. Wynn 1, 2, 3, 4 and 6 Ms. Linda Chen 1, 2, 3, 4 and 6 Mr. Ian Michael Coughlan 1, 2, 3, 4 and 6 Non-Executive Director Mr. Matthew O. Maddox (appointed on 28 March 2013) 1, 2, 3, 4 and 6 Independent Non-Executive Directors Mr. Jeffrey Kin-fung Lam 1, 2, 3 and 6 Mr. Bruce Rockowitz 1, 2, 3 and 6 Mr. Nicholas Sallnow-Smith 1, 2, 3, 4, 5 and 6 Dr. Allan Zeman* 1, 2, 3 and 6 * Dr. Allan Zeman was re-designated from non-executive Director to independent non-executive Director of the Company effective from 29 March 2014.

69Annual Report 2013 Corporate Governance Report BOARD COMMITTEES The Board has received appropriate delegation of its functions and powers and has established appropriate Board committees, with specifi c written terms of reference in order to manage and monitor specifi c aspects of the Group’s affairs. The terms of reference of the Board Committees are posted on the websites of the Company and the Hong Kong Stock Exchange and are available to the Shareholders upon request. The Board and the Board committees are provided with all necessary resources including the advice of external auditors, external attorneys and other independent professional advisors as needed. Audit Committee The Company has set up an audit committee in compliance with Rule 3.21 of the Listing Rules, the primary duties of which are to review and supervise the fi nancial reporting process and internal control system of the Group, maintain an appropriate relationship with the Company’s auditors, review and approve connected transactions, and provide advice and comments to the Board. The audit committee consists of three members: Mr. Nicholas Sallnow-Smith and Mr. Bruce Rockowitz, both of whom are independent non-executive Directors, and Dr. Allan Zeman*, a non- executive Director. Mr. Nicholas Sallnow-Smith is the chairman of the audit committee. The audit committee held three meetings during the year ended 31 December 2013. The attendance record of these meetings is set out below. Name of committee member Number of meetings attended/ held during 2013 Attendance rate Mr. Bruce Rockowitz 3/3 100% Mr. Nicholas Sallnow-Smith 3/3 100% Dr. Allan Zeman* 3/3 100% During the meetings, the audit committee met with the external auditors and senior management, reviewed the fi nancial statements, results announcements and reports for the year ended 31 December 2012 and for the six months ended 30 June 2013, the accounting principles and practices adopted by the Group and the relevant audit fi ndings, reviewed and discussed with the auditors of a report on the adequacy and effectiveness of the Company’s fi nancial reporting system, internal control system and risk management system and associated procedures and considered the internal audit plan and report. * Dr. Allan Zeman was re-designated from non-executive Director to independent non-executive Director of the Company effective from 29 March 2014.

70 Wynn Macau, Limited Corporate Governance Report BOARD COMMITTEES (CONTINUED) Audit Committee (continued) There are no material uncertainties relating to events or conditions that may cast signifi cant doubt on the Company’s ability to continue as a going concern. There is no disagreement between the Board and the audit committee regarding the selection and appointment of external auditors. Remuneration Committee The Company has set up a remuneration committee, the primary duties of which are to assist the Board in determining the policy and structure for the remuneration of Directors, evaluating the performance of Directors and senior management, reviewing incentive schemes and Directors’ service contracts and fi xing the remuneration packages for all Directors and senior management. The remuneration packages of all Directors is determined by the remuneration committee in accordance with the committee’s written terms of reference, and with the delegated authority of the Board. Determination of such matters is based on the Group’s performance and the Directors’ and senior management members’ respective contributions to the Group. The remuneration committee consists of four members: Mr. Matthew O. Maddox, a non-executive Director, and Mr. Nicholas Sallnow-Smith, Mr. Bruce Rockowitz and Mr. Jeffrey Kin-fung Lam, all of whom are independent non-executive Directors. Mr. Nicholas Sallnow-Smith is the chairman of the remuneration committee. Mr. Marc D. Schorr retired as a member of the remuneration committee on 28 March 2013. The remuneration committee held three meetings during the year ended 31 December 2013. The attendance record of these meetings is set out below. Name of committee member Number of meetings attended/held during 2013 Attendance rate Mr. Jeffrey Kin-fung Lam 3/3 100% Mr. Bruce Rockowitz 3/3 100% Mr. Nicholas Sallnow-Smith 3/3 100% Mr. Matthew O. Maddox 3/3 100% During the meetings, the remuneration committee made recommendations of the performance- based remuneration and bonuses to the senior management of the Group.

71Annual Report 2013 Corporate Governance Report BOARD COMMITTEES (CONTINUED) Remuneration Committee (continued) Details of the remuneration of each Director (including Mr. Marc D. Schorr*) of the Company for the year ended 31 December 2013 are set out in note 26 to the fi nancial statements contained in this Annual Report. * Mr. Marc D. Schorr ceased to be a member of our Board on 28 March 2013. Nomination and Corporate Governance Committee The Company has set up a nomination and corporate governance committee, the primary duties of which are to identify, screen and recommend to the Board appropriate candidates to serve as directors of the Company, to oversee the process for evaluating the performance of the Board, to develop and recommend to the Board nomination guidelines for the Company, and to develop a set of corporate governance principles for the Company, which shall be consistent with any applicable laws, regulations and listing standards. In reviewing the composition of the Board, the nomination and corporate governance committee considers the skills, knowledge and experience and also the desirability of maintaining a balanced composition of executive and non-executive Directors (including independent non-executive Directors). The nomination and corporate governance committee consists of three members: Mr. Nicholas Sallnow-Smith and Mr. Jeffrey Kin-fung Lam, both of whom are independent non-executive Directors, and Dr. Allan Zeman*, a non-executive Director. Mr. Jeffrey Kin-fung Lam is the chairman of the nomination and corporate governance committee. The nomination and corporate governance committee held one meeting during the year ended 31 December 2013. The attendance record of the said meeting is set out below. Name of committee member Number of meetings attended/held during 2013 Attendance rate Mr. Jeffrey Kin-fung Lam 1/1 100% Mr. Nicholas Sallnow-Smith 1/1 100% Dr. Allan Zeman* 1/1 100% * Dr. Allan Zeman was re-designated from non-executive Director to independent non-executive Director of the Company effective from 29 March 2014.

72 Wynn Macau, Limited Corporate Governance Report BOARD COMMITTEES (CONTINUED) Nomination and Corporate Governance Committee (continued) During the meeting, the nomination and corporate governance committee assessed the independence of the existing independent non-executive Directors and recommended the re- appointment of the retiring Directors at the annual general meeting for the year ended 31 December 2013 of the Company. The nomination and corporate governance committee also discussed and agreed on measurable objectives for implementing diversity on the Board. The measurable objectives identifi ed by the nomination and corporate governance committee include: a material number of members of the Board should have gaming industry experience; certain members of the Board should have experience with companies with an international presence and exposure; and certain members of the Board should have experience with conducting businesses in the Asia Pacifi c region. The nomination and corporate governance committee also reviewed the structure, size and composition of the Board as well as the Company’s policies and practices on compliance with corporate governance practices under the legal and regulatory requirements. The Directors’ remuneration for the year ended 31 December 2013 is set out in note 26 to the Financial Statements. In accordance with article 17.18 of the Company’s articles of association, one third of our Board will retire from offi ce by rotation at the forthcoming annual general meeting. The three directors who will retire by rotation are Mr. Ian Michael Coughlan, one of our executive Directors, Mr. Nicholas Sallnow-Smith, one of our independent non-executive Directors and Dr. Allan Zeman, one of our non-executive Directors who has been re-designated as an independent non-executive Director effective from 29 March 2014. All retiring Directors, being eligible, will offer themselves for re-election at the forthcoming annual general meeting. In accordance with article 17.2 of the Company’s articles of association, Mr. Gamal Aziz having been appointed by the Board on 28 March 2014 as an executive Director effective from 29 March 2014 and being eligible, will offer himself for re-election at the forthcoming annual general meeting. * Dr. Allan Zeman was re-designated from non-executive Director to independent non-executive Director of the Company effective from 29 March 2014. FINANCIAL REPORTING Directors’ Responsibility The Directors acknowledge their responsibility for the preparation and true and fair presentation of the Financial Statements in accordance with International Financial Reporting Standards issued by the International Accounting Standards Board and the International Financial Reporting Interpretations Committee and the disclosure requirements of the Hong Kong Companies Ordinance.

73Annual Report 2013 Corporate Governance Report FINANCIAL REPORTING (CONTINUED) Directors’ Responsibility (continued) This responsibility includes designing, implementing and maintaining internal control relevant to the preparation and the true and fair presentation of the Financial Statements that are free from material misstatement, whether due to fraud or error; selecting and applying appropriate accounting policies; and making accounting estimates that are reasonable in the circumstances. The Directors are not aware of any material uncertainties relating to events or conditions that may cast signifi cant doubt upon the Company’s ability to continue as a going concern as at 31 December 2013. Accordingly, the Directors have prepared the Financial Statements for the year ended 31 December 2013 on a going concern basis. Auditors’ Responsibility A statement by the external auditors of the Company, Ernst & Young, is included in the Independent Auditors’ Report on pages 77 to 78 of this Annual Report. Auditors’ Remuneration Fees for auditing services provided by our external auditor, Ernst & Young, for the year ended 31 December 2013 are included in note 3.2 to the Financial Statements. There were no non-auditing services provided by our external auditor for the year ended 31 December 2013. INTERNAL CONTROLS The Company and the Group have had an internal audit department since the Company’s formation. The internal audit department performed its functions fully during 2013 following an annual audit plan and routine testing. The Company’s audit committee reviewed the internal control system in respect of the year ended 31 December 2013 and considered the system effective and adequate. The Board conducted a review of the internal control system of the Company and its subsidiaries for the year ended 31 December 2013, including fi nancial, operational and compliance control, and risk management functions. The Board assessed the effectiveness of internal control by considering the reviews performed by the audit committee. The Company complies with the code provisions relating to internal control contained in the Code.

74 Wynn Macau, Limited Corporate Governance Report COMPANY SECRETARY Ms. Ho Wing Tsz Wendy of Tricor Services Limited (“Tricor”), our external service provider of company secretarial services, was appointed as company secretary and authorized representative of the Company. With effect from 28 February 2013 following the resignation of Ms. Kwok Yu Ching, formerly of Tricor on the same date, Tricor’s primary contact person at the Company is Mr. Jay M. Schall, Senior Vice President and General Counsel of the Company. Up to the date of this report, Ms. Ho Wing Tsz Wendy has taken no less then 15 hours of relevant professional training to update her skills and knowledge. SHAREHOLDERS’ RIGHTS Convening of Extraordinary General Meeting by Shareholders Pursuant to Article 13.3 of the Company’s articles of association, the Board may, whenever it thinks fi t, convene an extraordinary general meeting. Extraordinary general meetings shall also be convened by two or more Shareholders depositing a written requisition at the principal offi ce of the Company in Hong Kong or, in the event the Company ceases to have such a principal offi ce, the registered offi ce, specifying the objects of the meeting and signed by the requisitionists. The requisitionists should hold as at the date of deposit of the requisition not less than one-tenth of the paid up capital of the Company which carries the right of voting at general meetings. General meetings may also be convened on the written requisition of a Shareholder which is a recognized clearing house (or its nominee(s)) deposited at the principal offi ce of the Company in Hong Kong or, in the event the Company ceases to have such a principal offi ce, the registered offi ce specifying the objects of the meeting and signed by the requisitionist. The requisitionist should hold as at the date of deposit of the requisition not less than one-tenth of the paid up capital of the Company which carries the right of voting at general meetings. If the Board does not within 21 days from the date of deposit of the requisition proceed to convene the meeting to be held within a further 21 days, the requisitionist(s) themselves or any of them representing more than one-half of the total voting rights of all of them, may convene the general meeting in the same manner, as nearly as possible, as that in which meetings may be convened by the Board provided that any meeting so convened shall not be held after the expiration of three months from the date of deposit of the requisition, and all reasonable expenses incurred by the requisitionist(s) as a result of the failure of the Board shall be reimbursed to them by the Company.

75Annual Report 2013 Corporate Governance Report SHAREHOLDERS’ RIGHTS (CONTINUED) Procedures for Shareholders to propose a person for election as a Director of the Company The procedures for Shareholders to propose a person for election as a Director of the Company were reviewed and recommended by the nomination and corporate governance committee, and approved and adopted by the Board on 27 March 2012. The procedures are available for viewing on our Company’s website at www.wynnmacaulimited.com. INVESTOR RELATIONS Shareholders’ Enquiries and Proposals Enquiries from Shareholders for the Board or the Company, or proposals from Shareholders for shareholders’ meetings may be directed to Wynn Macau Investor Relations: By post: Wynn Macau, Investor Relations, Rua Cidade de Sintra, NAPE, Macau By fax: (853) 2832 9966 By e-mail: inquiries@wynnmacau.com Changes to the contact details above will be communicated through our Company’s website at www.wynnmacaulimited.com, which also posts information and updates on the Company’s business developments and operations, as well as press releases and fi nancial information. Shareholders’ Communication Policy The Company’s shareholders’ communication policy was reviewed and recommended by the nomination and corporate governance committee, and approved and adopted by the Board on 27 March 2012. The shareholders’ communication policy is available for viewing on our Company’s website at www.wynnmacaulimited.com. Changes in Articles of Association The Company’s current articles of association were conditionally adopted on 16 September 2009, effective on the Company’s Listing, and are available for viewing on the websites of the Company and the Hong Kong Stock Exchange. There have been no changes in the Company’s articles of association since the Listing.

76 Wynn Macau, Limited Corporate Governance Report INVESTOR RELATIONS (CONTINUED) Shareholder Profi le and Public Float Capitalization From Listing to 14 October 2009, the Company was held as to 75% by its direct holding company, WM Cayman Holdings Limited I and 25% by public Shareholders. On 14 October 2009, the over- allotment option granted to underwriters in connection with the Company’s initial public offering was exercised. Following such exercise of the over-allotment option and until 31 December 2013, the Company was held as to 72.29% by WM Cayman Holdings Limited I and 27.71% by public Shareholders. The Company’s ultimate controlling Shareholder through both periods was Wynn Resorts, Limited, which indirectly held 100% of WM Cayman Holdings Limited I. As at 31 December 2013, the Company’s public fl oat was 27.71%. Shareholder Meetings The Company held its annual general meeting for the year ended 31 December 2012 at the Grand Ballroom at Wynn Macau on 16 May 2013 and the resolutions at the said meeting were voted by poll pursuant to the Listing Rules and the poll results were posted on the websites of the Hong Kong Stock Exchange and the Company immediately after the said meeting. Key Shareholder Dates Key shareholder dates for 2014 are: May 2014: annual general meeting; August 2014: release of announcement of interim results in respect of the six months ending 30 June 2014; and September 2014: release of interim report in respect of the six months ending 30 June 2014.

77Annual Report 2013 Independent Auditors’ Report 22/F CITIC Tower 1 Tim Mei Avenue Central, Hong Kong To the shareholders of Wynn Macau, Limited (Incorporated in the Cayman Islands with limited liability) We have audited the consolidated fi nancial statements of Wynn Macau, Limited (the “Company”) and its subsidiaries (collectively referred to as the “Group”) set out on pages 79 to 169, which comprise the consolidated and the Company’s statements of fi nancial position as at 31 December 2013, and the consolidated statement of profi t or loss and other comprehensive income, the consolidated statement of changes in equity and the consolidated statement of cash fl ows for the year then ended, and a summary of signifi cant accounting policies and other explanatory information. DIRECTORS’ RESPONSIBILITY FOR THE CONSOLIDATED FINANCIAL STATEMENTS The directors of the Company are responsible for the preparation of consolidated fi nancial statements that give a true and fair view in accordance with International Financial Reporting Standards issued by the International Accounting Standards Board and the IFRS Interpretations Committee and the disclosure requirements of the Hong Kong Companies Ordinance, and for such internal control as the directors determine is necessary to enable the preparation of consolidated fi nancial statements that are free from material misstatement, whether due to fraud or error. AUDITORS’ RESPONSIBILITY Our responsibility is to express an opinion on these consolidated fi nancial statements based on our audit. Our report is made solely to you, as a body, and for no other purpose. We do not assume responsibility towards or accept liability to any other person for the contents of this report. We conducted our audit in accordance with Hong Kong Standards on Auditing issued by the Hong Kong Institute of Certifi ed Public Accountants. Those standards require that we comply with ethical requirements and plan and perform the audit to obtain reasonable assurance about whether the consolidated fi nancial statements are free from material misstatement.

78 Wynn Macau, Limited Independent Auditors’ Report An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated fi nancial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the consolidated fi nancial statements, whether due to fraud or error. In making those risk assessments, the auditors consider internal control relevant to the entity’s preparation of consolidated fi nancial statements that give a true and fair view in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by the directors, as well as evaluating the overall presentation of the consolidated fi nancial statements. We believe that the audit evidence we have obtained is suffi cient and appropriate to provide a basis for our audit opinion. OPINION In our opinion, the consolidated fi nancial statements give a true and fair view of the state of affairs of the Company and of the Group as at 31 December 2013, and of the Group’s profi t and cash fl ows for the year then ended in accordance with International Financial Reporting Standards and have been properly prepared in accordance with the disclosure requirements of the Hong Kong Companies Ordinance. Ernst & Young Certifi ed Public Accountants Hong Kong 28 March 2014

79Annual Report 2013 Financial Statements Consolidated Statement of Profi t or Loss and Other Comprehensive Income For the year ended 31 December 2013 2012 HK$ HK$ Notes (in thousands) Operating revenues Casino 29,536,047 26,706,712 Rooms 114,546 143,061 Food and beverage 189,308 185,109 Retail and other 1,500,953 1,417,342 31,340,854 28,452,224 Operating costs and expenses Gaming taxes and premiums 15,143,666 13,762,982 Staff costs 3.1 2,351,345 2,238,726 Other operating expenses 3.2 5,105,438 4,785,009 Depreciation and amortization 3.3 918,527 918,929 Property charges and other 3.4 9,573 49,071 23,528,549 21,754,717 Operating profi t 7,812,305 6,697,507 Finance revenues 3.5 110,868 83,762 Finance costs 3.6 (346,673) (294,313) Net foreign currency differences 28,963 29,223 Changes in fair value of interest rate swaps 4 110,491 (9,802) Loss on extinguishment of debt — (51,635) (96,351) (242,765) Profi t before tax 7,715,954 6,454,742 Income tax expense 5 15,049 15,049 Net profi t attributable to owners of the Company 7,700,905 6,439,693

80 Wynn Macau, Limited Financial Statements Consolidated Statement of Profi t or Loss and Other Comprehensive Income For the year ended 31 December 2013 2012 HK$ HK$ Notes (in thousands) Other comprehensive income Other comprehensive income to be reclassifi ed to profi t or loss in subsequent periods: Available-for-sale investments: Changes in fair value 1,755 11,946 Reclassifi cation adjustments for losses on disposals included in the consolidated statement of profi t or loss 196 21 Other comprehensive income for the year 1,951 11,967 Total comprehensive income attributable to owners of the Company 7,702,856 6,451,660 Basic and diluted earnings per Share 7 HK$1.48 HK$1.24 Details of the dividends for the year are disclosed in note 6 to the fi nancial statements.

81Annual Report 2013 Financial Statements Consolidated Statement of Financial Position As at 31 December 2013 2012 HK$ HK$ Notes (in thousands) Non-current assets Property and equipment and construction in progress 8 11,159,229 7,999,213 Leasehold interests in land 9 2,071,136 2,167,307 Goodwill 10 398,345 398,345 Available-for-sale investments 11 — 36,334 Deposits for acquisition of property and equipment 6,807 13,192 Interest rate swaps 4 79,929 — Other non-current assets 12 156,768 281,100 Total non-current assets 13,872,214 10,895,491 Current assets Available-for-sale investments 11 38,022 385,498 Inventories 14 197,053 167,196 Trade and other receivables 15 556,359 582,949 Prepayments and other current assets 16 64,084 47,611 Amounts due from related companies 28 500,438 293,200 Restricted cash and cash equivalents 17 1,550,340 768,654 Cash and cash equivalents 18 14,130,433 10,475,370 Total current assets 17,036,729 12,720,478 Current liabilities Accounts payable 19 1,810,427 968,737 Land premium payables 227,511 216,549 Other payables and accruals 20 6,585,496 4,902,238 Amounts due to related companies 28 287,638 230,930 Income tax payables 15,049 15,049 Other current liabilities 22,864 21,753 Total current liabilities 8,948,985 6,355,256 Net current assets 8,087,744 6,365,222 Total assets less current liabilities 21,959,958 17,260,713

82 Wynn Macau, Limited Financial Statements Consolidated Statement of Financial Position As at 31 December 2013 2012 HK$ HK$ Notes (in thousands) Non-current liabilities Interest-bearing borrowings 21 11,683,461 5,493,770 Land premium payables 363,044 590,555 Construction retention payables 121,222 4,736 Interest rate swaps 4 — 30,528 Other payables and accruals 20 485,424 533,774 Other long-term liabilities 93,965 106,680 Total non-current liabilities 12,747,116 6,760,043 Net assets 9,212,842 10,500,670 Equity Equity attributable to owners of the Company Issued capital 22 5,188 5,188 Share premium account 23(a) 153,436 153,436 Reserves 23(a) 3,970,419 3,909,484 Proposed fi nal dividend 6 5,083,799 6,432,562 Total equity 9,212,842 10,500,670 Approved and authorized for issue by the Board on 28 March 2014. Stephen A. Wynn Matthew O. Maddox Director Director

Annual Report 2013 | 83

Financial Statements
Consolidated Statement of Changes in Equity

	Notes	Issued Capital HK$	Share Premium Account HK$ (Note 23)	Available-for-sale Investments Revaluation Reserve* HK$	Share Option Reserve* HK$	Other Reserves*# HK$	Statutory Reserve* HK$ (Note 23)	Retained Earnings* HK$	Proposed Final Dividend HK$	Currency Translation Reserve* HK$	Total Equity HK$
		Attributable to owners of the Company (in thousands)									
At 1 January 2012		5,188	153,436	(14,341)	229,409	554,740	48,568	3,034,615	–	16,828	4,028,443
Net profit for the year		–	–	–	–	–	–	6,439,693	–	–	6,439,693
Changes in fair value of available-for-sale investments, net of tax		–	–	11,967	–	–	–	–	–	–	11,967
Total comprehensive income for the year		–	–	11,967	–	–	–	6,439,693	–	–	6,451,660
Share-based payments	24	–	–	–	20,567	–	–	–	–	–	20,567
Proposed 2012 final dividend	6	–	–	–	–	–	–	(6,432,562)	6,432,562	–	–
At 31 December 2012 and 1 January 2013		**5,188**	**153,436**	**(2,374)**	**249,976**	**554,740**	**48,568**	**3,041,746**	**6,432,562**	**16,828**	**10,500,670**
Net profit for the year		–	–	–	–	–	–	7,700,905	–	–	7,700,905
Changes in fair value of available-for-sale investments, net of tax		–	–	1,951	–	–	–	–	–	–	1,951
Total comprehensive income for the year		–	–	1,951	–	–	–	7,700,905	–	–	7,702,856
Share-based payments	24	–	–	–	35,653	–	–	–	–	–	35,653
2012 final dividend declared and paid	6	–	–	–	–	–	–	–	(6,432,562)	–	(6,432,562)
2013 interim dividend declared and paid	6	–	–	–	–	–	–	(2,593,775)	–	–	(2,593,775)
Proposed 2013 final dividend	6	–	–	–	–	–	–	(5,083,799)	5,083,799	–	–
At 31 December 2013		**5,188**	**153,436**	**(423)**	**285,629**	**554,740**	**48,568**	**3,065,077**	**5,083,799**	**16,828**	**9,212,842**

* These reserve accounts comprise the consolidated reserves of HK$4.0 billion and HK$3.9 billion in the consolidated statement of financial position at 31 December 2013 and 2012, respectively.

\# "Other reserves" at 1 January 2012 is composed of HK$194.3 million of issued capital of WRM and HK$360.4 million of issued capital of Wynn Resorts International, Ltd.

84 Wynn Macau, Limited Financial Statements Consolidated Statement of Cash Flows For the year ended 31 December 2013 2012 HK$ HK$ Notes (in thousands) Operating activities Profi t before tax 7,715,954 6,454,742 Adjustments to reconcile profi ts before tax to net cash fl ows from operating activities: Depreciation of property and equipment 3.3 823,197 847,454 Amortization of leasehold interest in land 3.3 95,330 71,475 Property charges and other 9,573 49,071 Provision (reversal of provision) for doubtful accounts, net 3.2 33,672 (1,546) Share-based payment expense 3.1 35,653 20,567 Changes in fair value of interest rate swaps (110,491) 9,802 Finance revenues 3.5 (110,868) (83,762) Finance costs 3.6 346,673 294,313 Loss on debt extinguishment — 50,689 Net foreign currency differences (28,963) (29,222) Working capital adjustments: (Increase) decrease in inventories (29,839) 12,419 (Increase) decrease in trade and other receivables (3,399) 180,797 (Increase) decrease in prepayments and other assets (18,480) 13,363 Increase (decrease) in accounts payable 428,426 (178,996) Increase (decrease) in other payables, accruals and other liabilities 1,555,385 (460,330) Decrease in net amounts due to related companies (201,659) (154,114) Income taxes paid (15,049) (15,049) Net cash fl ows from operating activities 10,525,115 7,081,673 Investing activities Increase in restricted cash and cash equivalents (781,686) (768,501) Purchase of property and equipment, net of construction retention payables (3,441,593) (1,099,168) Proceeds from disposal of available-for-sale investments 390,503 105,859 Proceeds from sale of property and equipment and other asset 158,185 1,964 Payments for leasehold interest in land — (392,232) Interest received 107,977 73,341 Net cash fl ows used in investing activities (3,566,614) (2,078,737) Financing activities Proceeds from borrowings 6,203,078 5,839,043 Repayment of borrowings — (4,874,857) Payment of debt fi nancing costs (87,387) (374,225) Payment of long-term land concession obligation (216,549) (104,329) Interest paid (200,118) (186,617) Dividend paid 6 (9,026,337) — Net cash fl ows (used in) from fi nancing activities (3,327,313) 299,015 Net increase in cash and cash equivalents 3,631,188 5,301,951 Cash and cash equivalents at 1 January 10,475,370 5,156,725 Effect of foreign exchange rate changes, net 23,875 16,694 Cash and cash equivalents at 31 December 18 14,130,433 10,475,370

85Annual Report 2013 Financial Statements Company Statement of Financial Position As at 31 December 2013 2012 HK$ HK$ Notes (in thousands) Non-current assets Investment in a subsidiary 13 12,561,195 12,561,195 Available-for-sale investments 11 — 36,334 Other non-current assets — 2,516 Total non-current assets 12,561,195 12,600,045 Current assets Prepayments 16 524 524 Amounts due from related companies 28 6,278 13,784 Available-for-sale investments 11 38,022 385,498 Interest receivable 7,390 3,897 Cash and cash equivalents 18 4,741,978 1,244,874 Total current assets 4,794,192 1,648,577 Current liabilities Other payables and accruals 20 57,542 5,372 Amounts due to related companies 28 6,931 1,448 Total current liabilities 64,473 6,820 Net current assets 4,729,719 1,641,757 Total assets less current liabilities 17,290,914 14,241,802 Non-current liabilities Interest-bearing borrowings 21 4,583,851 — Net assets 12,707,063 14,241,802 Equity Issued capital 22 5,188 5,188 Share premium account# 23(b) 12,714,631 12,714,631 Reserves 23(b) (5,096,555) (4,910,579) Proposed fi nal dividend 6 5,083,799 6,432,562 Total equity 12,707,063 14,241,802 # 2013 2012 HK$ HK$ (in thousands) The Company’s share premium account 12,714,631 12,714,631 Adjustment arising from the Group Reorganization (12,561,195) (12,561,195) Consolidated share premium account 153,436 153,436 Approved and authorized for issue by the Board on 28 March 2014. Stephen A. Wynn Matthew O. Maddox Director Director

86 Wynn Macau, Limited Financial Statements Notes to Financial Statements For the year ended 31 December 2013 1. CORPORATE INFORMATION The Company was incorporated in the Cayman Islands as an exempted company with limited liability on 4 September 2009. The Company’s Shares were listed on the Main Board of the Hong Kong Stock Exchange on 9 October 2009. The Company’s registered offi ce address is P.O. Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands, or at such other place as the Directors may from time to time decide. The Group owns and operates a hotel and casino resort, Wynn Macau, which conducts gaming activities in casinos in Macau under a concession contract signed with the Macau Government on 24 June 2002. The 20-year concession period commenced on 27 June 2002 and will expire on 26 June 2022. WM Cayman Holdings Limited I owns 72.29% of the Company and 27.71% of the Company is owned by public shareholders. The ultimate parent company of Wynn Macau, Limited is Wynn Resorts, Limited, a publicly-traded company incorporated in the United States of America. 2.1 BASIS OF PREPARATION These fi nancial statements have been prepared in accordance with International Financial Reporting Standards which comprise standards and interpretations approved by the International Accounting Standards Board (the “IASB”), IFRS Interpretations Committee interpretations approved by the IFRS Interpretations Committee and the applicable disclosure requirements of the Hong Kong Companies Ordinance and the Listing Rules. The fi nancial statements have been prepared on a historical cost basis, except for the revaluation of available-for-sale investments and derivative fi nancial instruments which have been measured at fair value as further explained in note 2.2. These fi nancial statements are presented in Hong Kong dollars and all values are rounded to the nearest thousand (HK$’000) except when otherwise indicated. Basis of consolidation The consolidated fi nancial statements comprise the fi nancial statements of Wynn Macau, Limited and its subsidiaries for the year ended 31 December 2013. The subsidiaries are fully consolidated from the date on which control is transferred to the Group, and will continue to be consolidated until the date that such control ceases. The fi nancial statements of the subsidiaries are prepared for the same reporting period as the parent company, using consistent accounting policies. Inter-company transactions, balances and unrealized gains on transactions between group companies and dividends are eliminated on consolidation in full. Unrealized losses are also eliminated unless the transaction provides evidence of an impairment of the asset transferred.

87Annual Report 2013 Financial Statements Notes to Financial Statements For the year ended 31 December 2013 2.2 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES Subsidiaries A subsidiary is an entity (including a structured entity), directly or indirectly, controlled by the Company. Control is achieved when the Group is exposed, or has rights, to variable returns from its involvement with the investee and has the ability to affect those returns through its power over the investee (i.e., existing rights that give the Group the current ability to direct the relevant activities of the investee). In the Company’s statement of fi nancial position, the investments in subsidiaries are stated at cost less provision for impairment losses. The results of subsidiaries are accounted for by the Company on the basis of dividend received and receivable. Fair value measurement The Group measures its derivative fi nancial instruments and available-for-sale investments at the end of each reporting period. Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The fair value measurement is based on the presumption that the transaction to sell the asset or transfer the liability takes place either in the principal market for the asset or liability, or in the absence of a principal market, in the most advantageous market for the asset or liability. The principal or the most advantageous market must be accessible by the Group. The fair value of an asset or a liability is measured using the assumptions that market participants would use when pricing the asset or liability, assuming that market participants act in their economic best interest. A fair value measurement of a non-fi nancial asset takes into account a market participant’s ability to generate economic benefi ts by using the asset in its highest and best use or by selling it to another market participant that would use the asset in its highest and best use. The Group uses valuation techniques that are appropriate in the circumstances and for which suffi cient data are available to measure fair value, maximizing the use of relevant observable inputs and minimizing the use of unobservable inputs.

88 Wynn Macau, Limited Financial Statements Notes to Financial Statements For the year ended 31 December 2013 2.2 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) Fair value measurement (continued) All assets and liabilities for which fair value is measured or disclosed in the fi nancial statements are categorized within the fair value hierarchy, described as follows, based on the lowest level input that is signifi cant to the fair value measurement as a whole: Level 1 — based on quoted prices (unadjusted) in active markets for identical assets or liabilities Level 2 — based on valuation techniques for which the lowest level input that is signifi cant to the fair value measurement is observable, either directly or indirectly Level 3 — based on valuation techniques for which the lowest level input that is signifi cant to the fair value measurement is unobservable For assets and liabilities that are recognized in the fi nancial statements on a recurring basis, the Group determines whether transfers have occurred between levels in the hierarchy by reassessing categorization (based on the lowest level input that is signifi cant to the fair value measurement as a whole) at the end of each reporting period. Goodwill Goodwill is initially measured at cost, being the excess of the aggregate of the consideration transferred, the amount recognized for non-controlling interests and any fair value of the Group’s previously held equity interests in the acquiree over the identifi able net assets acquired and liabilities assumed. If the sum of this consideration and other items is lower than the fair value of the net assets of the subsidiary acquired, the difference is, after reassessment, recognized in the statement of profi t or loss and other comprehensive income as a gain on bargain purchase. Goodwill arising on acquisition is recognized in the consolidated statement of fi nancial position as an asset, initially measured at cost and subsequently at cost less any accumulated impairment losses.

89Annual Report 2013 Financial Statements Notes to Financial Statements For the year ended 31 December 2013 2.2 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) Goodwill (continued) Goodwill is tested for impairment annually or more frequently if events or changes in circumstances indicate that the carrying value may be impaired. The Group performs its annual impairment test of goodwill as at 31 December. For the purpose of impairment testing, goodwill acquired in a business combination is, from the acquisition date, allocated to each of the Group’s cash-generating units, or groups of cash-generating units, that are expected to benefi t from the synergies of the combination, irrespective of whether other assets or liabilities of the Group are assigned to those units or groups of units. Impairment is determined by assessing the recoverable amount of the cash-generating unit (group of cash-generating units) to which the goodwill relates. Where the recoverable amount of the cash-generating unit (group of cash-generating units) is less than the carrying amount, an impairment loss is recognized. An impairment loss recognized for goodwill is not reversed in a subsequent period. Where goodwill forms part of a cash-generating unit (group of cash-generating units) and part of the operation within that unit is disposed of, the goodwill associated with the operation disposed of is included in the carrying amount of the operation when determining the gain or loss on disposal of the operation. Goodwill disposed of in this circumstance is measured based on the relative values of the operation disposed of and the portion of the cash-generating unit retained. Foreign currency translation These fi nancial statements are presented in Hong Kong dollars, which is the Company’s functional and presentation currency. Each entity in the Group determines its own functional currency and items included in the fi nancial statements of each entity are measured using that functional currency. Foreign currencies transactions recorded by the entities in the Group are initially recorded using their respective functional currency rates prevailing at the dates of the transactions. Monetary assets and liabilities denominated in foreign currencies are translated at the functional currency rates of exchange ruling at the statement of fi nancial position date. Differences arising on settlement or translation of monetary items are recognized in the statement of profi t or loss and other comprehensive income. Non-monetary items that are measured in terms of historical cost in a foreign currency are translated using the exchange rates as at the dates of the initial transactions. Non-monetary items measured at fair value in a foreign currency are translated using the exchange rates at the dates when the fair values were measured. The gain or loss arising on retranslation of a non-monetary item is treated in line with the recognition of the gain or loss on change in fair value of the item.

90 Wynn Macau, Limited Financial Statements Notes to Financial Statements For the year ended 31 December 2013 2.2 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) Related parties A party is considered to be related to the Group if: (a) the party is a person or a close member of that person’s family and that person (i) has control or joint control over the Group; (ii) has signifi cant infl uence over the Group; or (iii) is a member of the key management personnel of the Group or of a parent of the Group; or (b) the party is an entity where any of the following conditions applies: (i) the entity of the Group are members of the same group; (ii) one entity is an associate or joint venture of the other entity (or of a parent, subsidiary or fellow subsidiary of the other entity); (iii) the entity of the Group are joint ventures of the same third party; (iv) one entity is a joint venture of a third entity and the other entity is an associate of the third entity; (v) the entity is a post-employment benefi t plan for the benefi t of employees of either the Group or an entity related to the Group; (vi) the entity is controlled or jointly controlled by a person identifi ed in (a); and/or (vii) a person identifi ed in (a)(i) has signifi cant infl uence over the entity or is a member of the key management personnel of the entity (or of a parent of the entity).

91Annual Report 2013 Financial Statements Notes to Financial Statements For the year ended 31 December 2013 2.2 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) Property and equipment Property and equipment are stated at cost, net of accumulated depreciation and accumulated impairment losses, if any. The cost of an item of property and equipment comprises its purchase price and any directly attributable costs of bringing the asset to its working condition and location for its intended use. Expenditures incurred after items of property and equipment have been put into operation, such as repair and maintenance costs, are recognized in the consolidated statement of profi t or loss and other comprehensive income in the period in which they are incurred. When signifi cant parts of property and equipment are required to be replaced at intervals, the Group recognizes such parts as individual assets with specifi c useful lives and depreciates them accordingly. Likewise, when a major inspection is performed, its cost is recognized in the carrying amount of the equipment as a replacement if the recognition criteria are satisfi ed. The present value of the expected cost for the decommissioning of an asset after its use is included in the cost of the asset if the recognition criteria for a provision are met. Depreciation is calculated on the straight-line basis to write off the cost of each item of property and equipment to its residual value over the shorter of the remaining term of the gaming concession (for designated gaming assets and space) or the land concession for Wynn Macau (for all other assets), as applicable, and their estimated useful lives. The gaming concession and the land concession for Wynn Macau currently expire in June 2022 and August 2029, respectively. The estimated useful lives used for this purpose are as follows: Buildings and improvements 10 to 25 years Furniture, fi xtures and equipment 3 to 5 years Leasehold improvements (shorter of remaining lease period and estimated useful life) 1 to 5 years An item of property and equipment is derecognized upon disposal or when no future economic benefi ts are expected from its use or disposal. Any gain or loss arising on derecognition of an asset (calculated as the difference between the net disposal proceeds and the carrying amount of the asset) is included in the statement of profi t or loss and other comprehensive income when the asset is derecognized. Residual values, useful lives and methods of depreciation are reviewed at each fi nancial year end and adjusted prospectively, if appropriate.

92 Wynn Macau, Limited Financial Statements Notes to Financial Statements For the year ended 31 December 2013 2.2 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) Property and equipment (continued) Construction in progress represents assets under development or construction, which are stated at cost less any impairment losses, and are not depreciated. Cost comprises the direct costs of construction and capitalized borrowing costs on related borrowed funds during the period of construction. Construction in progress is reclassifi ed to the appropriate category of property and equipment when completed and ready for use. Leasehold interests in land Leasehold interests in land under operating leases are payments made on entering into or acquiring land-use rights over extended periods of time. The total lease payments are amortized on the straight-line basis over the lease terms in accordance with the expected pattern of consumption of the economic benefi ts embodied in the land-use right. Borrowing costs Borrowing costs directly attributable to the acquisition, construction or production of an asset that necessarily takes a substantial period of time to get ready for its intended use are capitalized as part of the cost of the respective assets. All other borrowing costs are expensed in the period in which they are incurred. Borrowing costs consist of interest and other costs that an entity incurs in connection with the borrowing of funds. When funds have been borrowed generally and used for the purpose of obtaining qualifying assets, a capitalization rate would be applied to the expenditure on the individual assets. Impairment of non-fi nancial assets The Group assesses at each reporting date whether there is an indication that an asset may be impaired. If any such indication exists, or when annual impairment testing for an asset is required, the Group estimates the asset’s recoverable amount. An asset’s recoverable amount is the higher of an asset’s or a cash-generating unit’s (CGU) fair value less costs of disposal and its value in use and is determined by individual asset, unless the asset does not generate cash infl ows that are largely independent of those from other assets or groups of assets. Where the carrying amount of an asset or CGU exceeds its recoverable amount, the asset is considered impaired and is written down to its recoverable amount. In assessing value in use, the estimated future cash fl ows are discounted to their present value using pre-tax discount rates that refl ect current market assessments of the time value of money and the risks specifi c to the asset. In determining fair value less costs of disposal, recent market transactions are taken into account, if available. If no such transactions can be identifi ed, an appropriate valuation model is used. These calculations are corroborated by valuation multiples, quoted share prices for publicly traded subsidiaries or other available fair value indicators.

93Annual Report 2013 Financial Statements Notes to Financial Statements For the year ended 31 December 2013 2.2 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) Impairment of non-fi nancial assets (continued) The Group bases its impairment calculations on detailed budgets and forecast calculations which are prepared separately for each of the Group’s CGUs to which the individual assets are allocated. These budgets and forecast calculations generally cover a period of fi ve years. For longer periods, a long-term growth rate is calculated and applied to projected future cash fl ows after the fi fth year. Impairment losses of continuing operations including impairments on inventories, are recognized in the statement of profi t or loss and other comprehensive income in those expense categories consistent with the function of the impaired assets. For assets excluding goodwill, an assessment is made at each reporting date as to whether there is any indication that previously recognized impairment losses may no longer exist or may have decreased. If such an indication exists, the Group estimates the asset’s or CGU’s recoverable amount. A previously recognized impairment loss is reversed only if there has been a change in the estimates used to determine the asset’s recoverable amount since the last impairment loss was recognized. The reversal is limited so that the carrying amount of the asset does not exceed its recoverable amount, nor exceed the carrying amount that would have been determined, net of depreciation, had no impairment losses been recognized for the asset in prior years. Such reversal is recognized in the statement of profi t or loss and other comprehensive income unless the asset is carried at a revalued amount, in which case the reversal is treated as a revaluation increase. Investments and other fi nancial assets Financial assets are classifi ed, at initial recognition, as fi nancial assets at fair value through profi t or loss, loans and receivables, held-to-maturity investments, or available-for-sale fi nancial assets, as appropriate. When fi nancial assets are recognized initially, they are measured at fair value plus transaction costs that are attributable to the acquisition of the fi nancial assets, except in the case of fi nancial assets recorded at fair value through profi t or loss. The Group determines the classifi cation of its fi nancial assets on initial recognition and, where allowed and appropriate, re-evaluates this designation at each fi nancial year end. All regular way purchases and sales of fi nancial assets are recognized on the trade date, which is the date that the Group commits to purchase the asset. Regular way purchases or sales are purchases or sales of fi nancial assets that require delivery of assets within the period generally established by regulation or convention in the marketplace.

94 Wynn Macau, Limited Financial Statements Notes to Financial Statements For the year ended 31 December 2013 2.2 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) Investments and other fi nancial assets (continued) Subsequent measurement of loans and receivables Loans and receivables are non-derivative fi nancial assets with fi xed or determinable payments that are not quoted in an active market. After initial measurement, loans and receivables (including trade and other receivables, deposits, amounts due from related companies and cash and cash equivalents) are subsequently measured at amortized cost using the effective interest rate method less impairment. Gains and losses are recognized in the statement of profi t or loss and other comprehensive income when the loans and receivables are derecognized or impaired, as well as through the amortization process. Available-for-sale investments Available-for-sale investments are non-derivative fi nancial assets in listed and unlisted debt securities. Debt securities in this category are those which are intended to be held for an indefi nite period of time and which may be sold in response to needs for liquidity or in response to changes in market conditions. After initial recognition, available-for-sale investments are subsequently measured at fair value, with unrealized gains or losses recognized as other comprehensive income in the available- for-sale investment revaluation reserve until the investment is derecognized, at which time the cumulative gain or loss is recognized in the statement of profi t or loss and other comprehensive income, or until the investment is determined to be impaired, when the cumulative gain or loss reclassifi ed from the available-for-sale investment revaluation reserve to the statement of profi t or loss and other comprehensive income in other expenses. Interest earned while holding the available-for-sale investments is reported as fi nance revenue in the statement of profi t or loss and other comprehensive income in accordance with the policy set out for “Revenue recognition” below.

95Annual Report 2013 Financial Statements Notes to Financial Statements For the year ended 31 December 2013 2.2 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) Impairment of fi nancial assets The Group assesses at each statement of fi nancial position date whether there is objective evidence that a fi nancial asset or a group of fi nancial assets is impaired. Assets carried at amortized cost If there is objective evidence that an impairment loss on assets carried at amortized cost has been incurred, the amount of the loss is measured as the difference between the asset’s carrying amount and the present value of estimated future cash fl ows (excluding future expected credit losses that have not been incurred) discounted at the fi nancial asset’s original effective interest rate (i.e. the effective interest rate computed at initial recognition). The carrying amount of the asset is reduced through use of an allowance account and the loss is recognized in the statement of profi t or loss and other comprehensive income. If, in a subsequent period, the amount of the estimated impairment loss decreases because of an event occurring after the impairment was recognized, the previously recognized impairment loss is increased or reduced by adjusting the allowance account. If a future write-off is later recovered, the recovery is credited to fi nance costs in the statement of profi t or loss and other comprehensive income. In relation to trade receivables, a provision for impairment is made when there is objective evidence (such as the probability of insolvency or signifi cant fi nancial diffi culties of the debtor) that the Group will not be able to collect all of the amounts due under the original terms of the transaction. The carrying amount of the receivables is reduced through the use of an allowance account. Impaired debts are derecognized when they are assessed as uncollectible. Available-for-sale investments For available-for-sale investments, the Group assesses at the end of each reporting period whether there is objective evidence that an investment or a group of investments is impaired. If an available-for-sale investment is impaired, an amount comprising the difference between its cost (net of any principal payment and amortization) and its current fair value, less any impairment loss previously recognized in the statement of profi t or loss and other comprehensive income, is removed from other comprehensive income and recognized in the statement of profi t or loss and other comprehensive income.

96 Wynn Macau, Limited Financial Statements Notes to Financial Statements For the year ended 31 December 2013 2.2 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) Impairment of fi nancial assets (continued) Available-for-sale investments (continued) In the case of debt instruments classifi ed as available-for-sale, impairment is assessed based on the same criteria as fi nancial assets carried at amortized cost. However, the amount recorded for impairment is the cumulative loss measured as the difference between the amortized cost and the current fair value, less any impairment loss on that investment previously recognized in the statement of profi t or loss and other comprehensive income. Future interest income continues to be accrued based on the reduced carrying amount of the asset and is accrued using the rate of interest used to discount the future cash fl ows for the purpose of measuring the impairment loss. The interest income is recorded as part of fi nance revenue. Impairment losses on debt instruments are reversed through the statement of profi t or loss and other comprehensive income if the increase in fair value of the instruments can be objectively related to an event occurring after the impairment loss was recognized in the statement of profi t or loss and other comprehensive income. Inventories Inventories are valued at the lower of cost and net realizable value. Cost is determined on the fi rst-in, fi rst-out, average or specifi c identifi cation methods. Net realizable value is based on estimated selling prices less estimated costs to be incurred on completion and disposal. Cash and cash equivalents Cash and cash equivalents in the statement of fi nancial position comprise cash at banks and on hand and short term deposits with an original maturity of three months or less, which are not restricted as to use. For the purpose of the consolidated statement of cash fl ows, cash and cash equivalents consist of cash and cash equivalents as defi ned above. Financial liabilities The Group’s and the Company’s fi nancial liabilities are classifi ed as other fi nancial liabilities, which include accounts payable, land premium payables, construction retention payables, other payables, amounts due to related companies, interest-bearing borrowings, other current and long-term liabilities and derivatives, and are subsequently measured at amortized cost, using the effective interest rate method.

97Annual Report 2013 Financial Statements Notes to Financial Statements For the year ended 31 December 2013 2.2 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) Financial liabilities (continued) Interest-bearing loans and borrowings All loans and borrowings are initially recognized at fair value less directly attributable transaction costs, and have not been designated as “fair value through profi t or loss”. After initial recognition, interest-bearing loans and borrowings are subsequently measured at amortized cost, using the effective interest rate method. Gains and losses are recognized in the statement of profi t or loss and other comprehensive income when the liabilities are derecognized as well as through the effective interest rate method (“EIR”) amortization process. Amortized cost is calculated by taking into account any discount or premium on acquisition and fees or costs that are an integral part of the EIR. The EIR amortization is included in fi nance costs in the statement of profi t or loss and other comprehensive income. Derivative fi nancial instruments The Group uses derivative fi nancial instruments, such as interest rate swaps, to manage risks associated with interest rate fl uctuations. Such derivative fi nancial instruments are initially recognized at fair value on the date a derivative contract is entered into and are subsequently remeasured at fair value. Fair value is estimated based upon current, and predictions of future interest rate levels along a yield curve, the remaining duration of the instrument and other market conditions and, therefore, is subject to signifi cant estimation and a high degree of variability of fl uctuation between periods. The Group adjusts this amount by applying a non- performance valuation after considering the Group’s creditworthiness or the creditworthiness of the Group’s counterparties at each settlement date. Derivatives are carried as assets when the fair value is positive and as liabilities when the fair value is negative. All gains or losses arising from changes in fair value on derivatives are taken directly to the statement of profi t or loss and other comprehensive income as none of the derivatives qualify for hedge accounting. The fair value of interest rate swap contracts is determined by using appropriate valuation techniques. Current versus non-current classifi cation Derivative instruments that are not designated as effective hedging instruments are classifi ed as current or non-current or separated into current and non-current portions based on an assessment of the facts and circumstances (i.e., the underlying contracted cash fl ows).

98 Wynn Macau, Limited Financial Statements Notes to Financial Statements For the year ended 31 December 2013 2.2 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) Derecognition of fi nancial assets and liabilities Financial assets A fi nancial asset (or, where applicable, a part of a fi nancial asset or part of a group of similar fi nancial assets) is primarily derecognized (i.e., removed from the Group’s consolidated statement of fi nancial position) when: the rights to receive cash fl ows from the asset have expired; or the Group has transferred its rights to receive cash fl ows from the asset or has assumed an obligation to pay cash fl ow receipts in full without material delay to a third party under a “pass-through” arrangement; and either (a) the Group has transferred substantially all the risks and rewards of the asset, or (b) the Group has neither transferred nor retained substantially all the risks and rewards of the asset, but has transferred control of the asset. When the Group has transferred its rights to receive cash fl ows from an asset or has entered into a pass-through arrangement, it evaluates if and to what extent it has retained the risk and rewards of ownership of the asset. When it has neither transferred nor retained substantially all the risks and rewards of the asset nor transferred control of the asset, the Group continues to recognize the transferred asset to the extent of the Group’s continuing involvement. Continuing involvement that takes the form of a guarantee over the transferred asset is measured at the lower of the original carrying amount of the asset and the maximum amount of consideration that the Group could be required to repay. When continuing involvement takes the form of a written and/or purchased option (including a cash settled option or similar provision) on the transferred asset, the extent of the Group’s continuing involvement is the amount of the transferred asset that the Group may repurchase, except that in the case of a written put option (including a cash settled option or similar provision) on an asset measured at fair value, the extent of the Group’s continuing involvement is limited to the lower of the fair value of the transferred asset and the option exercise price. Financial liabilities A fi nancial liability is derecognized when the obligation under the liability is discharged or cancelled, or expires. When an existing fi nancial liability is replaced by another from the same lender on substantially different terms, or the terms of an existing liability are substantially modifi ed, such an exchange or modifi cation is treated as a derecognition of the original liability and the recognition of a new liability, and the difference in the respective carrying amounts is recognized in the statement of profi t or loss and other comprehensive income.

99Annual Report 2013 Financial Statements Notes to Financial Statements For the year ended 31 December 2013 2.2 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) Provisions Provisions are recognized when the Group has a present obligation (legal or constructive) as a result of a past event, it is probable that an outfl ow of resources embodying economic benefi ts will be required to settle the obligation and a reliable estimate can be made of the amount of the obligation. Where the Group expects some or all of a provision to be reimbursed, for example under an insurance contract, the reimbursement is recognized as a separate asset but only when the reimbursement is virtually certain. The expense relating to any provision is presented in the consolidated statement of profi t or loss and other comprehensive income net of any reimbursement. If the effect of the time value of money is material, provisions are discounted using a current pre-tax rate that refl ects, where appropriate, the risks specifi c to the liability. Where discounting is used, the increase in the provision due to the passage of time is recognized as a fi nance cost. Pensions and other post employment benefi ts The Group operates a defi ned contribution retirement benefi t scheme (the “Scheme”). The Scheme allows eligible employees to contribute 5% of their salary to the Scheme and the Group matches the contributions with an equal amount. The assets of the Scheme are held separately from those of the Group in an independently administered fund. The Group’s matching contributions vest to the employees at 10% per year with full vesting in ten years. Forfeitures of unvested contributions are used to reduce the Group’s liability for its contributions payable under the Scheme. The contributions are charged to the consolidated statement of profi t or loss and other comprehensive income as they become payable in accordance with the rules of the Scheme. Share-based payments Employees (including senior executives and directors) of the Group receive remuneration in the form of share-based payments, whereby employees render services as consideration for equity instruments in the form of common shares of the ultimate parent company, Wynn Resorts, Limited, or beginning in September 2009, the Company. In situations where equity instruments are issued and some or all of the goods or services received by the entity as consideration cannot be specifi cally identifi ed, they are measured as the difference between the fair value of the share-based payment transactions and the fair value of any identifi able goods or services received at the grant date. This is then capitalized or expensed as appropriate.

100 Wynn Macau, Limited Financial Statements Notes to Financial Statements For the year ended 31 December 2013 2.2 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) Share-based payments (continued) Equity-settled transactions The cost of equity-settled transactions with employees, for awards granted after 7 November 2002, is measured by reference to the fair value at the date on which they are granted. The fair value is determined by using an appropriate pricing model, further details of which are given in note 24. The cost of equity-settled transactions is recognized, together with a corresponding increase in equity, over the period in which the performance and/or service conditions are fulfi lled in employee benefi t expenses, ending on the date on which the relevant employees become fully entitled to the award (the “vesting date”). The cumulative expense recognized for equity- settled transactions at each reporting date until the vesting date refl ects the extent to which the vesting period has expired and the Group’s best estimate of the number of equity instruments that will ultimately vest. The charge or credit to the consolidated statement of profi t or loss and other comprehensive income for a period represents the movement in cumulative expense recognized as of the beginning and end of that period and is recognized in staff costs. No expense is recognized for awards that do not ultimately vest, except for equity-settled transactions where vesting is conditional upon a market or non-vesting condition, which are treated as vesting irrespective of whether or not the market or non-vesting condition is satisfi ed, provided that all other performance and/or service conditions are satisfi ed. Where the terms of an equity-settled award are modifi ed, as a minimum an expense is recognized as if the terms had not been modifi ed, if the original terms of the award are met. In addition, an expense is recognized for any modifi cation that increases the total fair value of the share-based payment, or is otherwise benefi cial to the employee as measured at the date of modifi cation. Where an equity-settled award is cancelled, it is treated as if it had vested on the date of cancellation, and any expense not yet recognized for the award is recognized immediately. This includes any award where non-vesting conditions within the control of either the entity or the employee are not met. However, if a new award is substituted for the cancelled award, and designated as a replacement award on the date that it is granted, the cancelled and new awards are treated as if they were a modifi cation of the original award, as described in the previous paragraph. All cancellations of equity-settled transaction awards are treated equally. The dilutive effect of outstanding options is refl ected as additional share dilution in the computation of diluted earnings per share.

101Annual Report 2013 Financial Statements Notes to Financial Statements For the year ended 31 December 2013 2.2 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) Leases The determination of whether an arrangement is or contains a lease is based on the substance of the arrangement at its inception and whether the fulfi llment of the arrangement is dependent on the use of a specifi c asset or the arrangement conveys a right to use the asset. Group as a lessee Leases where the Group does not transfer substantially all the risks and benefi ts of ownership of the asset are classifi ed as operating leases. Operating lease payments are recognized as an operating expense in the statement of profi t or loss and other comprehensive income on the straight-line basis over the lease terms. Group as a lessor When an asset is leased out under an operating lease, the asset is included in the statement of fi nancial position based on the nature of the asset. Initial direct costs incurred in negotiating an operating lease are added to the carrying amount of the leased asset and recognized over the lease term on the same basis as rental income. Contingent rents are recognized as revenue in the period in which they are earned. Revenue recognition Revenue is recognized to the extent that it is probable the economic benefi ts will fl ow to the Group and the revenue can be reliably measured, regardless of when the payment is being made. Revenue is measured at the fair value of the consideration received or receivable, taking into account contractually defi ned terms of payment and excluding taxes or duties. Casino revenues are measured by the aggregate net difference between gaming wins and losses, with liabilities recognized for funds deposited by customers before gaming play occurs and for chips in customers’ possession. Revenues are recognized net of certain sales incentives. Accordingly, the Group’s casino revenues are reduced by commissions and points earned in customer loyalty programs. Rooms, food and beverage, retail and other operating revenues are recognized when services are performed or the retail goods are sold. Deposits received from customers in advance on rooms or other services are recorded as liabilities until services are provided to the customers.

102 Wynn Macau, Limited Financial Statements Notes to Financial Statements For the year ended 31 December 2013 2.2 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) Revenue recognition (continued) The retail value of accommodation, food and beverage, and other services furnished to guests without charge is excluded from total operating revenues in the accompanying consolidated statement of profi t or loss and other comprehensive income. The amounts of such promotional allowances excluded from total operating revenues are as follows: Group For the year ended 31 December 2013 2012 HK$ HK$ (in thousands) Rooms 774,683 769,782 Food and beverage 567,812 571,096 Retail and other 44,151 51,810 1,386,646 1,392,688 Retail and other revenue includes rental income which is recognized on a time proportion basis over the lease terms. Contingent rental income is recognized when the right to receive such rental income is established according to the lease agreements. Finance revenue is accrued on a time basis by reference to the principal outstanding and at the applicable interest rates. Taxes Current income tax Current income tax assets and liabilities for the current and prior periods are measured at the amounts expected to be recovered from or paid to the taxation authorities. The tax rates and tax laws used to compute the amount are those that are enacted or substantively enacted by the statement of fi nancial position date.

103Annual Report 2013 Financial Statements Notes to Financial Statements For the year ended 31 December 2013 2.2 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) Taxes (continued) Deferred income tax Deferred income tax is provided using the liability method on temporary differences at the statement of fi nancial position date between the tax basis of assets and liabilities and their carrying amounts for fi nancial reporting purposes. Deferred income tax liabilities are recognized for all taxable temporary differences, except: when the deferred income tax liability arises from the initial recognition of goodwill or of an asset or liability in a transaction that is not a business combination and, at the time of the transaction, affects neither the accounting profi t nor taxable profi t or loss; and in respect of taxable temporary differences associated with investments in subsidiaries, the timing of the reversal of the temporary differences can be controlled and it is probable that the temporary differences will not reverse in the foreseeable future. Deferred income tax assets are recognized for all deductible temporary differences, the carry forward of unused tax credits and any unused tax losses. Deferred tax assets are recognized to the extent that it is probable that taxable profi t will be available against which the deductible temporary differences and the carry forward of unused tax credits and unused tax losses can be utilized, except: when the deferred income tax asset relating to the deductible temporary difference arises from the initial recognition of an asset or liability in a transaction that is not a business combination and, at the time of the transaction, affects neither the accounting profi t nor taxable profi t or loss; and in respect of deductible temporary differences associated with investments in subsidiaries, deferred income tax assets are recognized only to the extent it is probable the temporary differences will reverse in the foreseeable future and taxable profi ts will be available against which the temporary differences can be utilized.

104 Wynn Macau, Limited Financial Statements Notes to Financial Statements For the year ended 31 December 2013 2.2 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) Taxes (continued) Deferred income tax (continued) The carrying amount of deferred income tax assets is reviewed at each statement of fi nancial position date and reduced to the extent that it is no longer probable that suffi cient taxable profi ts will be available to allow all or part of the deferred income tax asset to be utilized. Unrecognized deferred income tax assets are reassessed at each statement of fi nancial position date and are recognized to the extent it has become probable that future taxable profi ts will allow the deferred tax asset to be recovered. Deferred income tax assets and liabilities are measured at the tax rates that are expected to apply in the year when the asset is realized or the liability is settled, based on tax rates (and tax laws) that have been enacted or substantively enacted at the statement of fi nancial position date. Deferred income tax items are recognized in correlation to the underlying transaction either in other comprehensive income or directly in equity. Deferred income tax assets and deferred income tax liabilities are offset if a legally enforceable right exists to set off current tax assets against current income tax liabilities and the deferred income taxes relate to the same taxable entity and the same taxation authority. Gaming taxes and premiums According to the Concession Agreement granted by the Macau Government and the relevant legislation, the Group is required to pay a 35% gaming tax on the gross gaming win. The Group is also required to pay an additional 4% of gross gaming win as public development and social related contributions. The Group also makes certain variable and fi xed payments to the Macau Government based on the number of slot machines and table games in operation on a monthly and yearly basis, respectively. These expenses are reported as “gaming taxes and premiums” in the consolidated statement of profi t or loss and other comprehensive income. Fine art and a diamond The Group’s fi ne art and a diamond are stated at cost less accumulated impairment. Any fi ne art and diamond impairment is assessed based on the cash-generating unit to which it belongs, which is usually the property in its entirety. The diamond was sold during the year ended 31 December 2013 and no impairment has been recognized for the years ended 31 December 2013 and 2012.

105Annual Report 2013 Financial Statements Notes to Financial Statements For the year ended 31 December 2013 2.2 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) Fine art and a diamond (continued) Fine art and the diamond are derecognized upon disposal. Any gain or loss arising on derecognition of the asset (calculated as the difference between the net disposal proceeds and the carrying amount of the asset) is included in the statement of profi t or loss and other comprehensive income when the asset is derecognized. Dividends Final dividends proposed by the directors are classifi ed as a separate allocation of retained earnings within the equity section of the statement of fi nancial position, until they have been approved by the shareholders in a general meeting. When these dividends have been approved by the shareholders and declared, they are recognized as a liability. Interim/special dividends are simultaneously proposed and declared because the Company’s memorandum and articles of association grant the Directors the authority to declare interim/ special dividends. Consequently, interim/special dividends are recognized immediately as a liability when they are proposed and declared. Statutory reserve In accordance with the provisions of the Macau Commercial Code, Wynn Macau, Limited’s subsidiaries incorporated in Macau are required to transfer a minimum of 10% of their annual net profi t to a legal reserve until that reserve equals 25% of their issued capital. This reserve is not distributable to the shareholders.

106 Wynn Macau, Limited Financial Statements Notes to Financial Statements For the year ended 31 December 2013 2.3 IMPACT OF NEW AND REVISED INTERNATIONAL FINANCIAL REPORTING STANDARDS The Group has adopted the following new and revised IFRSs for the fi rst time for the current year fi nancial statements: IFRS 1 Amendments Amendments to IFRS 1 First-time Adoption of International Financial Reporting Standards — Government Loans IFRS 7 Amendments Amendments to IFRS 7 Financial Instruments: Disclosures — Offsetting Financial Assets and Financial Liabilities IFRS 10 Consolidated Financial Statements IFRS 11 Joint Arrangements IFRS 12 Disclosure of Interests in Other Entities IFRS 10, IFRS 11 and IFRS 12 Amendments Amendments to IFRS 10, IFRS 11 and IFRS 12 — Transition Guidance IFRS 13 Fair Value Measurement IAS 1 Amendments Amendments to IAS 1 Presentation of Financial Statements — Presentation of Items of Other Comprehensive Income IAS 19 Amendments Amendments to IAS 19 Employee Benefi ts IAS 27 (revised) Separate Financial Statements IAS 28 (revised) Investments in Associates and Joint Ventures IFRIC 20 Stripping Costs in the Production Phase of a Surface Mine Annual Improvements 2009 – 2011 Cycle Amendments to a number of IFRSs issued in May 2012 Other than as further explained below regarding the impact of IFRS 13, the adoption of the new and revised IFRSs has had no signifi cant fi nancial effect on these fi nancial statements. The principal effects of adopting this new IFRS 13 Fair Value Measurement are as follows: IFRS 13 provides a precise defi nition of fair value and a single source of fair value measurement and disclosure requirements for use across IFRSs. The standard does not change the circumstances in which the Group is required to use fair value, but rather provides guidance on how fair value should be applied where its use is already required or permitted under other IFRSs. IFRS 13 is applied prospectively and the adoption has had no material impact on the Group’s fair value measurements. As a result of the guidance in IFRS 13, the policies for measuring fair value have been amended. Additional disclosures required by IFRS 13 for the fair value measurements of fi nancial instruments are included in note 29 to the fi nancial statements.

Annual Report 2013 | 107

Financial Statements
Notes to Financial Statements
For the year ended 31 December 2013

2.4 IMPACT OF ISSUED BUT NOT YET EFFECTIVE INTERNATIONAL FINANCIAL REPORTING STANDARDS

The following new and revised standards, amendments to standards and interpretations to existing standards have been issued but are not effective for the year ended 31 December 2013:

IFRS 9	*Financial Instruments*[4]
IFRS 9, IFRS 7 and IAS 39 Amendments	*Hedge Accounting* and amendments to IFRS 9, IFRS 7 and IAS 39[4]
IFRS 10, IFRS 12 and IAS 27 Amendments	Amendments to IFRS 10, IFRS 12 and IAS 27 — *Investment Entities*[1]
IFRS 14	*Regulatory Deferral Accounts*[3]
IAS 19 Amendments	Amendments to IAS 19 *Employee Benefits — Defined Benefit Plans: Employee Contributions*[2]
IAS 32 Amendments	Amendments to IAS *32 Financial Instruments: Presentation — Offsetting Financial Assets and Financial Liabilities*[1]
IAS 36 Amendments	Amendments to IAS 36 *Impairment of Assets — Recoverable Amount Disclosures for Non-Financial Assets*[1]
IAS 39 Amendments	Amendments to IAS 39 *Financial Instruments: Recognition and Measurement — Novation of Derivatives and Continuation of Hedge Accounting*[1]
IFRIC 21	Levies[1]
Annual Improvement 2011–2013 Cycle	Amendments to a number by IFRSs issued in December 2013[2]
Annual Improvement 2010–2012 Cycle	Amendments to a number by IFRSs issued in December 2013[2]

1 Effective for annual periods beginning on or after 1 January 2014
2 Effective for annual periods beginning on or after 1 July 2014
3 Effective for annual periods beginning on or after 1 January 2016
4 No mandatory effective date yet determined but is available for adoption

The Group has not early adopted any of the above standards, interpretations and amendments to the existing standards, and continues to assess the impact of these new and revised IFRSs on the Group's results of operations, financial position, and its financial reporting disclosures. While the adoption of some of the amendments and the new and revised IFRSs may result in change in accounting policies and new disclosures, none of these are expected to have a significant financial impact on the Group.

108 Wynn Macau, Limited Financial Statements Notes to Financial Statements For the year ended 31 December 2013 2.5 SIGNIFICANT ACCOUNTING JUDGMENTS AND ESTIMATES The preparation of the Group’s fi nancial statements requires management to make judgments, estimates and assumptions that affect the reported amounts of revenues, expenses, assets and liabilities, and their accompanying disclosures and the disclosure of contingent liabilities. Uncertainty about these assumptions and estimates may result in outcomes that may require a material adjustment to the carrying amount of the asset or liability affected in the future. Key sources of estimation uncertainty and critical judgments in applying the Group’s accounting policies which have a signifi cant effect on the fi nancial statements are set out below. Useful lives of property and equipment The useful lives of assets are based on management’s estimations. Management considers the impact of changes in technology, customer service requirements, availability of capital funding and the required return on assets and equity to determine the optimum useful life expectation for each of the individual categories of property, plant, and equipment. The estimations of residual values of assets are also based on management’s judgments as to whether the assets will be sold or used to the end of their useful lives and what their condition will be like at that time. Depreciation is calculated on the straight-line basis to write off the cost of each item of property and equipment to its residual value over the shorter of the remaining term of the gaming concession (for designated gaming assets and space) or land concession (for all other assets), as applicable, and their estimated useful lives. Management’s periodic reviews on the estimations made could result in changes in depreciable lives and, therefore, depreciation expense in future periods. Impairment of non-fi nancial assets Management is required to make judgments concerning the cause, timing and amount of impairments. In the identifi cation of impairment indicators, management considers the impact of changes in current competitive conditions, cost of capital, availability of funding, technological obsolescence, discontinuance of services and other circumstances that could indicate that an impairment exists. The Group applies the impairment assessments to its separate CGUs. This requires management to make signifi cant judgments concerning the existence of impairment indicators, identifi cation of separate CGU’s remaining useful lives of assets and estimates of projected cash fl ows and fair values less costs to sell. For non-fi nancial assets other than goodwill, management’s judgments are also required when assessing whether a previously recognized impairment loss should be reversed. Where impairment indicators exist, the determination of the recoverable amount of a CGU requires management to make assumptions to determine the fair value less costs to sell and value in use. In addition, for goodwill, the recoverable amount is estimated annually whether or not there is any indication of impairment.

109Annual Report 2013 Financial Statements Notes to Financial Statements For the year ended 31 December 2013 2.5 SIGNIFICANT ACCOUNTING JUDGMENTS AND ESTIMATES (CONTINUED) Impairment of non-fi nancial assets (continued) Key assumptions on which management has based its determinations of fair values less costs to sell include the existence of binding sale agreements, and for the determination of values in use include projected revenues, gross margins, and average revenue per asset component, capital expenditures, expected customer base and market share. Management is also required to choose suitable discount rates in order to calculate the present values of those cash fl ows. Changes in key assumptions on which the recoverable amounts of assets are based could signifi cantly affect the Group’s fi nancial condition and results of operations. Impairment of accounts receivable Management evaluates the reserve for bad debts based on specifi c reviews of customer accounts as well as experience with collection trends in the casino industry and current economic and business conditions. As customer payment experience evolves, management will continue to refi ne the estimated reserve for bad debts. Accordingly, the associated provision for doubtful accounts charge may fl uctuate. Because individual customer account balances can be signifi cant, the reserve and the provision can change signifi cantly between periods, as customer information becomes known or as changes in a region’s economy or legal systems occur. Segment reporting The Group currently operates in one business segment, namely, the management of its casino and hotel resort. A single management team reports to the chief operating decision-maker who comprehensively manages the entire business. Accordingly, the Group does not have separate reportable segments. Fair value estimation — fi nancial assets and liabilities Financial assets and liabilities are recognized or disclosed at fair values. The fair values of fi nancial instruments traded in active markets are based on quoted market prices. In assessing the fair values of non-traded instruments, discounted cash fl ows or market assessments are used. The nominal values less any estimated credit realizable value adjustments for fi nancial assets and liabilities with a maturity of less than one year, including prepayments, other payables or current borrowings, are assumed to approximate their fair values. Management determines these assumptions by reviewing current market rates, making industry comparisons and reviewing conditions relevant to the Group.

110 Wynn Macau, Limited Financial Statements Notes to Financial Statements For the year ended 31 December 2013 2.5 SIGNIFICANT ACCOUNTING JUDGMENTS AND ESTIMATES (CONTINUED) Fair value estimation — Black-Scholes valuation model The Group uses the Black-Scholes valuation model to value Wynn Resorts, Limited’s and Wynn Macau, Limited’s grants of options issued. The Black-Scholes valuation model uses assumptions of expected volatility, risk-free interest rates, the expected terms of options granted, and expected rates of dividends. Changes in these assumptions could materially affect the estimated fair value. Expected volatility is based on implied and historical factors related to Wynn Resorts, Limited’s and Wynn Macau, Limited’s common stock. Expected term represents the weighted average time between the option’s grant date and its exercise date. The risk-free interest rate used is equal to the U.S. Treasury yield curve and the Hong Kong Exchange Fund Bills for the WRL Stock Plan and Wynn Macau, Limited’s Share Option Scheme, respectively, at the time of grant for the period equal to the expected term. Income taxes Income taxes represent the sum of income taxes currently payable and any deferred taxes. The calculation of deferred income taxes and any associated allowance is subject to a signifi cant amount of judgment. The Group’s income tax reports may be examined by governmental authorities. Accordingly, the Group reviews any potentially unfavorable tax outcome and, when an unfavorable outcome is identifi ed as probable and can be reasonably estimated, an allowance is established. 3. OTHER REVENUES AND EXPENSES 3.1 Staff costs Group For the year ended 31 December 2013 2012 HK$ HK$ (in thousands) Wages and salaries 2,021,303 1,920,944 Other costs and benefi ts 211,170 216,647 Expense of share-based payments 35,653 20,567 Retirement plan contributions 58,088 55,357 Employee relations and training 18,736 17,762 Social security costs 6,395 7,449 2,351,345 2,238,726

111Annual Report 2013 Financial Statements Notes to Financial Statements For the year ended 31 December 2013 3. OTHER REVENUES AND EXPENSES (CONTINUED) 3.1 Staff costs (continued) “Other costs and benefi ts” includes rental expense for staff housing of approximately HK$13.9 million for the year ended 31 December 2013 (2012: HK$15.1 million). 3.2 Other operating expenses Group For the year ended 31 December 2013 2012 HK$ HK$ (in thousands) Gaming promoters’ commissions 2,065,238 1,882,433 Royalty fees 1,248,215 1,141,170 Cost of sales 534,195 593,975 Advertising and promotions 269,292 244,164 Utilities and fuel 189,774 194,881 Corporate support services and other 153,650 177,033 Operating supplies and equipment 147,745 141,721 Repairs and maintenance expenses 123,523 109,423 Other support services 52,634 39,300 Provision (reversal of provision) for doubtful accounts, net 33,672 (1,546) Operating rental expenses 30,797 27,294 Auditors’ remuneration 4,045 4,630 Other 252,658 230,531 5,105,438 4,785,009

112 Wynn Macau, Limited Financial Statements Notes to Financial Statements For the year ended 31 December 2013 3. OTHER REVENUES AND EXPENSES (CONTINUED) 3.3 Depreciation and amortization Group For the year ended 31 December 2013 2012 HK$ HK$ (in thousands) Depreciation of property and equipment 823,197 847,454 Amortization of leasehold interest in land 95,330 71,475 918,527 918,929 Depreciation and amortization expenses of approximately HK$3,495,000 and HK$841,000 respectively, for the year ended 31 December 2013 (2012: HK$1,930,000 and HK$841,000, respectively) are excluded from the table above and are classifi ed as staff costs and included in other costs and benefi ts in note 3.1 to the fi nancial statements. Such balances are related to a home purchased by WRM for the use by one of the Group’s executives as described in note 28 to the fi nancial statements. 3.4 Property charges and other Group For the year ended 31 December 2013 2012 HK$ HK$ (in thousands) Loss on disposals and abandonment of assets, net 9,573 49,071

113Annual Report 2013 Financial Statements Notes to Financial Statements For the year ended 31 December 2013 3. OTHER REVENUES AND EXPENSES (CONTINUED) 3.5 Finance revenues Group For the year ended 31 December 2013 2012 HK$ HK$ (in thousands) Interest income from: Available-for-sale investments — listed 3,631 9,922 — unlisted 1,340 2,578 Cash at banks 105,897 71,262 110,868 83,762 3.6 Finance costs Group For the year ended 31 December 2013 2012 HK$ HK$ (in thousands) Interest expense for: Bank loans wholly repayable within 5 years 130,941 36,761 Bank loans not wholly repayable within 5 years — 68,534 Senior notes not wholly repayable within 5 years 50,885 — Interest rate swaps wholly repayable within 5 years 29,544 26,859 Land lease premium wholly repayable within 5 years 35,877 29,512 Other payments wholly payable within 5 years 5,097 5,111 Imputed interest expense on other payable 29,321 31,674 Bank fees for unused facilities 76,575 58,511 Amortization of debt fi nancing costs 73,590 53,080 Less: capitalized interest (85,157) (15,729) 346,673 294,313

114 Wynn Macau, Limited

Financial Statements

Notes to Financial Statements

For the year ended 31 December 2013

3. OTHER REVENUES AND EXPENSES (CONTINUED)

3.6 Finance costs (continued)

The interest was capitalized using a weighted average rate of 4.84% for the year ended 31 December 2013 (2012: 5.21%).

4. INTEREST RATE SWAPS

As at 31 December 2013, the Group had three interest rate swap agreements. Under two swap agreements, the Group paid a fixed interest rate of 0.73% on total Hong Kong dollar borrowings of approximately HK$3.95 billion incurred under the Amended Wynn Macau Credit Facilities in exchange for receipts on the same amount at a variable interest rate based on the applicable HIBOR at the time of payment. As at 31 December 2013, these two interest rate swaps fixed the interest rate on approximately HK$3.95 billion of borrowings under the Amended Wynn Macau Credit Facilities at approximately 2.48%.

Under the third swap agreement, the Group paid a fixed interest rate of 0.6763% on U.S. dollar borrowings of US$243.8 million (approximately HK$1.8 billion) incurred under the Amended Wynn Macau Credit Facilities in exchange for receipts on the same amount at a variable interest rate based on the applicable LIBOR at the time of payment. As at 31 December 2013, this interest rate swap fixed the interest rate on US$243.8 million (approximately HK$1.8 billion) of borrowings under the Amended Wynn Macau Credit Facilities at approximately 2.43%. All the three agreements will terminate in July 2017.

The Group had one interest rate swap agreement that matured in June 2012. Under the swap agreement, the Group paid a fixed interest rate of 2.15% on Hong Kong dollar borrowings of approximately HK$2.3 billion incurred under the Wynn Macau Credit Facilities in exchange for receipts on the same amount at a variable interest rate based on the applicable HIBOR at the time of payment. This interest rate swap fixed the interest rate on the Hong Kong dollar borrowings at 3.4%.

The carrying value of the interest rate swaps in the consolidated statement of financial position approximates their fair value. The fair value approximates the amount that the Group would pay if these contracts were settled at the respective valuation dates. These transactions do not qualify for hedge accounting. Accordingly, changes in the fair value, were charged to the consolidated statement of profit or loss and other comprehensive income.

The Group's liabilities under the swap agreements in 2012 were secured by the same collateral package securing the Amended Wynn Macau Credit Facilities.

115Annual Report 2013 Financial Statements Notes to Financial Statements For the year ended 31 December 2013 5. INCOME TAX EXPENSE The major component of the income tax expense for the years ended 31 December 2013 and 2012 was: Group For the year ended 31 December 2013 2012 HK$ HK$ (in thousands) Income tax expense: current-overseas 15,049 15,049 No provision for Hong Kong profi ts tax for the year ended 31 December 2013 has been made as there was no assessable profi t generated in Hong Kong (2012: nil). Taxation for overseas jurisdictions is charged at the appropriate prevailing rates ruling in the respective jurisdictions and the maximum rate is 12% (2012: 12%). The tax position for the years ended 31 December 2013 and 2012 reconciles to profi t before tax as follows: Group For the year ended 31 December 2013 2012 HK$ % HK$ % (in thousands, except for percentages) Profi t before tax 7,715,954 6,454,742 Tax at the applicable income tax rate 925,914 12.0 774,569 12.0 Income not subject to tax (1,056,636) (13.7) (908,195) (14.1) Macau dividend tax 15,049 0.2 15,049 0.2 Deferred tax not recognized 115,863 1.5 129,625 2.0 Others 14,859 0.2 4,001 0.1 Effective tax expense for the year 15,049 0.2 15,049 0.2

116 Wynn Macau, Limited Financial Statements Notes to Financial Statements For the year ended 31 December 2013 5. INCOME TAX EXPENSE (CONTINUED) The Group incurred Macau tax losses of approximately HK$584.8 million, HK$614.1 million and HK$551.4 million during the tax years ended 31 December 2013, 2012, and 2011, respectively. These tax losses will expire in 2016, 2015 and 2014, respectively. As at 31 December 2013, the Group’s deferred tax assets relating to the University of Macau Development Foundation contribution, interest rate swaps, executive compensation, fi xed assets and tax loss carryforwards amounting to HK$377.9 million (2012: HK$342.0 million) were not recognized as the Group determined it was not probable that future taxable profi ts will be available against which the deferred tax asset could be utilized. Effective 6 September 2006, WRM received a 5-year exemption from Macau’s 12% Complementary Tax on casino gaming profi ts (the “Tax Holiday”). On 30 November 2010, WRM received an additional 5-year exemption effective from 1 January 2011 through 31 December 2015. Accordingly, the Group was exempted from the payment of approximately HK$844.9 million in such tax for the year ended 31 December 2013 (2012: HK$693.5 million). The Group’s non-gaming profi ts remain subject to the Macau Complementary Tax and its casino winnings remain subject to the Macau Special Gaming Tax and other levies in accordance with its Concession Agreement. In June 2009, WRM entered into the WRM Shareholder Dividend Tax Agreement, effective retroactively to 2006, with the Macau Special Administrative Region that provided for annual payments of MOP7.2 million (approximately HK$7.0 million) to the Macau Special Administrative Region in lieu of Complementary Tax on dividend distributions to its shareholders from gaming profi ts. The term of this agreement was fi ve years, which coincided with the Tax Holiday which began in 2006. In November 2010, WRM applied for a 5-year extension of this agreement. In August 2011, the 5-year extension was granted with an annual payment of MOP15.5 million (approximately HK$15.0 million) due to the Macau Special Administration Region for each of the years 2011 through 2015. The Group is exempted from income tax in the Isle of Man and the Cayman Islands. The Group’s subsidiaries fi le income tax returns in Macau and various foreign jurisdictions as required by law. The Group’s income tax returns are subject to examination by tax authorities in the locations where it operates. The Group’s 2009 to 2012 Macau Complementary Tax returns remain subject to examination by the Financial Services Bureau of the Government of the Macau Special Administrative Region (the “Financial Services Bureau”). In March 2013, the Financial Services Bureau commenced an examination of the 2009, 2010 and 2011 Complementary Tax returns for WRM. Since the examination is in its initial stage, the Group is unable to determine if it will conclude within the next 12 months. The Group believes its liability for uncertain tax positions is adequate with respect to these years.

117Annual Report 2013 Financial Statements Notes to Financial Statements For the year ended 31 December 2013 5. INCOME TAX EXPENSE (CONTINUED) In January 2013, the Financial Services Bureau examined the 2009 and 2010 Macau Complementary Tax returns of Palo. The examination resulted in no change to the tax returns. Quarterly, the Group undertakes reviews for any potentially unfavorable tax outcomes and when an unfavorable outcome is identifi ed as being probable and can be reasonably estimated, the Group then establishes a tax reserve for such possible unfavorable outcome. Estimating potential tax outcomes for any uncertain tax issues is highly judgmental and may not be indicative of the ultimate settlement with the tax authorities. As of 31 December 2013, the Group has unrecognized tax losses of HK$1.8 billion (2012: HK$1.9 billion) and the Group believes that these unrecognized tax losses are adequate to offset any adjustments that might be proposed by the Macau tax authorities. The Group believes that it has adequately provided reasonable reserves for prudent and foreseeable outcomes related to uncertain tax matters. 6. DIVIDENDS Company For the year ended 31 December 2013 2012 HK$ HK$ (in thousands) Interim dividend paid of HK$0.50 (2012: nil) per Share 2,593,775 — Proposed fi nal dividend of HK$0.98 (2012: HK$1.24) per Share 5,083,799 6,432,562 7,677,574 6,432,562 The 2012 fi nal dividend was approved by the Shareholders on 16 May 2013 and paid during 2013. The proposed fi nal dividend for the year ended 31 December 2013 is subject to the approval of the Company’s shareholders at the forthcoming annual general meeting.

118 Wynn Macau, Limited Financial Statements Notes to Financial Statements For the year ended 31 December 2013 7. EARNINGS PER SHARE ATTRIBUTABLE TO OWNERS OF THE COMPANY The calculation of basic earnings per Share amount for the year ended 31 December 2013 is based on the consolidated net profi t attributable to owners of the Company and on the weighted average number of Shares of 5,187,550,000 in issue during the year (2012: 5,187,550,000). The diluted earnings per Share amount for the year ended 31 December 2013 is calculated based on the consolidated net profi t attributable to owners of the Company and on the weighted average number of 5,188,151,245 (2012: 5,187,943,909) Shares including Shares of 5,187,550,000 in issue during the year (2012: 5,187,550,000) plus 601,245 potential Shares (2012: 393,909) arising from deemed exercise of share options (see also note 24).

Annual Report 2013 | 119

Financial Statements
Notes to Financial Statements
For the year ended 31 December 2013

8. PROPERTY AND EQUIPMENT AND CONSTRUCTION IN PROGRESS

A summary of the property and equipment and construction in progress is set forth below.

Group:

	Buildings and Improvements HK$	Furniture Fixtures and Equipment HK$	Leasehold Improvements HK$ (in thousands)	Construction in Progress HK$	Total Property and Equipment HK$
Cost:					
At 1 January 2012	8,979,616	2,285,110	37,055	171,457	11,473,238
Additions	4,467	78,274	287	1,132,858	1,215,886
Transfers	424,883	11,517	146	(466,760)	(30,214)
Abandonments/disposals	(66,933)	(32,296)	(23,758)	(539)	(123,526)
At 31 December 2012	9,342,033	2,342,605	13,730	837,016	12,535,384
Additions	8,068	70,312	151	3,950,330	4,028,861
Transfers	369,996	116,858	—	(486,854)	—
Abandonments/disposals	(68,511)	(118,691)	—	(741)	(187,943)
At 31 December 2013	**9,651,586**	**2,411,084**	**13,881**	**4,299,751**	**16,376,302**
Depreciation:					
At 1 January 2012	1,970,907	1,776,795	32,677	—	3,780,379
Depreciation charged for the year	618,373	226,850	4,161	—	849,384
Transfer	—	(21,100)	—	—	(21,100)
Abandonments/disposals	(20,574)	(28,160)	(23,758)	—	(72,492)
At 31 December 2012	2,568,706	1,954,385	13,080	—	4,536,171
Depreciation charged for the year	664,402	162,104	186	—	826,692
Abandonments/disposals	(29,908)	(115,882)	—	—	(145,790)
At 31 December 2013	**3,203,200**	**2,000,607**	**13,266**	**—**	**5,217,073**
Net carrying amount:					
At 31 December 2013	**6,448,386**	**410,477**	**615**	**4,299,751**	**11,159,229**
At 31 December 2012	6,773,327	388,220	650	837,016	7,999,213
At 1 January 2012	7,008,709	508,315	4,378	171,457	7,692,859

120 Wynn Macau, Limited Financial Statements Notes to Financial Statements For the year ended 31 December 2013 9. LEASEHOLD INTERESTS IN LAND The Group has the leasing rights for certain land in Macau under a 25-year concession, which will expire in August 2029, granted by the Macau Government in return for the payment of a premium, all installments of which were paid before 31 December 2009. In 2011, the Group formally accepted the draft terms and conditions of a 25-year land concession from the Macau Government for approximately 51 acres of land in Cotai (“Cotai Land”). The land premium of MOP1,547.4 million (approximately HK$1,502.4 million) comprises a down payment of MOP500 million (approximately HK$485.4 million), made in December 2011, and eight additional semi-annual payments of MOP130.9 million (approximately HK$127.1 million) each, including 5% interest as required by the Macau Government. The fi rst of the eight semi-annual payments was paid in November 2012, six months after the publication of the Cotai Land concession in the offi cial gazette of Macau. Land concessions in Macau are generally renewable for additional periods, subject to applicable legislation. Leasehold interests which recognize the premiums and other capitalized costs are set forth below. Group As at 31 December 2013 2012 HK$ HK$ (in thousands) Cost: At beginning of the year 2,384,022 2,388,484 Other movements — (4,462) At end of the year 2,384,022 2,384,022 Amortization: At beginning of the year 216,715 144,399 Amortization charge for the year 96,171 72,316 At end of the year 312,886 216,715 Net carrying amount 2,071,136 2,167,307

Annual Report 2013 121

Financial Statements
Notes to Financial Statements
For the year ended 31 December 2013

10. GOODWILL

In September 2004, the Group acquired all of the 17.5% indirect ownership interests in WRM held by third parties, in exchange for 1,333,333 shares of Wynn Resorts, Limited's common stock. Mr. Wong Chi Seng, one of the third parties, retained a direct 10% voting and social interest in WRM and agreed to continue to serve as Executive Director. The acquired shares provide, in aggregate, a nominal preferential annual dividend and capital distribution rights of up to one Macau pataca. As a result of the acquisition, WRM became an indirectly wholly owned subsidiary of the Group.

In accordance with the Group's accounting policy for the acquisition of non-controlling interests, the assets and liabilities of WRM were not restated to reflect their fair values at the date of the acquisition. The difference between the purchase price and the non-controlling share of the assets and liabilities reflected within the consolidated statement of financial position of HK$398.3 million at the date of the acquisition was recorded as goodwill.

The recoverable amount of a cash-generating unit ("CGU") has been determined based on value-in-use calculations. These calculations use pre-tax cash flow projections based on financial budgets approved by management covering a five-year period. Cash flows covering the five-year period are extrapolated using an estimated weighted average growth rate that is determined based on past performance and expectations for market development including the expected opening of the resort in Cotai in 2016. The weighted average growth rate used is consistent with the forecasts used in the industry. The discount rate applied to the cash flow projections is 2.44% (2012: 2.3%). The discount rate used is pre-tax and reflect specific risks relating to the Group.

During the year ended 31 December 2013, there was no impairment of any of its CGUs containing goodwill with indefinite useful lives (2012: nil).

122 Wynn Macau, Limited Financial Statements Notes to Financial Statements For the year ended 31 December 2013 11. AVAILABLE-FOR-SALE INVESTMENTS Group and Company As at 31 December 2013 2012 HK$ HK$ (in thousands) Listed debt securities, at fair value: Hong Kong — 62,581 Elsewhere — 205,491 — 268,072 Unlisted debt securities, at fair value: 38,022 153,760 38,022 421,832 Portion classifi ed as non-current — (36,334) Current portion 38,022 385,498 The investments are all denominated in Offshore RMB and have fi xed interest rates ranging from 1.35% to 4.63% during the year, and will mature within one year. The Company obtains pricing information in determining the fair values of its listed and unlisted available-for-sale debt securities from independent pricing vendors. Based on management’s inquiries, the pricing vendors use various pricing models consistent with what other market participants would use. The assumptions and inputs used by the pricing vendors are derived from market observable sources including reported trades, broker/dealer quotes, issuer spreads, benchmark curves, bids, offers and other market-related data. None of the debt securities are either past due or impaired as at 31 December 2013.

123Annual Report 2013 Financial Statements Notes to Financial Statements For the year ended 31 December 2013 12. OTHER NON-CURRENT ASSETS Other non-current assets consist of the following as at 31 December 2013 and 2012: Group As at 31 December 2013 2012 HK$ HK$ (in thousands) Fine art and a diamond 108,764 234,370 Memberships 1,020 1,020 China, glass, silverware and other 34,108 35,843 Deposits 12,876 7,351 Others — 2,516 156,768 281,100 13. INVESTMENT IN A SUBSIDIARY Company As at 31 December 2013 2012 HK$ HK$ (in thousands) Unlisted shares, at cost 12,561,195 12,561,195

124 Wynn Macau, Limited

Financial Statements

Notes to Financial Statements

For the year ended 31 December 2013

13. INVESTMENT IN A SUBSIDIARY (CONTINUED)

The following is a list of subsidiaries as at 31 December 2013:

Name	Place of incorporation/ operation	Principal activities	Nominal value of issued share/ registered capital	Interest held
WM Cayman Holdings Limited II	Cayman Islands	Investment holding	Ordinary shares — US$1	100%*
Wynn Resorts International, Ltd.	Isle of Man	Investment holding	Ordinary shares — GBP2	100%
Wynn Resorts (Macau) Holdings, Ltd.	Isle of Man	Investment holding	Ordinary shares — Class A shares: GBP343 — Class B shares: GBP657	100%
Wynn Resorts Macau, Limited	Hong Kong	Investment holding	Ordinary shares — HK$100	100%
Wynn Resorts (Macau) S.A.	Macau	Operator of hotel casino and related gaming businesses	Share capital — MOP200,100,000	100%**
Palo Real Estate Company Limited	Macau	Development, design and preconstruction activities	Share capital — MOP1,000,000	100%

* Shares directly held by the Company

** 10% of the shares were held by a Macau-resident investor which entitle the holder to 10% of the voting and social rights and the rights to maximum dividend or payment upon dissolution of one MOP. The remaining 90% of the shares held by the Group are entitled to 90% of the voting rights and 100% of the profit participation or economic interest.

None of the subsidiaries had any debt securities outstanding at the end of the year or at any time during the year.

125Annual Report 2013 Financial Statements Notes to Financial Statements For the year ended 31 December 2013 14. INVENTORIES Inventories consist of the following as at 31 December 2013 and 2012: Group As at 31 December 2013 2012 HK$ HK$ (in thousands) Retail merchandise 102,768 87,015 Food and beverage 43,251 31,003 Operating supplies 51,034 49,178 197,053 167,196 15. TRADE AND OTHER RECEIVABLES Trade and other receivables consist of the following as at 31 December 2013 and 2012: Group As at 31 December 2013 2012 HK$ HK$ (in thousands) Casino 486,954 657,120 Hotel 665 10,177 Retail leases and other 232,642 209,677 720,261 876,974 Less: allowance for doubtful accounts (163,902) (294,025) Total trade and other receivables, net 556,359 582,949

126 Wynn Macau, Limited Financial Statements Notes to Financial Statements For the year ended 31 December 2013 15. TRADE AND OTHER RECEIVABLES (CONTINUED) An aged analysis of trade and other receivables is as follows: Group As at 31 December 2013 2012 HK$ HK$ (in thousands) Within 30 days 170,675 295,776 31 to 60 days 165,814 94,243 61 to 90 days 123,141 93,763 Over 90 days 260,631 393,192 720,261 876,974 Less: allowance for doubtful accounts (163,902) (294,025) Net of allowance for doubtful accounts 556,359 582,949 Substantially all of the trade and other receivables as at 31 December 2013 and 2012 were repayable within 14 days. As at 31 December 2013, trade and other receivables with a gross value of HK$720.3 million (2012: HK$876.9 million) were partially impaired and provided for. Movements in the provision for impairment of receivables of the Group, which were collectively impaired, are as follows: HK$ (In thousands) At 1 January 2012 413,344 Reversal for the year, net (1,546) Amounts written off (117,773) At 31 December 2012 and 1 January 2013 294,025 Charge for the year, net 33,672 Amounts written off (163,795) At 31 December 2013 163,902

127Annual Report 2013 Financial Statements Notes to Financial Statements For the year ended 31 December 2013 16. PREPAYMENTS AND OTHER CURRENT ASSETS Prepayments and other current assets consist of the following as at 31 December 2013 and 2012: Group Company As at 31 December As at 31 December 2013 2012 2013 2012 HK$ HK$ HK$ HK$ (in thousands) (in thousands) Prepayments 46,940 38,023 524 524 Deposits 17,144 9,588 — — 64,084 47,611 524 524 None of the above assets is either past due or impaired. The fi nancial assets included in the above balances relate to deposits for which there was no recent history of default. 17. RESTRICTED CASH AND CASH EQUIVALENTS The Amended Wynn Macau Credit Facilities require the Group to deposit certain loan proceeds into restricted accounts. This restricted cash and cash equivalents amount can only be applied to fi nance the funds expended on the development of Wynn Palace. As at 31 December 2013, the Group had restricted cash and cash equivalents amounting to HK$1.55 billion (2012: 768.7 million).

128 Wynn Macau, Limited Financial Statements Notes to Financial Statements For the year ended 31 December 2013 18. CASH AND CASH EQUIVALENTS Cash and cash equivalents consist of the following as at 31 December 2013 and 2012: Group Company As at 31 December As at 31 December 2013 2012 2013 2012 HK$ HK$ HK$ HK$ (in thousands) (in thousands) Cash and cash equivalents on hand 1,898,845 1,825,062 — — Cash at banks and short-term deposits 12,231,588 8,650,308 4,741,978 1,244,874 14,130,433 10,475,370 4,741,978 1,244,874 The cash and cash equivalents are denominated in the following currencies: Group Company As at 31 December As at 31 December 2013 2012 2013 2012 HK$ HK$ HK$ HK$ (in thousands) (in thousands) HK$ 9,404,911 8,546,453 83,254 107,264 US$ 4,612,164 755,207 4,582,572 15 CNH (Offshore Renminbi) 76,153 1,137,595 76,152 1,137,595 MOP 29,514 29,288 — — Renminbi 1,003 1,211 — — Japanese Yen 336 610 — — Other 6,352 5,006 — — 14,130,433 10,475,370 4,741,978 1,244,874

129Annual Report 2013 Financial Statements Notes to Financial Statements For the year ended 31 December 2013 18. CASH AND CASH EQUIVALENTS (CONTINUED) Cash deposited at banks earns interest at fl oating rates based on daily bank deposit rates. Short-term deposits are made for varying periods of between one day and three months, depending on the immediate cash requirements of the Group, and earn interest at the respective short-term deposit rates. 19. ACCOUNTS PAYABLE During 2013 and 2012, the Group normally received credit terms of 30 days. An aged analysis of accounts payable as at 31 December 2013 and 2012, based on invoice dates, is as follows: Group As at 31 December 2013 2012 HK$ HK$ (in thousands) Within 30 days 1,698,108 895,481 31 to 60 days 53,973 41,181 61 to 90 days 5,722 1,286 Over 90 days 52,624 30,789 1,810,427 968,737

130 Wynn Macau, Limited Financial Statements Notes to Financial Statements For the year ended 31 December 2013 20. OTHER PAYABLES AND ACCRUALS Other payables and accruals consist of the following as at 31 December 2013 and 2012: Group Company As at 31 December As at 31 December 2013 2012 2013 2012 HK$ HK$ HK$ HK$ (in thousands) (in thousands) Current: Gaming taxes payable 1,471,397 1,155,504 — — Outstanding chip liabilities 3,442,012 2,572,680 — — Customer deposits 1,230,927 803,735 — — Donation payable 77,670 77,670 — — Other liabilities 363,490 292,649 57,542 5,372 6,585,496 4,902,238 57,542 5,372 Non-current: Donation payable 485,424 533,774 — — Total 7,070,920 5,436,012 57,542 5,372 21. INTEREST-BEARING BORROWINGS Group Company As at 31 December As at 31 December 2013 2012 2013 2012 Notes HK$ HK$ HK$ HK$ (in thousands) (in thousands) Bank loans, secured (a) 7,389,170 5,838,167 — — Senior notes, unsecured (b) 4,652,505 — 4,652,505 — 12,041,675 5,838,167 4,652,505 — Less: debt fi nancing costs, net (358,214) (344,397) (68,654) — Total interest-bearing borrowings 11,683,461 5,493,770 4,583,851 —

131Annual Report 2013 Financial Statements Notes to Financial Statements For the year ended 31 December 2013 21. INTEREST-BEARING BORROWINGS (CONTINUED) The borrowings are repayable as follows: Group Company As at 31 December As at 31 December 2013 2012 2013 2012 Notes HK$ HK$ HK$ HK$ (in thousands) (in thousands) Bank loans: (a) In the second to fi fth years, inclusive 7,389,170 2,919,083 — — After the fi fth year — 2,919,084 — — 7,389,170 5,838,167 — — Less: debt fi nancing costs, net (289,560) (344,397) — — 7,099,610 5,493,770 — — Senior notes: (b) After the fi fth year 4,652,505 — 4,652,505 — Less: debt fi nancing costs, net (68,654) — (68,654) — 4,583,851 — 4,583,851 — Notes: (a) Bank loans, secured The Amended Wynn Macau Credit Facilities may be used for construction and development commitments or for other uses. On 31 July 2012, WRM entered into the Amended Wynn Macau Credit Facilities and expanded availability under WRM’s senior bank facility to HK$17.9 billion equivalent, consisting of a HK$5.8 billion equivalent fully funded senior term loan facility and a HK$12.1 billion equivalent senior revolving credit facility.

132 Wynn Macau, Limited Financial Statements Notes to Financial Statements For the year ended 31 December 2013 21. INTEREST-BEARING BORROWINGS (CONTINUED) Notes: (continued) (a) Bank loans, secured (continued) The term loan facility matures in July 2018 with the principal amount of the term loan to be repaid in two equal installments in July 2017 and July 2018. The fi nal maturity for the revolving credit facility is July 2017, by which date any outstanding revolving loans must be repaid. Borrowings under the Amended Wynn Macau Credit Facilities bore interest for the fi rst six months after closing at a rate of LIBOR or HIBOR plus a margin of 2.50%. For the remainder of the term, the interest rate is LIBOR or HIBOR plus a margin of between 1.75% and 2.50% based on WRM’s leverage ratio. On 30 July 2013, WRM exercised its option to increase the senior term loan facility by approximately HK$1.6 billion pursuant to the pre-existing terms and provisions of the Amended Wynn Macau Credit Facilities. The HK$1.6 billion was fully funded as of 31 July 2013 and is required to be used for the payment of certain Wynn Palace related construction and development costs. This additional HK$1.6 billion matures on 31 July 2018 and bears interest at HIBOR plus a margin between 1.75% and 2.50% based on Wynn Macau’s leverage ratio. Customary fees and expenses were paid by WRM in connection with the Amended Wynn Macau Credit Facilities. Borrowings under the Amended Wynn Macau Credit Facilities are guaranteed by Palo and by certain subsidiaries of the Company that own equity interests in WRM, and are secured by substantially all of the assets of WRM, the equity interests in WRM and substantially all of the assets of Palo. The Amended Wynn Macau Credit Facilities contain representations, warranties, covenants and events of default customary for casino development fi nancings in Macau. The Company is not a party to the credit facilities agreement and related agreements and has no rights or obligations thereunder. In connection with the initial fi nancing of the Wynn Macau project, the Group entered into a bank guarantee reimbursement agreement with Banco Nacional Ultramarino, S.A. (“BNU”) to secure a guarantee currently in the amount of MOP300 million (approximately HK$291.3 million) until 180 days after the end of the term of the Concession Agreement. This guarantee, which is for the benefi t of the Macau government, assures certain aspects of the Group’s performance under the Concession Agreement, including the payment of premiums, fi nes and indemnities for any material failures to perform under the terms of the Concession Agreement. BNU, as issuer of the guarantee, is currently secured by a second priority security interest in the senior lender collateral package. After repayment of all indebtedness under the Amended Wynn Macau Credit Facilities, the Group is obligated to promptly, upon demand by BNU, repay any claim made on the guarantee by the Macau government. The Group currently pays BNU an annual fee for the guarantee of approximately MOP5.2 million (approximately HK$5.0 million). As at 31 December 2013, the Group had HK$12.1 billion in funding available under the revolving credit facility of the Amended Wynn Macau Credit Facilities.

133Annual Report 2013 Financial Statements Notes to Financial Statements For the year ended 31 December 2013 21. INTEREST-BEARING BORROWINGS (CONTINUED) Notes: (continued) (b) Senior notes, unsecured On 16 October 2013, the Company issued 5.25% fi xed rate senior notes due 2021 for an aggregate principal amount of US$600 million (approximately HK$4.7 billion). The Company received net proceeds of US$591.0 million (approximately HK$4.6 billion) from the offering of the WML 2021 Notes after deducting commissions and expenses of the offering and will use the net proceeds for working capital requirements and general corporate purposes. The WML 2021 Notes, which are listed on the Hong Kong Stock Exchange, mature in October 2021. Fair value of debt The estimated fair value of the Group’s outstanding debt instruments was approximately HK$11.9 billion (2012: HK$5.6 billion) with a book value of HK$11.7 billion (2012: HK$5.5 billion) at the reporting date. 22. ISSUED CAPITAL As at 31 December 2013 2012 HK$ HK$ (in thousands) Authorized: 20,000,000,000 Shares of HK$0.001 each 20,000 20,000 Issued and fully paid: 5,187,550,000 (2012: 5,187,550,000) Shares of HK$0.001 each 5,188 5,188

134 Wynn Macau, Limited Financial Statements Notes to Financial Statements For the year ended 31 December 2013 23. SHARE PREMIUM ACCOUNT AND RESERVES (a) Group The Group’s share premium account mainly represents the difference between the nominal value of the shares of the subsidiaries acquired pursuant to the Group Reorganization prior to the Listing of the Company’s Shares, over the nominal value of the Company’s Shares issued in exchange therefore with adjustments arising from the Group Reorganization. The amount of the Group’s reserves and the movements therein for the current and prior years are presented in the consolidated statement of changes in equity on page 83 of the fi nancial statements. In accordance with the provisions of the Macau Commercial Code, the Company’s subsidiaries incorporated in Macau are required to transfer a minimum of 10% of the annual net profi t to a legal reserve until that reserve equals 25% of their issued capital. The Company’s subsidiaries met this statutory requirement and WRM continues to maintain the required reserve of HK$48.6 million in “statutory reserves”. This reserve is not distributable to the respective shareholders.

Annual Report 2013 135

Financial Statements
Notes to Financial Statements
For the year ended 31 December 2013

23. SHARE PREMIUM ACCOUNT AND RESERVES (CONTINUED)

(b) Company

	Note	Issued Capital HK$	Share Premium Account HK$	Available-for-sale Investments Revaluation Reserve HK$	Share Option Reserve HK$ (in thousands)	Retained Earnings/ (Accumulated Losses) HK$	Proposed Final Dividend HK$	Total Equity HK$
At 1 January 2012		5,188	12,714,631	(14,341)	3,461	1,517,492	–	14,226,431
Net income for the year		–	–	–	–	560	–	560
Changes in fair value of available-for-sale investments, net of tax		–	–	11,967	–	–	–	11,967
Total comprehensive income for the year		–	–	11,967	–	560	–	12,527
Shared-based payments		–	–	–	2,844	–	–	2,844
Proposed final 2012 dividend	6	–	–	–	–	(6,432,562)	6,432,562	–
At 31 December 2012 and 1 January 2013		5,188	12,714,631	(2,374)	6,305	(4,914,510)	6,432,562	14,241,802
Net income for the year		–	–	–	–	7,485,760	–	7,485,760
Changes in fair value of available-for-sale investments, net of tax		–	–	1,951	–	–	–	1,951
Total comprehensive income for the year		–	–	1,951	–	7,485,760	–	7,478,711
Shared-based payments		–	–	–	3,887	–	–	3,887
2012 final dividend declared and paid	6	–	–	–	–	–	(6,432,562)	(6,432,562)
2013 interim dividend declared and paid	6	–	–	–	–	(2,593,775)	–	(2,593,775)
Proposed 2013 final dividend	6	–	–	–	–	(5,083,799)	5,083,799	–
At 31 December 2013		**5,188**	**12,714,631**	**(423)**	**10,192**	**(5,106,324)**	**5,083,799**	**12,707,063**

136 Wynn Macau, Limited Financial Statements Notes to Financial Statements For the year ended 31 December 2013 23. SHARE PREMIUM ACCOUNT AND RESERVES (CONTINUED) The Company’s reserves available for distribution represent the share premium account, available-for-sale investments revaluation reserve, share option reserve and retained earnings/ accumulated losses. Under the Companies Law (Revised) Chapter 22 of the Cayman Islands, the share premium of the Company is available for paying distributions or dividends to shareholders subject to the provisions of its Memorandum or Articles of Association and provided that immediately following the distribution of a dividend, the Company is able to pay its debts as they fall due in the ordinary course of business. Accordingly, the Company’s reserves available for distribution to shareholders as at 31 December 2013 amounted to approximately HK$12.7 billion (2012: HK$14.2 billion). 24. SHARE-BASED PAYMENT PLAN The Company’s share option scheme The Company established a share option scheme on 16 September 2009 for the purpose of rewarding participants, which may include Directors and employees of the Group who have contributed to the Group and to encourage them to work towards enhancing the value of the Company and its Shares for the benefi t of the Company and its Shareholders as a whole. Under the rules of the share option scheme, the maximum number of Shares which can be issued upon exercise of all options granted under the share option scheme and of the Company shall not, in the absence of shareholders’ approval, in aggregate exceed 10% in nominal amount of the aggregate of Shares in issue on the date of the listing of the Shares on the Hong Kong Stock Exchange (the “Scheme Mandate Limit”); and the Scheme Mandate Limit may be renewed subject to Shareholders’ approval. A maximum of 518.75 million shares (2012: 518.75 million shares) have been reserved for issuance under the share option scheme. The options granted under the share option scheme do not give immediate ownership of the underlying Shares as they require payment of a subscription price which is based on the then prevailing market price of the Shares.

137Annual Report 2013 Financial Statements Notes to Financial Statements For the year ended 31 December 2013 24. SHARE-BASED PAYMENT PLAN (CONTINUED) The Company’s share option scheme (continued) The following share options were outstanding under the share option scheme during the year: Number of options Weighted average exercise price Weighted average exercise term (HK$) (Years) Outstanding as at 1 January 2012 1,350,000 15.38 8.6 Granted during the year 760,000 19.04 Exercised during the year — — — Outstanding as at 31 December 2012 or 1 January 2013 2,110,000 16.70 8.3 Granted during the year 800,000 24.87 9.4 Outstanding as at 31 December 2013 2,910,000 18.94 7.8 Shares exercisable as at 31 December 2013 862,000 15.14 6.8 Shares exercisable as at 31 December 2012 430,000 13.72 7.5 No share options were exercised during the year ended 31 December 2013. The fair value of the share options granted during the year was estimated at HK$6.04 per option (2012: HK$6.02 per option) based on the Black-Scholes valuation model. The following table lists the signifi cant inputs used in estimating the fair value per option on the date of grant.

138 Wynn Macau, Limited Financial Statements Notes to Financial Statements For the year ended 31 December 2013 24. SHARE-BASED PAYMENT PLAN (CONTINUED) 2013 2012 Expected dividend yield 5.0% 4.0% Expected stock price volatility 43.3% 49.0% Risk-free interest rate 0.608% 0.672% Expected average life of options (years) 6.5 6.5 Share price on the date of grant (HK$ per Share) $24.80 $18.36 Exercise price (HK$ per Share) $24.87 $19.04 Changes in subjective input assumptions could materially affect the fair value estimate. The Group recognized a share option expense of HK$3.9 million (2012: HK$2.8 million) under the Company’s share option scheme during the year. WRL Stock Plan Wynn Resorts, Limited established its 2002 Stock Incentive Plan (the “WRL Stock Plan”) which provides for the grant of (i) incentive stock options, (ii) compensatory (i.e. non qualifi ed) stock options, and (iii) non-vested shares of Wynn Resorts, Limited’s common stock for employees, directors and independent contractors or consultants of Wynn Resorts, Limited and its subsidiaries, including the Group. However, only employees are eligible to receive incentive stock options. A maximum of 12,750,000 shares (31 December 2012: 12,750,000 shares) of Wynn Resorts, Limited’s common stock have been reserved for issuance under the WRL Stock Plan. As at 31 December 2013, 4,438,524 shares (2012: 4,087,064 shares) remain available for the grant of stock options or non-vested shares of Wynn Resorts, Limited’s common stock. Options are granted with exercise prices equal to the current market price at the date of grant. The WRL Stock Plan provides for a variety of vesting schedules, all determined at the time of grant. All options expire in ten years from the date of grant.

139Annual Report 2013 Financial Statements Notes to Financial Statements For the year ended 31 December 2013 24. SHARE-BASED PAYMENT PLAN (CONTINUED) WRL Stock Plan (continued) A summary of option activities under the WRL Stock Plan as at 31 December 2013 and 2012 and the changes during the years then ended are presented below: Number of options Weighted average exercise price Weighted average exercise term (HK$) (Years) Outstanding as at 1 January 2012 603,568 603 6.5 Forfeited during 2012 (75,000) 837 — Transferred during 2012 (4,721) 581 — Exercised during 2012 (40,275) 358 — Outstanding as at 31 December 2012 or 1 January 2013 483,572 586 6.1 Transferred during 2013 11,449 603 — Exercised during 2013 (45,588) 413 — Outstanding as at 31 December 2013 449,433 604 6.3 Shares exercisable as at 31 December 2013 32,233 371 6.8 Shares exercisable as at 31 December 2012 45,609 416 4.1 Since no options were granted under the WRL Stock Plan for the years ended 31 December 2013 and 2012, the disclosures of the weighted average fair value of options granted at the measurement date and, in turn, the signifi cant inputs used in estimating the fair value per option are not applicable. The total intrinsic value of the options exercised for the year ended 31 December 2013 was HK$36.4 million (2012: HK$20.7 million). Approximately HK$85.2 million of unamortized compensation cost relating to stock options at 31 December 2013 (2012: approximately HK$97.8 million) will be recognized as compensation over the vesting of the related grants through 31 December 2019.

140 Wynn Macau, Limited Financial Statements Notes to Financial Statements For the year ended 31 December 2013 24. SHARE-BASED PAYMENT PLAN (CONTINUED) Non-vested shares under the WRL Stock Plan A summary of the status of the WRL Stock Plan’s non-vested shares as at 31 December 2013 and changes during the year then ended is set out below: Number of Shares Weighted Average Grant Date Fair Value (HK$) Non-vested as at 1 January 2012 245,938 711 Vested and/or expired during the year (42,500) 801 Transferred during the year 5,375 1,034 Non-vested as at 31 December 2012 or 1 January 2013 208,813 699 Vested and/or expired during the year (89,000) 496 Transferred during the year 5,437 680 Non-vested as at 31 December 2013 125,250 843 Approximately HK$49.1 million of unamortized compensation cost relating to non-vested shares of common stock granted under the WRL Stock Plan at 31 December 2013 (2012: approximately HK$57.3 million) will be recognized as compensation over the vesting period of the related grants through 31 December 2016. 25. PENSIONS AND OTHER POST-EMPLOYMENT BENEFIT PLANS In April 2005, the Group established a defi ned contribution retirement benefi t scheme (the “Scheme”). The Scheme allows eligible employees to contribute 5% of their salary to the Scheme and the Group matches the contributions with an equal amount. The assets of the Scheme are held separately from those of the Group in an independently administered fund. The Group’s matching contributions vest to the employees at 10% per year with full vesting in ten years. Forfeitures of unvested contributions are used to reduce the Group’s liability for its contributions payable under the Scheme. The Group recorded an expense for matching contributions of approximately HK$58.0 million for the year ended 31 December 2013 (2012: HK$55.4 million).

141Annual Report 2013 Financial Statements Notes to Financial Statements For the year ended 31 December 2013 26. DIRECTORS’ AND CHIEF EXECUTIVE’S REMUNERATION AND FIVE HIGHEST PAID INDIVIDUALS Directors’ and Chief Executive’s Emoluments Directors’ and chief executive’s emoluments for the years, disclosed pursuant to the Listing Rules and Section 161 of the Hong Kong Companies Ordinance, are as follows: Group For the year ended 31 December 2013 2012 HK$ HK$ (in thousands) Fees 4,525 4,525 Salaries 16,948 16,285 Discretionary bonus 64,914 47,265 Share-based payments 25,299 33,517 Contributions to retirement plan 330 311 Other 9,265 8,767 Total emoluments 121,281 110,670

142 | Wynn Macau, Limited

Financial Statements

Notes to Financial Statements

For the year ended 31 December 2013

26. DIRECTORS' AND CHIEF EXECUTIVE'S REMUNERATION AND FIVE HIGHEST PAID INDIVIDUALS (CONTINUED)

Directors' and Chief Executive's Emoluments (continued)

	Fees HK$	Salary HK$	Discretionary Bonus HK$	Share-based Payments HK$ (in thousands)	Contributions to Retirement Plan HK$	Other HK$	Total HK$
2013							
Executive Directors:							
Stephen A. Wynn	—	—	31,021	—	—	—	31,021
Linda Chen	—	10,355	20,711	20,176	—	6,998	58,240
Ian Michael Coughlan	—	6,593	13,182	1,235	330	2,267	23,607
Non-executive Director:							
Matthew O. Maddox	—	—	—	—	—	—	—
Allan Zeman*	1,075	—	—	972	—	—	2,047
Independent non-executives Directors:							
Jeffrey Kin-fung Lam	1,050	—	—	972	—	—	2,022
Bruce Rockowitz	1,075	—	—	972	—	—	2,047
Nicholas Sallnow-Smith	1,325	—	—	972	—	—	2,297
	4,525	16,948	64,914	25,299	330	9,265	121,281
2012							
Executive Directors:							
Stephen A. Wynn	—	—	15,516	—	—	—	15,516
Linda Chen	—	10,066	20,112	29,080	—	6,987	66,245
Ian Michael Coughlan	—	6,219	11,637	1,593	311	1,780	21,540
Non-executive Director:							
Allan Zeman*	1,075	—	—	711	—	—	1,786
Independent non-executives Directors:							
Jeffrey Kin-fung Lam	1,050	—	—	711	—	—	1,761
Bruce Rockowitz	1,075	—	—	711	—	—	1,786
Nicholas Sallnow-Smith	1,325	—	—	711	—	—	2,036
	4,525	16,285	47,265	33,517	311	8,767	110,670

* *Dr. Allan Zeman became an independent non-executive Director of the Company effective from 29 March 2014.*

143Annual Report 2013 Financial Statements Notes to Financial Statements For the year ended 31 December 2013 26. DIRECTORS’ AND CHIEF EXECUTIVE’S REMUNERATION AND FIVE HIGHEST PAID INDIVIDUALS (CONTINUED) Directors’ and Chief Executive’s Emoluments (continued) In addition to the directors’ emoluments disclosed in the above tables, emoluments for Mr. Stephen A. Wynn and Mr. Marc D. Schorr were charged to the Group, through the corporate allocation agreement, amounting to HK$54.3 million and HK$3.5 million for the year ended 31 December 2013, respectively (2012: HK$54.3 million and HK$37.4 million respectively). Emoluments for Mr. Matthew O. Maddox, who was appointed as a director of Wynn Macau, Limited on 28 March 2013 was HK$21.4 million for the year ended 31 December 2013 which was charged to the Group through the corporate allocation agreement. Five highest paid individuals’ emoluments During the year ended 31 December 2013, the fi ve individuals whose emoluments were the highest in the Group included three (2012: three) Directors whose emoluments were refl ected in the analysis presented above. Details of the emoluments payable to the remaining two (2012: two) highest paid individuals for each of the years ended 31 December 2013 and 2012 are as follows: Group For the year ended 31 December 2013 2012 HK$ HK$ (in thousands) Salaries and other benefi ts 16,056 12,934 Discretionary bonus 10,084 10,327 Share-based payments 5,892 5,949 Contributions to retirement plan 1 2 Total emoluments 32,033 29,212

144 Wynn Macau, Limited Financial Statements Notes to Financial Statements For the year ended 31 December 2013 26. DIRECTORS’ AND CHIEF EXECUTIVE’S REMUNERATION AND FIVE HIGHEST PAID INDIVIDUALS (CONTINUED) Five highest paid individuals’ emoluments (continued) The emoluments were within the following bands: For the year ended 31 December 2013 2012 Number of Individuals Number of Individuals Nil to HK$10,000,000 1 1 HK$21,500,001 to HK$22,000,000 — 1 HK$23,501,000 to HK$24,000,000 1 — Total 2 2 The emoluments of certain individuals have been apportioned on a basis that is considered to be reasonable estimates of the utilization of service provided or the benefi t received by the Group. The apportioned emoluments of these individuals are included in the expense allocations charged by Wynn Resorts, Limited and the Group’s fellow subsidiaries for the years ended 31 December 2013 and 2012 (See note 28 “Related Party Disclosures”). During the year, no emoluments were paid by the Group to any of the Directors or the fi ve highest paid individuals as an inducement to join or upon joining the Group or as compensation for loss of offi ce as a director of any member of the Group or in connection with the management of the affairs of any members of the Group. None of the Directors waived any emoluments during the years.

145Annual Report 2013 Financial Statements Notes to Financial Statements For the year ended 31 December 2013 27. COMMITMENTS AND CONTINGENCIES Operating lease commitments — Group as lessee The Group has entered into leases for administrative offi ces in Macau, warehouse facilities, apartment units for executives and staff, dormitories for imported labor, and for certain offi ce equipment. These leases typically contain renewal or continuation clauses. In addition to the leases described above, the Group pays rents for the use of the land on which Wynn Macau and Wynn Palace was constructed and will be constructed, respectively. At 31 December 2013 and 2012, outstanding commitments for future minimum lease payments under non-cancellable operating leases are as follows: Group As at 31 December 2013 2012 HK$ HK$ (in thousands) Within one year 50,546 26,329 After one year but not more than fi ve years 144,834 85,914 More than fi ve years 216,342 221,119 411,722 333,362

146 Wynn Macau, Limited Financial Statements Notes to Financial Statements For the year ended 31 December 2013 27. COMMITMENTS AND CONTINGENCIES (CONTINUED) Operating lease commitments — Group as lessor The Group has entered into leases for space at Wynn Macau’s retail promenade with many high-end retailers. These non-cancelable leases typically contain provisions for minimum rentals plus additional rent based upon the net sales of the retailers. The Group recorded contingent rental income under operating leases of approximately HK$723.8 million for the year ended 31 December 2013 (2012: HK$674.9 million). Future minimum rents to be received at 31 December 2013 and 2012 are as follows: Group As at 31 December 2013 2012 HK$ HK$ (in thousands) Within one year 271,575 239,820 After one year but not more than fi ve years 732,571 873,435 After fi ve years — 9,595 1,004,146 1,122,850 The operating lease rentals of certain retailers are based on the higher of a fi xed rental and contingent rent based on the sales of the retailers pursuant to the terms and conditions as set out in the respective rental agreements. As the future sales of these retailers can not be estimated reliably, only the minimum lease commitments, and not the contingent rents, have been included in the above table.

147Annual Report 2013 Financial Statements Notes to Financial Statements For the year ended 31 December 2013 27. COMMITMENTS AND CONTINGENCIES (CONTINUED) Capital commitments As at 31 December 2013 and 2012, the Group had the following capital commitments under construction contracts, construction-related consulting and other agreements and purchase orders which have not been provided for in the Group’s statement of fi nancial position: Group As at 31 December 2013 2012 HK$ HK$ (in thousands) Contracted, but not provided for 17,310,932 645,563 Authorized, but not contracted for 5,628,837 25,807,863 22,939,769 26,453,426 Gaming premium commitment Pursuant to the Concession Agreement signed with the Macau Government, the Group has committed to paying an annual premium of MOP30.0 million (approximately HK$29.1 million) plus a variable premium calculated on the basis of the number of gaming tables and gaming devices operated by the Group.

148 Wynn Macau, Limited Financial Statements Notes to Financial Statements For the year ended 31 December 2013 27. COMMITMENTS AND CONTINGENCIES (CONTINUED) Other services commitments The Group has service agreements for signage in several cities in China, Macau and Hong Kong. Furthermore, the Group is obligated under several agreements for shuttle-bus services running from the People’s Republic of China’s border to Wynn Macau and within Macau and under various agreements for maintenance, printing and other services. Under these agreements, the Group is obligated for the following future payments as at 31 December 2013 and 2012: Group As at 31 December 2013 2012 HK$ HK$ (in thousands) Within one year 142,102 138,103 After one year but not more than fi ve years 188,012 211,093 330,114 349,196 As at 31 December 2013, the Group was committed to purchases for operating supplies totaling HK$141.6 million (2012: HK$79.5 million). As at 31 December 2013, in addition to the MOP300 million (approximately HK$291.3 million) bank guarantee issued for the Concession Agreement as described in note 21 the banks granted guarantees to the Group for other purposes to the extent of approximately HK$40.4 million (2012: HK$24.7 million). Employment agreements The Group has entered into employment agreements with several executive offi cers, other members of management and certain key employees. These agreements generally have two to ten-year terms and typically indicate a base salary and often contain provisions for discretionary bonuses. Certain of the executives are also entitled to a separation payment if terminated without “cause” or upon voluntary termination of employment for “good reason” following a “change of control” (as these terms are defi ned in the employment contracts).

149Annual Report 2013 Financial Statements Notes to Financial Statements For the year ended 31 December 2013 27. COMMITMENTS AND CONTINGENCIES (CONTINUED) Litigation The Group did not have any material litigation outstanding as at 31 December 2013 (2012: none). The Group’s affi liates are involved in litigation in addition to the actions noted below, arising in the normal course of business. In the opinion of management, such litigation will not have a material effect on the Group’s fi nancial condition, results of operations or cash fl ows. Determination of unsuitability and redemption of Aruze USA, Inc. and affi liates On 18 February 2012, Wynn Resorts’ Gaming Compliance Committee concluded an investigation after receiving an independent report by Freeh, Sporkin & Sullivan, LLP (the “Freeh Report”) detailing a pattern of misconduct by Aruze USA, Inc. (at the time a stockholder of Wynn Resorts), Universal Entertainment Corporation, Aruze USA, Inc.’s parent company, and Mr. Kazuo Okada, the majority shareholder of Universal Entertainment Corporation and a former member of the board of directors of Wynn Resorts and the Company (collectively, the “Okada Parties”). The factual record presented in the Freeh Report included evidence that the Okada Parties had provided valuable items to certain foreign gaming offi cials who were responsible for regulating gaming in a jurisdiction in which entities controlled by Mr. Okada were developing a gaming resort. Mr. Okada has denied the impropriety of such conduct to members of the board of directors of Wynn Resorts and while serving as one of Wynn Resorts directors, Mr. Okada refused to acknowledge or abide by Wynn Resorts’ anti-bribery policies and refused to participate in the training all other directors have received concerning these policies.

150 Wynn Macau, Limited Financial Statements Notes to Financial Statements For the year ended 31 December 2013 27. COMMITMENTS AND CONTINGENCIES (CONTINUED) Litigation (continued) Determination of unsuitability and redemption of Aruze USA, Inc. and affi liates (continued) Based on the Freeh Report, the board of directors of Wynn Resorts determined that the Okada Parties are “unsuitable persons” under Article VII of the Wynn Resorts’ articles of incorporation. The board of directors of Wynn Resorts was unanimous (other than Mr. Okada) in its determination. After authorizing the redemption of the Aruze shares, as discussed below, the board of directors of Wynn Resorts took certain actions to protect Wynn Resorts and its operations from any infl uence of an unsuitable person, including placing limitations on the provision of certain operating information to unsuitable persons and formation of an Executive Committee of the board of directors of Wynn Resorts to manage the business and affairs of Wynn Resorts during the period between each annual meeting. The Charter of the Executive Committee provides that “Unsuitable Persons” are not permitted to serve on the Committee. All members of the board of directors of Wynn Resorts, other than Mr. Okada, were appointed to the Executive Committee on 18 February 2012. The board of directors of Wynn Resorts also requested that Mr. Okada resign as a director of Wynn Resorts (under Nevada corporation law, a board of directors does not have the power to remove a director) and recommended that Mr. Okada be removed as a member of the board of directors of the Company. In addition, on 18 February 2012, Mr. Okada was removed from the board of directors of Wynn Las Vegas Capital Corp., an indirect wholly owned subsidiary of Wynn Resorts. On 24 February 2012, Mr. Okada was removed from the board of directors of the Company and on 22 February 2013, he was removed from the board of directors of Wynn Resorts by a stockholder vote in which 99.6% of the over 86 million shares voted were cast in favour of removal. Additionally, Mr. Okada resigned from the board of directors of Wynn Resorts on 21 February 2013. Although the Wynn Resorts has retained the structure of the Executive Committee, the Wynn Resorts’ board of directors has resumed its past role in managing the business and affairs of Wynn Resorts.

151Annual Report 2013 Financial Statements Notes to Financial Statements For the year ended 31 December 2013 27. COMMITMENTS AND CONTINGENCIES (CONTINUED) Litigation (continued) Determination of unsuitability and redemption of Aruze USA, Inc. and affi liates (continued) Based on the board of directors of Wynn Resorts’ fi nding of “unsuitability,” on 18 February 2012, Wynn Resorts redeemed and cancelled Aruze USA, Inc.’s 24,549,222 shares of Wynn Resorts’ common stock. Following a fi nding of “unsuitability,” Article VII of Wynn Resorts’ articles of incorporation authorizes redemption at “fair value” of the shares held by unsuitable persons. Wynn Resorts engaged an independent fi nancial advisor to assist in the fair value calculation and concluded that a discount to the then current trading price was appropriate because of, among other things, restrictions on most of the shares held by Aruze USA, Inc. under the terms of the Stockholders Agreement (as defi ned below). Pursuant to its articles of incorporation, Wynn Resorts issued the redemption price promissory note (the “Redemption Note”) to Aruze USA, Inc. in redemption of the shares. The Redemption Note has a principal amount of US$1.94 billion (approximately HK$15.1 billion), matures on 18 February 2022 and bears interest at the rate of 2% per annum, payable annually in arrears on each anniversary of the date of the Redemption Note. Wynn Resorts may, in its sole and absolute discretion, at any time and from time to time, and without penalty or premium, prepay the whole or any portion of the principal or interest due under the Redemption Note. In no instance shall any payment obligation under the Redemption Note be accelerated except in the sole and absolute discretion of Wynn Resorts or as specifi cally mandated by law. The indebtedness evidenced by the Redemption Note is and shall be subordinated in right of payment, to the extent and in the manner provided in the Redemption Note, to the prior payment in full of all existing and future obligations of Wynn Resorts or any of its affi liates in respect of indebtedness for borrowed money of any kind or nature. Wynn Resorts provided the Freeh Report to appropriate regulators and law enforcement agencies and has been cooperating with related investigations that such regulators and agencies have undertaken. The conduct of the Okada Parties and any resulting regulatory investigations could have adverse consequences to Wynn Resorts and its subsidiaries. A fi nding by regulatory authorities that Mr. Okada violated anti-corruption statutes and/or other laws or regulations applicable to persons affi liated with a gaming licensee on Wynn Resorts property and/or otherwise involved Wynn Resorts in criminal or civil violations could result in actions by regulatory authorities against Wynn Resorts and its subsidiaries.

152 Wynn Macau, Limited Financial Statements Notes to Financial Statements For the year ended 31 December 2013 27. COMMITMENTS AND CONTINGENCIES (CONTINUED) Litigation (continued) Redemption Action and Counterclaim On 19 February 2012, Wynn Resorts fi led a complaint in the Eighth Judicial District Court, Clark County, Nevada against the Okada Parties (as amended, the “Complaint”), alleging breaches of fi duciary duty and related claims (the “Redemption Action”) arising from the activities addressed in the Freeh Report. Wynn Resorts is seeking compensatory and special damages as well as a declaration that it acted lawfully and in full compliance with its articles of incorporation, bylaws and other governing documents in redeeming and cancelling the shares of Aruze USA, Inc. On 12 March 2012, the Okada Parties removed the action to the United States District Court for the District of Nevada (the action was subsequently remanded to Nevada state court). On that same date, the Okada Parties fi led an answer denying the claims and a counterclaim (as amended, the “Counterclaim”) that purports to assert claims against Wynn Resorts, each of the members of the Wynn Resorts’ board of directors (other than Mr. Okada) and Wynn Resorts’ General Counsel (the “Wynn Parties”). The Counterclaim alleges, among other things: (1) that the shares of Wynn Resorts common stock owned by Aruze USA, Inc. were exempt from the redemption-for-unsuitability provisions in the Wynn Resorts articles of incorporation (the “Articles”) pursuant to certain agreements executed in 2002; (2) that the Wynn Resorts directors who authorized the redemption of Aruze USA, Inc.’s shares acted at the direction of Mr. Stephen A.Wynn and did not independently and objectively evaluate the Okada Parties’ suitability, and by so doing, breached their fi duciary duties; (3) that the Wynn Resorts directors violated the terms of the Wynn Resorts Articles by failing to pay Aruze USA, Inc. fair value for the redeemed shares; and (4) that the terms of the Redemption Note that Aruze USA, Inc. received in exchange for the redeemed shares, including the Redemption Note’s principal amount, duration, interest rate, and subordinated status, were unconscionable. Among other relief, the Counterclaim seeks a declaration that the redemption of Aruze USA, Inc.’s shares was void, an injunction restoring Aruze USA, Inc.’s share ownership, damages in an unspecifi ed amount and rescission of the Amended and Restated Stockholders Agreement, dated as of 6 January 2010, by and among Aruze USA, Inc., Mr. Stephen A. Wynn and Ms. Elaine P. Wynn (the “Stockholders Agreement”).

153Annual Report 2013 Financial Statements Notes to Financial Statements For the year ended 31 December 2013 27. COMMITMENTS AND CONTINGENCIES (CONTINUED) Litigation (continued) Redemption Action and Counterclaim (continued) On 19 June 2012, Ms. Elaine P. Wynn responded to the Counterclaim and asserted a cross claim against Mr. Stephen A. Wynn and Mr. Kazuo Okada seeking a declaration that (1) any and all of Ms. Elaine P. Wynn’s duties under the Stockholders Agreement be discharged; (2) the Stockholders Agreement is subject to rescission and is rescinded; (3) the Stockholders Agreement is an unreasonable restraint on alienation in violation of public policy; and/or (4) the restrictions on sale of shares shall be construed as inapplicable to Ms. Elaine P. Wynn. Mr. Wynn fi led his answer to Ms. Elaine P. Wynn’s cross claim on 24 September 2012. The Indentures for the Issuers (i.e. together, for any and all of the outstanding US$500 million (approximately HK$3.9 billion) aggregate principal amount of the 2017 notes of Wynn Las Vegas and Wynn Las Vegas Capital Corp., an indirect wholly owned subsidiary of Wynn Resorts, Limited) provide that if Mr. Stephen A. Wynn, together with certain related parties, in the aggregate benefi cially owns a lesser percentage of the outstanding common stock of Wynn Resorts than are benefi cially owned by any other person, a change of control will have occurred. If Ms. Elaine P. Wynn prevails in her cross claim, Mr. Stephen A. Wynn would not benefi cially own or control Ms. Elaine P. Wynn’s shares and a change in control may result under Wynn Resorts’ debt documents. Under the indentures for Wynn Resorts’ 77/8% fi rst mortgage notes due 2020 and 73⁄4% fi rst mortgage notes due 2020, the occurrence of a change of control requires that Wynn Resorts make an offer to each holder to repurchase all or any part of such holder’s notes at a purchase price equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest on the notes purchased, if any, to the date of repurchase (unless the notes have been previously called for redemption). Under the indenture for Wynn Resorts’ 41/4% senior notes due 2023, if a change of control occurs and within 60 days after that occurrence the 41/4% senior notes are rated below investment grade by both rating agencies that rate such notes, Wynn Resorts is required to make an offer to each holder to repurchase all or any part of such holder’s notes at a purchase price equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest on the notes purchased, if any, to the date of repurchase (unless the notes have been previously called for redemption). Mr. Wynn is opposing Ms. Wynn’s cross claim.

154 | Wynn Macau, Limited

Financial Statements
Notes to Financial Statements
For the year ended 31 December 2013

27. COMMITMENTS AND CONTINGENCIES (CONTINUED)

Litigation (continued)

Redemption Action and Counterclaim (continued)

Wynn Resorts' Complaint and the Okada Parties' Counterclaim have been and continued to be, challenged through motion practice. At a hearing held on 13 November 2012, the Nevada state court granted the Wynn Parties' motion to dismiss the Counterclaim with respect to the Okada Parties' claims under the Nevada Racketeer Influenced and Corrupt Organizations Act with respect to certain Wynn Resorts executives but otherwise denied the motion. At a hearing held on 15 January 2013, the court denied the Okada Parties' motion to dismiss Wynn Resorts' Complaint. On 22 April 2013, Wynn Resorts filed a second amended complaint. On 30 August 2013, the Okada Parties filed their third amended Counterclaim. On 18 September 2013, Wynn Resorts filed a Partial Motion to Dismiss related to a claim in the third amended Counterclaim alleging civil extortion by Mr. Wynn and Wynn Resorts' General Counsel. On 29 October 2013, the court granted the motion and dismissed the claim. On 26 November 2013, the Okada Parties filed their fourth amended Counterclaim, and Wynn Resorts filed an answer to that pleading on 16 December 2013. The parties had been engaged in discovery at the time the court entered the Stay (defined and discussed below). Therefore, although the court previously set a timetable for all discovery, pre-trial and trial deadlines, with a five-week jury trial scheduled to commence in April 2014, this schedule will necessarily change due to the Stay.

On 13 February 2013, the Okada Parties filed a motion in the Nevada state court asking the court to establish an escrow account (specifically, they asked the court to establish a "disputed ownership fund" as defined in a federal tax regulation ("DOF") to hold the Redemption Note), as well as the redeemed shares themselves (although those shares were previously cancelled in February 2012), until the resolution of the Redemption Action and Counterclaim. The Okada Parties subsequently filed reply papers in further support of their motion, in which they narrowed the relief they were seeking, specifically by withdrawing their request that the redeemed shares be placed into the escrow account. On 17 April 2013, the court entered an order granting the Okada Parties' motion in part as to the narrowed relief outlined in their reply papers. Among other things, the court's order directed the Okada Parties to establish an escrow account with a third party (without making any ruling as to whether such an account would satisfy the requirements of a DOF) to hold interest payments tendered by Wynn Resorts on the Redemption Note. Per the court's order, Wynn Resorts is to have no responsibility for fees or costs of the account, and will receive a full release and indemnity related to the account. On each of 14 February 2013 and 13 February 2014, Wynn Resorts issued checks to Aruze USA, Inc. in the amount of US$38.7 million (approximately HK$310.8 million), representing the interest payments due on the Redemption Note at those times. However, those checks were not cashed. The parties engaged in discussions regarding the terms of the escrow agreement contemplated by the court's order. However, the Okada Parties recently advised of their intent to deposit any checks for interest and principal, past and future, due under the terms of the Redemption Note to the Clerk of the Court for deposit into the Clerk's Trust Account. On 17 March 2014, the parties stipulated that the checks be returned to Wynn Resorts for reissue in the same amounts, payable to the Clerk of the Court for deposit into the Clerk's Trust Account. Pursuant to the stipulation, on 20 March 2014, Wynn Resorts delivered to the Clerk of the Court the reissued checks for deposit into the Clerk's Trust Account and filed a Notice with the Court with respect to the same.

155Annual Report 2013 Financial Statements Notes to Financial Statements For the year ended 31 December 2013 27. COMMITMENTS AND CONTINGENCIES (CONTINUED) Litigation (continued) Redemption Action and Counterclaim (continued) On 8 April 2013, the United States Attorney’s Offi ce and the U.S. Department of Justice fi led a Motion to Intervene and for Temporary and Partial Stay of Discovery in the Redemption Action. The motion stated that the federal government has been conducting a criminal investigation of the Okada Parties involving the “same underlying allegations of misconduct — that is, potential violations of the Foreign Corrupt Practice Act and related fraudulent conduct — that form the basis of” Wynn Resorts’ complaint, as amended, in the Redemption Action. The motion sought to stay all discovery in the Redemption Action related to the Okada Parties’ allegedly unlawful activities in connection with their casino project in the Philippines until the conclusion of the criminal investigation and any resulting criminal prosecution, with an interim status update to the court in six months. At a hearing on 2 May 2013, the court granted the motion and ordered that all discovery in the Redemption Action be stayed for a period of six months (the “Stay”). On 30 May 2013, Ms. Elaine P. Wynn fi led a motion for partial relief from the Stay, to allow her to conduct limited discovery related to her cross and counterclaims. The Wynn Parties opposed the motion so as to not interfere with the United States government’s investigation. At a hearing on 1 August 2013, the court denied the motion. On 29 October 2013, the United States Attorney’s Offi ce and the U.S. Department of Justice fi led a Motion to Extend the Stay for a period of six months, expiring 2 May 2014. At a hearing on 31 October 2013, the court granted the requested extension based upon an affi davit provided under seal that outlined, among other things, concerns for witness safety. The court did, however, order the parties to exchange written discovery propounded prior to 2 May 2013, including discovery related to the Elaine P. Wynn cross and counterclaims referred to above. Subject to the Stay, Wynn Resorts will continue to vigorously pursuing its claims against the Okada Parties, and Wynn Resorts and the Wynn Parties will continue to vigorously defend against the counterclaims asserted against them. Wynn Resorts’ claims and the Okada Parties’ counterclaims remain in an early stage and management of Wynn Resorts has determined that based on proceedings to date, it is currently unable to determine the probability of the outcome of this matter or the range of reasonably possible loss, if any. An adverse judgment or settlement involving payment of a material amount could cause a material adverse effect on Wynn Resorts’ fi nancial condition.

156 | Wynn Macau, Limited

Financial Statements

Notes to Financial Statements

For the year ended 31 December 2013

27. COMMITMENTS AND CONTINGENCIES (CONTINUED)

Litigation (continued)

Litigation commenced by Kazuo Okada

Japan action

On 28 August 2012, Mr. Okada, Universal Entertainment Corporation and Okada Holdings ("Okada Japan Parties") filed a complaint in Tokyo District Court against Wynn Resorts, all members of the board of directors of Wynn Resorts (other than Mr. Okada) and Wynn Resorts' General Counsel (the "Wynn Parties"), alleging that the press release issued by Wynn Resorts with respect to the redemption has damaged plaintiffs' social evaluation and credibility. The Okada Japan Parties seek damages and legal fees from the Wynn Parties. After asking the Okada Japan Parties to clarify the allegations in their complaint, the Wynn Parties objected to the jurisdiction of the Japanese court. On 30 April 2013, the Wynn Parties filed a memorandum in support of their jurisdictional position. On 21 October 2013, the court dismissed the action on jurisdictional grounds. On 1 November 2013, the Okada Japan Parties filed an appeal moving the matter to the Tokyo High Court. An informal hearing on the matter was scheduled for 27 February 2014. The hearing was subsequently moved to 24 April 2014.

Indemnification action

On 20 March 2013, Mr. Okada filed a complaint against Wynn Resorts in Nevada state court for indemnification under Wynn Resorts Articles, bylaws and agreements with its directors. The complaint seeks advancement of Mr. Okada's costs and expenses (including attorney's fees) incurred pursuant to the various legal proceedings and related regulatory investigations described above. Wynn Resorts believes there is no basis for the relief requested in the complaint and intends to vigorously defend against this matter. Wynn Resorts' answer and counterclaim was filed on 15 April 2013. The counterclaim names each of the Okada Parties as defendants and seeks indemnification under Wynn Resorts' Articles for costs and expenses (including attorney's fees) incurred pursuant to the various legal proceedings and related regulatory investigations described above. On 30 April 2013, Mr. Okada filed his reply to the counterclaim.

On 14 June 2013, Mr. Okada filed a motion for partial summary judgment that he was entitled to advancement of his expenses incurred in the various proceedings and investigations. Mr. Okada also filed a special motion to dismiss, arguing that Wynn Resorts' counterclaims seek to infringe upon Mr. Okada's right to petition the court, and constitute a strategic lawsuit against public policy. Wynn Resorts' counterclaims seek only to enforce Wynn Resorts' contractual right to indemnity under Article VII, Section 4 of Wynn Resorts' Articles. At a hearing on 1 August 2013, the court denied both motions and provided for limited discovery (i.e., discovery that does not implicate any of the issues subject to the Stay entered in the Redemption Action). On 2 August 2013, the court stayed discovery in the indemnification action related to the government investigations (consistent with the Stay in the Redemption Action), and ordered that all other discovery be conducted within ninety (90) days.

157Annual Report 2013 Financial Statements Notes to Financial Statements For the year ended 31 December 2013 27. COMMITMENTS AND CONTINGENCIES (CONTINUED) Litigation (continued) Litigation commenced by Kazuo Okada (continued) Indemnifi cation action (continued) On 22 August 2013, Wynn Resorts noticed Mr. Okada’s deposition for 16 September 2013. Mr. Okada fi led a motion for protective order seeking to vacate his deposition, arguing that he did not have any information relevant to his claims for advancement of fees and/or indemnity that he asserted against Wynn Resorts. On 18 October 2013, after a full briefi ng by the parties, the court denied Mr. Okada’s motion and entered an order stating that Mr. Okada’s deposition testimony is relevant to the claims he asserted against Wynn Resorts, that Mr. Okada may not designate someone else to testify on his behalf, and that Wynn Resorts may sequence discovery in the action as it chooses. On 4 February 2014, the court entered an order on the parties’ stipulation that: (1) dismissed Okada’s claims asserted against Wynn Resorts in that action (i.e., all Okada’s claims that relate to advancement); (2) reserved Okada’s right to assert, in the future, any claims for indemnity following the resolution of the Redemption Action; and (3) stayed the claims asserted by Wynn Resorts against Okada in that action pending the resolution of the Redemption Action. Related investigations and derivative litigation Investigations In the U.S. Department of Justice’s Motion to Intervene and for Temporary and Partial Stay of Discovery in the Redemption Action, the Department of Justice states in a footnote that the government also has been conducting a criminal investigation into Wynn Resorts’ donation to the University of Macau discussed above. Wynn Resorts has not received any target letter or subpoena in connection with such an investigation. Wynn Resorts intends to cooperate fully with the government in response to any inquiry related to the donation to the University of Macau. Other regulators may pursue separate investigations into Wynn Resorts’ compliance with applicable laws arising from the allegations in the matters described above and in response to the Counterclaim and other litigation fi led by Mr. Okada suggesting improprieties in connection with Wynn Resorts’ donation to the University of Macau. While Wynn Resorts believes that it is in full compliance with all applicable laws, any such investigations could result in actions by regulators against Wynn Resorts.

158 Wynn Macau, Limited

Financial Statements

Notes to Financial Statements

For the year ended 31 December 2013

27. COMMITMENTS AND CONTINGENCIES (CONTINUED)

Litigation (continued)

Related investigations and derivative litigation (continued)

Derivative claims

Six derivative actions were commenced against Wynn Resorts and all members of its board of directors: four in the United States District Court, District of Nevada, and two in the Eighth Judicial District Court of Clark County, Nevada.

The four federal actions brought by the following plaintiffs have been consolidated: (1) The Louisiana Municipal Police Employees' Retirement System, (2) Maryanne Solak, (3) Excavators Union Local 731 Welfare Fund, and (4) Boilermakers Lodge No. 154 Retirement Fund (collectively, the "Federal Plaintiffs").

The Federal Plaintiffs filed a consolidated complaint on 6 August 2012, asserting claims for: (1) breach of fiduciary duty; (2) waste of corporate assets; (3) injunctive relief; and (4) unjust enrichment. The claims are against Wynn Resorts and all of Wynn Resorts' directors, including Mr. Okada, however, the plaintiffs voluntarily dismissed Mr. Okada as a defendant in this consolidated action on 27 September 2012. The Federal Plaintiffs claim that the individual defendants breached their fiduciary duties and wasted assets by: (a) failing to ensure Wynn Resorts' officers and directors complied with federal and state laws and Wynn Resorts' Code of Conduct; (b) voting to allow Wynn Resorts' subsidiary to make the donation to the University of Macau; and (c) redeeming Aruze USA, Inc.'s stock such that Wynn Resorts incurs the debt associated with the redemption. The Federal Plaintiffs seek unspecified compensatory damages, restitution in the form of disgorgement, reformation of corporate governance procedures, an injunction against all future payments related to the donation/pledge, and all fees (attorneys, accountants, and experts) and costs. The directors responded to the consolidated complaint by filing a motion to dismiss on 14 September 2012. On 1 February 2013, the federal court dismissed the complaint for failure to plead adequately the futility of a pre-suit demand on the board of directors of Wynn Resorts. The dismissal was without prejudice to the Federal Plaintiffs' ability to file a motion within 30 days seeking leave to file an amended complaint. On 9 April 2013, the Federal Plaintiffs filed their amended complaint. Wynn Resorts and the directors filed their motion to dismiss the amended complaint on 23 May 2013. On 13 March 2014, the federal court granted the motion to dismiss, dismissed the amended complaint, and entered judgment in favor of the Wynn Resorts and directors and against the Federal Plaintiffs without prejudice.

The two state court actions brought by the following plaintiffs have also been consolidated: (1) IBEW Local 98 Pension Fund and (2) Danny Hinson (collectively, the "State Plaintiffs"). Through a coordination of efforts by all parties, the directors and Wynn Resorts (a nominal defendant) have been served in all of the actions.

Annual Report 2013 | 159

Financial Statements
Notes to Financial Statements
For the year ended 31 December 2013

27. COMMITMENTS AND CONTINGENCIES (CONTINUED)

Litigation (continued)

Related investigations and derivative litigation (continued)

Derivative claims (continued)

The State Plaintiffs filed a consolidated complaint on 20 July 2012 asserting claims for (1) breach of fiduciary duty; (2) abuse of control; (3) gross mismanagement; and (4) unjust enrichment. The claims are against Wynn Resorts and all of Wynn Resorts' directors, including Mr. Okada, as well as Wynn Resorts' Chief Financial Officer, who signs financial disclosures filed with the SEC. The State Plaintiffs claim that the individual defendants failed to disclose to Wynn Resorts' stockholders the investigation into, and the dispute with director Okada as well as the alleged potential violations of the Foreign Corrupt Practices Act related to, the University of Macau Development Foundation donation. The State Plaintiffs seek unspecified monetary damages (compensatory and punitive), disgorgement, reformation of corporate governance procedures, an order directing Wynn Resorts to internally investigate the donation, as well as attorneys' fees and costs.

On 13 October 2012, the court entered the parties' stipulation providing for a stay of the state derivative action for 90 days, subject to the parties' obligation to monitor the progress of the pending litigation, discussed above, between Wynn Resorts (among others) and Mr. Okada (among others). Per the stipulation, Wynn Resorts and the individual defendants were not required to respond to the consolidated complaint while the stay remained in effect. Following the expiration of the stay, the State Plaintiffs advised Wynn Resorts and the individual defendants that they intended to resume the action by filing an amended complaint, which they did, on 26 April 2013. Wynn Resorts and directors filed their motion to dismiss on 10 June 2013. However, on 31 July 2013, the parties agreed to a stipulation that was submitted to, and approved by the court. The stipulation contemplates a stay of the consolidated state court derivative action of equal duration as the Stay entered by the court in the Redemption Action. On 5 February 2014, the court entered a new stipulation between the parties that provides for a further stay of the state derivative action and directs the parties, within 30 days of the conclusion of the stay in the Redemption Action, to discuss how the state derivative action should proceed and to file a joint report with the court.

The individual defendants are vigorously defending against the claims pleaded against them in these derivative actions. Wynn Resorts is unable to predict the outcome of these litigations at this time.

160 Wynn Macau, Limited

Financial Statements
Notes to Financial Statements
For the year ended 31 December 2013

28. RELATED PARTY DISCLOSURES

As at 31 December 2013 and 2012, the outstanding balances between the Group and the related companies were as follows:

Name of related companies	Relation to the Company	Group As at 31 December 2013 HK$ (in thousands)	Group As at 31 December 2012 HK$ (in thousands)	Company As at 31 December 2013 HK$ (in thousands)	Company As at 31 December 2012 HK$ (in thousands)
Due from related companies — current					
WIML	Subsidiary of Wynn Resorts, Limited	**500,143**	292,754	**—**	—
Wynn Hotel Sales & Marketing, LLC	Subsidiary of Wynn Resorts, Limited	**3**	3	**—**	—
Wynn Manpower Limited	Subsidiary of Wynn Resorts, Limited	**292**	292	**—**	—
Cotai Land Development Company, Limited	Subsidiary of Wynn Resorts, Limited	**—**	151	**—**	—
Wynn Resorts International, Ltd.	Subsidiary of Wynn Resorts, Limited	**—**	—	**3,076**	6,754
Wynn Resorts (Macau), Limited	Subsidiary of Wynn Resorts, Limited	**—**	—	**3,202**	7,030
		500,438	293,200	**6,278**	13,784
Due to related companies — current					
Wynn Las Vegas, LLC	Subsidiary of Wynn Resorts, Limited	**97,837**	69,143	**—**	—
Wynn Design & Development	Subsidiary of Wynn Resorts, Limited	**9,578**	7,007	**—**	—
Wynn Resorts, Limited	Ultimate parent company	**137,707**	110,739	**—**	—
Worldwide Wynn	Subsidiary of Wynn Resorts, Limited	**42,516**	44,041	**—**	—
Wynn Resorts (Macau) S.A.	Subsidiary of Wynn Resorts, Limited	**—**	—	**6,931**	1,448
		287,638	230,930	**6,931**	1,448

The amounts disclosed in the above table are unsecured, interest-free and repayable on demand.

161Annual Report 2013 Financial Statements Notes to Financial Statements For the year ended 31 December 2013 28. RELATED PARTY DISCLOSURES (CONTINUED) The Group had the following material transactions with related companies during the year: Group For the year ended 31 December Name of related companies Relation to the Company Primary nature of transactions 2013 HK$ 2012 HK$ (in thousands) Wynn Resorts, Limited Ultimate parent company Royalty fees (i) 1,248,215 1,141,170 Wynn Resorts, Limited Ultimate parent company Corporate support services (ii) 147,088 165,076 WIML Subsidiary of Wynn Resorts, Limited International marketing expenses (iii) 44,837 31,320 Wynn Resorts, Limited Ultimate parent company Share-based payment expenses 31,766 17,723 Worldwide Wynn Subsidiary of Wynn Resorts, Limited Staff secondment payroll charges (iv) 139,735 137,014 Wynn Design & Development Subsidiary of Wynn Resorts, Limited Design/ development payroll (v) 83,644 70,637 Las Vegas Jet, LLC Subsidiary of Wynn Resorts, Limited Airplane usage charges (ii) 15,123 19,211 All of the above transactions are noted as continuing related party transactions.

162 Wynn Macau, Limited Financial Statements Notes to Financial Statements For the year ended 31 December 2013 28. RELATED PARTY DISCLOSURES (CONTINUED) Notes: (i) Royalty fees The license fee payable to Wynn Resorts Holdings, LLC equals the greater of (1) 3% of the gross monthly revenues of the Intellectual Property, as defi ned and (2) US$1.5 million (approximately HK$11.6 million) per month. (ii) Corporate support services The annual fee for the services provided by Wynn Resorts is based on an allocation of the actual proportion of Wynn Resorts’ annual corporate departments’ costs (including salaries and benefi ts for such employees during the period in which such services are rendered) and overhead expense related to the provision of such services and, in any event, such annual fee shall not exceed 50% of the aggregate annual corporate departments’ costs and overhead expenses incurred by Wynn Resorts during any fi nancial year. Wynn Resorts allows the Company and its employees to use aircraft assets owned by Wynn Resorts and its subsidiaries (other than the Group) at hourly rates set by Las Vegas Jet, LLC, a subsidiary of Wynn Resorts. (iii) International marketing expenses These administrative, promotional and marketing services are provided through branch offi ces located in various cities around the world under the direction and supervision provided by WIML. For the services provided under this arrangement, WIML charges a service fee equal to the total costs it incurs in rendering the services plus 5%. (iv) Staff secondment payroll charges Worldwide Wynn, a subsidiary of Wynn Resorts, Limited, is responsible for supplying management personnel to WRM for pre-determined lengths of time through secondment arrangements. Worldwide Wynn was compensated for these services with a service fee equal to its aggregate costs plus 5% to Worldwide Wynn of the seconded employees during the periods of secondment to WRM. (v) Design/development payroll Wynn Design and Development provides design and development services to the Group in connection with the Group’s project in Cotai. Service fees are charged at the cost incurred by Wynn Design and Development to the Group for the services provided. The above transactions were carried out on terms mutually agreed between the Group and the related companies. There were no signifi cant charges from the Group to the related companies during the twelve months ended 31 December 2013 and 2012. In the opinion of the Directors, the related party transactions were conducted in the ordinary and usual course of the Group’s business. All such outstanding balances between the Group and the related companies are deemed to be trade in nature.

163Annual Report 2013 Financial Statements Notes to Financial Statements For the year ended 31 December 2013 28. RELATED PARTY DISCLOSURES (CONTINUED) Home purchase In May 2010, Worldwide Wynn entered into a new employment agreement with Ms. Linda Chen, who is also a director of the Company. Under the terms of the new employment agreement, Worldwide Wynn caused WRM to purchase a house in Macau for use by Ms. Chen. As at 31 December 2013, the net carrying amount of the house together with improvements and its land lease right was HK$63.9 million (2012: HK$66.9 million). Compensation of senior/key management personnel of the Group Group For the year ended 31 December 2013 2012 HK$ HK$ (in thousands) Salaries, bonuses, allowances and benefi ts in kind 155,935 134,244 Share-based payments 28,626 17,723 Retirement benefi ts 972 1,033 Total compensation paid to senior/ key management personnel 185,533 153,000 Further details of Directors’ emoluments are included in note 26 to the fi nancial statements. 29. FAIR VALUE AND FAIR VALUE HIERARCHY OF FINANCIAL INSTRUMENTS Management has assessed that the fair values of cash and cash equivalents, restricted cash and cash equivalents, trade and other receivables, available-for-sale investments, deposits and other assets, accounts payables, balances with related companies and current portion of fi nancial liabilities included in other payables and accruals, other liabilities and land premium payables approximate to their carrying amounts largely due to the short term maturities of these instruments.

164 Wynn Macau, Limited Financial Statements Notes to Financial Statements For the year ended 31 December 2013 29. FAIR VALUE AND FAIR VALUE HIERARCHY OF FINANCIAL INSTRUMENTS (CONTINUED) The fair values of the non-current portion of fi nancial liabilities included in other payables and accruals, land premium payables, and interest-bearing bank loans have been calculated by discounting the expected future cash fl ows using rates currently available for instruments with similar terms, credit risk and remaining maturities. The non-current portion of other liabilities and construction retention payable were not discounted as the discounting factors were considered by management to be insignifi cant. 30. FINANCIAL RISK MANAGEMENT OBJECTIVES AND POLICIES The Group’s principal fi nancial liabilities, other than derivatives, comprise bank loans, accounts payable and other payables. The main purpose of these fi nancial liabilities is to fi nance the Group’s construction activities and its operations. The Group has various fi nancial assets such as trade receivables and cash and deposits, which arise directly from its operations. The Group also enters into derivative transactions, primarily interest rate swaps contracts. The purpose is to manage the interest rate risks arising from the Group’s operations and its sources of fi nance. It is, and has been throughout 2013 and 2012, the Group’s policy that no trading in derivatives should be undertaken. The main risks arising from the Group’s fi nancial instruments are cash fl ow interest rate risk, foreign currency risk, credit risk and liquidity risks. The Board of Directors reviews and agrees policies for managing each of these risks, which are summarized below. Interest rate risk The Group’s primary exposure is changes in market interest rates associated with its bank loans that bear interest based on variable rates. The Group attempts to manage interest rate risk through interest rate swap arrangements. These risk management strategies may not always have the desired effect, and interest rate fl uctuations could have a negative impact on the results of operations.

165Annual Report 2013 Financial Statements Notes to Financial Statements For the year ended 31 December 2013 30. FINANCIAL RISK MANAGEMENT OBJECTIVES AND POLICIES (CONTINUED) Interest rate sensitivity As at 31 December 2013 and 2012, all of the interest-bearing bank borrowings were variable rate borrowings based on LIBOR or HIBOR plus a margin. However, the Group has entered into interest rate swaps that effectively fi x the interest rate for approximately 79% of the interest- bearing bank borrowings as at 31 December 2013 (2012: 100%). Based on borrowings at 31 December 2013, an assumed 1% change in the variable rates would cause the annual interest expenses, without adjusting for any amounts to be capitalized, to change HK$15.5 million (2012: nil million) and would not have any effect on the Group’s equity (excluding retained earnings). Foreign currency risk The fi nancial statements of foreign operations are translated into Hong Kong dollars, the Company and the Group’s presentation currency, for incorporation into the consolidated fi nancial statements. Assets and liabilities are translated at the prevailing foreign exchange rates in effect at the statement of fi nancial position date. Income, expenditure and cash fl ow items are measured at the actual foreign exchange rates or average foreign exchange rates for the period. The Hong Kong dollar is linked to the U.S. dollar and the exchange rate between these two currencies has remained relatively stable over the past several years. However, the exchange linkages of the Hong Kong dollar and the Macau pataca to the U.S. dollar, are subject to potential changes due to, among other things, changes in governmental policies and international economic and political developments. In particular, the Company and the Group are exposed to foreign exchange risks arising primarily with respect to the Offshore RMB, which does not have pegged exchange linkages to the U.S. dollar, Hong Kong dollar or Macau pataca. Foreign currency sensitivity As at 31 December 2013 and 2012 the Group was in a net liability position where the Group had more liabilities than assets that were denominated in U.S. dollars. Based on the liability position at 31 December 2013, an assumed 1% increase or decrease in the value of the Hong Kong dollar against the U.S. dollar would cause the Group to recognize a gain or loss of HK$16.4 million (2012: HK$10.4 million). As for Offshore RMB, the Company and the Group was in a net asset position where the Company and the Group had more assets than liabilities that were denominated in Offshore RMB. Based on the asset position at 31 December 2013, an assumed 1% increase or decrease in the value of the Hong Kong dollar against the Offshore RMB would cause the Company and the Group to recognize a loss or gain of HK$1.1 million (2012: HK$15.6 million).

166 Wynn Macau, Limited Financial Statements Notes to Financial Statements For the year ended 31 December 2013 30. FINANCIAL RISK MANAGEMENT OBJECTIVES AND POLICIES (CONTINUED) Credit risk Financial instruments that potentially subject the Group to concentrations of credit risk consist principally of casino accounts receivable and available-for-sale investments. The Group issues credit in the form of markers to approved casino customers following investigations of creditworthiness. The Group maintains strict control over the issuance of markers and aggressively pursues collection from those customers who fail to pay their marker balances on a timely basis. These collection efforts may include the mailing of statements and delinquency notices, personal contacts, the use of outside collection agencies, and litigation. Markers are generally legally enforceable instruments in Macau, however, markers are not legally enforceable instruments in some other countries. The collectibility of markers given to foreign customers is affected by a number of factors including changes in currency exchange rates and economic conditions in the customers’ home countries. Further quantitative data in respect of the Group’s exposure to credit risk arising from trade and other receivables are disclosed in note 15 to the fi nancial statements. For the debt securities classifi ed as available-for-sale investments, the maximum exposure to credit risk at the end of the reporting period is the carrying value as disclosed in note 11 to the fi nancial statements. Liquidity risk The Group measures and monitors its liquidity structure based on the overall assets, liabilities and debt in conjunction with its expected cash fl ows to ensure the capability to meet any unexpected and material cash requirements in the ordinary course of business. In addition, the Group’s senior bank facility’s governing documents contain capital spending limits and other affi rmative and negative covenants which require the maintenance of secure capital procedures. As at 31 December 2013, the Group held available-for-sale investments and an interest rate swap at fair values with assets and liabilities measured at fair value for level 2 of HK$38.0 million and HK$79.9 million, respectively (2012: HK$421.8 million and HK$30.5 million, respectively), and the Group has not held any assets or liabilities measured at fair value for levels 1 and 3 during the years 2013 and 2012. Level 1 fair values are those measured using quoted prices (unadjusted) in active markets for identical fi nancial instruments, level 2 fair values measured using quoted prices in active markets for similar fi nancial instruments, or using valuation techniques in which all signifi cant inputs are directly or indirectly based on observable market data and level 3 fair values are those measured using valuation techniques in which any signifi cant input is not based on observable market data.

Annual Report 2013 | 167

Financial Statements
Notes to Financial Statements
For the year ended 31 December 2013

30. FINANCIAL RISK MANAGEMENT OBJECTIVES AND POLICIES (CONTINUED)

Liquidity risk (continued)

The table below analyzes the Group's and the Company's financial liabilities into relevant maturity groupings based on the remaining period at the statement of financial position date to the contractual maturity date. The amounts disclosed are based on the contractual undiscounted cash flows of financial liabilities which include principal and interest payments. The maturities are calculated assuming the effect of interest rate swap arrangements and interest rates with respect to variable rate financial liabilities remain constant as at respective year ends and there is no change in the aggregate principal amount of financial liabilities other than repayment at scheduled maturities as reflected in the table below.

Group:

	Interest rates	Within one year HK$	Between one and two years HK$	Between two and five years HK$	Over five years HK$	Total HK$
			(in thousands)			
As at 31 December 2013						
Interest-bearing borrowings	**0.5%–5.25%**	**492,361**	**492,361**	**8,601,368**	**5,333,746**	**14,919,836**
Land premium payables	**5%**	**254,230**	**254,230**	**127,115**	**—**	**635,575**
Construction retention payables		**—**	**—**	**121,222**	**—**	**121,222**
Accounts payable		**1,810,427**	**—**	**—**	**—**	**1,810,427**
Amounts due to related companies		**287,638**	**—**	**—**	**—**	**287,638**
Other payables		**4,762,244**	**77,670**	**233,010**	**310,680**	**5,383,604**
Other liabilities		**1,606**	**1,337**	**23,735**	**—**	**26,678**
As at 31 December 2012						
Interest-bearing borrowings	0.5%–2.0%	217,683	217,683	3,505,431	2,953,095	6,893,892
Land premium payables	5%	254,230	254,230	381,346	—	889,806
Construction retention payables		—	—	4,736	—	4,736
Interest rate swaps		—	—	30,528	—	30,528
Accounts payable		968,737	—	—	—	968,737
Amounts due to related companies		230,930	—	—	—	230,930
Other payables		3,469,073	77,670	233,011	388,350	4,168,104
Other liabilities		610	824	22,802	1,355	25,591

168 Wynn Macau, Limited Financial Statements Notes to Financial Statements For the year ended 31 December 2013 30. FINANCIAL RISK MANAGEMENT OBJECTIVES AND POLICIES (CONTINUED) Liquidity risk (continued) “Other payables” are mainly comprised of outstanding chip liabilities, customer deposits, donation payable, and other miscellaneous payables, excluding tax liabilities, incurred as at 31 December 2013 and 2012. Company: Interest rate Within one year Between one and two years Between two and fi ve years Over fi ve years Total HK$ HK$ HK$ HK$ HK$ (in thousands) As at 31 December 2013 Interest-bearing borrowings 5.25% 244,257 244,257 732,770 5,333,746 6,555,030 Amounts due to related companies 6,931 — — — 6,931 As at 31 December 2012 Amounts due to related companies 1,448 — — — 1,448 Capital management The primary objective of the Group’s capital management is to ensure that it maintains a strong credit rating in order to support its business and maximize shareholder’s value. The Group manages its capital structure and makes adjustments to it as economic conditions change (i.e. interest rates and equity markets). To maintain a strong capital structure and in response to changes in economic conditions, the Group may modify debt instruments to obtain more favorable interest rates, obtain additional debt fi nancing, and may adjust dividend payments to shareholders as conditions require.

169Annual Report 2013 Financial Statements Notes to Financial Statements For the year ended 31 December 2013 30. FINANCIAL RISK MANAGEMENT OBJECTIVES AND POLICIES (CONTINUED) Capital management (continued) The gearing ratio is a key indicator of the Group’s capital structure. The gearing ratio is net debt divided by total capital plus net debt. Group As at 31 December 2013 2012 HK$ HK$ (in thousands, except for percentages) Interest-bearing borrowings, net 11,683,461 5,493,770 Accounts payable 1,810,427 968,737 Land premium payables 590,555 807,104 Construction retention payables 121,222 4,736 Other payables and accruals 7,070,920 5,436,012 Amounts due to related companies 287,638 230,930 Other liabilities 116,829 128,433 Less: cash and cash equivalents (14,130,433) (10,475,370) restricted cash and cash equivalents (1,550,340) (768,654) Net debt 6,000,279 1,825,698 Equity 9,212,842 10,500,670 Total capital 9,212,842 10,500,670 Capital and net debt 15,213,121 12,326,368 Gearing ratio 39.4% 14.8% 31. EVENT AFTER THE REPORTING PERIOD On 20 March 2014, the Company issued 5.25% fi xed rate, unsecured senior notes due 2021 for an aggregate principal amount of US$750 million (approximately HK$5.9 billion). The Company received estimated net proceeds of US$749 million (approximately HK$5.8 billion) from the offering of the WML 2021 Additional Notes after including the premiums and deducting the commissions and estimated expenses of the offering and excluding the receipt of accrued interest. The Company will use the net proceeds for working capital requirements and general corporate purposes. The WML 2021 Additional Notes, which are listed on the Hong Kong Stock Exchange, have the same terms and conditions as those of the WML 2021 Notes, save for the issue date and purchase price, and mature in October 2021.

170 Wynn Macau, Limited Financial Summary A summary of the published results and assets and liabilities of the Group for the last fi ve years prepared on the basis as set out herein, is set forth below. Year ended 31 December 2013 2012 2011 2010 2009 HK$ HK$ HK$ HK$ HK$ (in thousands) Results Operating revenues 31,340,854 28,542,224 29,498,092 22,438,939 14,076,900 Profi t before tax 7,715,954 6,454,742 5,894,245 4,466,103 2,074,236 Profi t for the year 7,700,905 6,439,693 5,921,013 4,422,010 2,068,647 As at 31 December 2013 2012 2011 2010 2009 HK$ HK$ HK$ HK$ HK$ (in thousands) Assets and liabilities Total assets 30,908,943 23,615,969 17,359,949 14,348,471 15,591,911 Total liabilities 21,696,101 13,115,299 13,331,506 10,051,382 11,820,945 Net assets 9,212,842 10,500,670 4,028,443 4,297,089 3,770,966 The summary of the consolidated results of the Group for the year ended 31 December 2009, and of the assets and liabilities as at 31 December 2009, have been extracted from the IPO Prospectus. Such summary was prepared on a combined basis to indicate the results of the Group as if the current structure of the Group, at the time when the Company’s ordinary shares were listed on the Hong Kong Stock Exchange, had been in existence throughout these fi nancial years. The consolidated results of the Group for the years ended 31 December 2010, 2011, 2012 and 2013 and the consolidated assets and liabilities of the Group as at 31 December 2010, 2011, 2012 and 2013 are those set out in the audited fi nancial statements. The summary above does not form part of the audited fi nancial statements.

171Annual Report 2013 Defi nitions “Amended Wynn Macau Credit Facilities” together, the HK$7.4 billion (equivalent) fully-funded senior term loan facilities and the HK$12.1 billion (equivalent) senior revolving credit facilities extended to WRM on 31 July 2012 and upsized on 30 July 2013 “Board of Directors” or “Board” the Board of Directors of our Company “Code”, “Corporate Governance Code” or “Corporate Governance Code and Corporate Governance Report” the Corporate Governance Code and Corporate Governance Report set out in Appendix 14 of the Listing Rules “Company” or “our Company” Wynn Macau, Limited, a company incorporated on 4 September 2009 as an exempted company with limited liability under the laws of the Cayman Islands and an indirect subsidiary of Wynn Resorts, Limited “Concession Agreement” the Concession Contract for the Operation of Games of Chance or Other Games in Casinos in the Macau Special Administrative Region entered into between WRM and the Macau government on 24 June 2002 “Cotai Land Concession Agreement” the land concession contract entered into between WRM, Palo and the Macau government for approximately 51 acres of land in the Cotai area of Macau, and for which formal approval from the Macau government was published in the offi cial gazette of Macau on 2 May 2012 “Director(s)” the director(s) of our Company “Encore” or “Encore at Wynn Macau” a casino resort located in Macau, connected to and fully integrated with Wynn Macau, owned and operated directly by WRM, which opened on 21 April 2010

172 Wynn Macau, Limited Defi nitions “Galaxy” Galaxy Casino, S.A., one of the six gaming operators in Macau and one of the three concessionaires “Group,” “we,” “us” or “our“ our Company and its subsidiaries, or any of them, and the businesses carried on by such subsidiaries, except where the context makes it clear that the reference is only to the Company itself and not to the Group “Group Reorganization” the reorganization undertaken by the Group, as described in the section headed “History and Corporate Structure — IPO Reorganization” of the IPO Prospectus “HIBOR” Hong Kong Interbank Offered Rate “HK$” Hong Kong dollars, the lawful currency of Hong Kong “Hong Kong” the Hong Kong Special Administrative Region of the PRC “Hong Kong Stock Exchange” The Stock Exchange of Hong Kong Limited “IFRS” International Financial Reporting Standards “IPO Prospectus” the IPO Prospectus of the Company published on 24 September 2009 in connection with the Listing “Las Vegas Jet, LLC” Las Vegas Jet, LLC, a company formed under the laws of the State of Nevada, United States and a wholly owned subsidiary of Wynn Resorts, Limited “LIBOR” London Interbank Offered Rate “Listing” the initial listing of the Shares on the Main Board of the Hong Kong Stock Exchange on 9 October 2009 “Listing Rules” the Rules Governing the Listing of Securities on the Hong Kong Stock Exchange (as amended from time to time) “Macau” or “Macau Special Administrative Region” the Macau Special Administrative Region of the PRC

173Annual Report 2013 Defi nitions “Macau Operations” the fully integrated Wynn Macau and Encore at Wynn Macau resort “Melco Crown” Melco Crown Gaming (Macau) Limited, one of the six gaming operators in Macau and one of the three sub-concessionaires “MGM Macau” MGM Grand Paradise Limited, one of the six gaming operators in Macau and one of the three sub-concessionaires “Model Code” the Model Code for Securities Transactions by Directors of Listed Issuers set out in Appendix 10 of the Listing Rules “MOP” or “pataca” Macau pataca, the lawful currency of Macau “NASDAQ” or “NASDAQ Stock Market” National Association by Securities Dealers Automated Quotations “Offshore RMB” RMB maintained outside mainland China, primarily in Hong Kong where RMB trading is offi cially sanctioned and regulated, that is largely “convertible and transferable”. It is also known as CNH, which refers to offshore RMB primarily traded in Hong Kong (hence the “H”) “Palo Real Estate Company Limited” or “Palo” Palo Real Estate Company Limited, a limited liability company incorporated under the laws of Macau and an indirect wholly owned subsidiary of the Company, subject to a 10% social and voting interest and MOP1.00 economic interest held by Mr. Wong Chi Seng (a Macau resident) in WRM “PRC”, “China” or “mainland China” the People’s Republic of China and, except where the context requires and only for the purpose of this annual report, references in this annual report to the PRC or China do not include Taiwan, Hong Kong or Macau; the term “Chinese” has a similar meaning “RMB” Renminbi, the lawful currency of PRC

174 Wynn Macau, Limited Defi nitions “Securities and Exchange Commission” or “SEC” the U.S. Securities and Exchange Commission “SFO” the Securities and Futures Ordinance (Chapter 571 of the Laws of Hong Kong) “Share(s)” ordinary share(s) with a nominal value of HK$0.001 each in the share capital of our Company “Shareholder(s)” holder(s) of Share(s) of the Company from time to time “SJM” Sociedade de Jogos de Macau S.A., one of the six gaming operators in Macau and one of the three concessionaires “US$” United States dollars, the lawful currency of the United States “Venetian Macau” Venetian Macau S.A., one of the six gaming operators in Macau and one of the three sub-concessionaires “WIML” Wynn International Marketing, Ltd., a company incorporated under the laws of Isle of Man and a wholly owned subsidiary of Wynn Resorts, Limited “WM Cayman Holdings Limited I” WM Cayman Holdings Limited I, a company incorporated on 7 July 2009 as an exempted company with limited liability under the laws of the Cayman Islands and a wholly owned subsidiary of Wynn Group Asia, Inc. “WM Cayman Holdings Limited II” WM Cayman Holdings Limited II, a company incorporated on 8 September 2009 as an exempted company with limited liability under the laws of the Cayman Islands and a wholly owned subsidiary of the Company “WML 2021 Notes” the US $600 million (approximately HK$4.7 billion) 5.25% senior notes due 2021 issued by the Company in October 2013

175Annual Report 2013 Defi nitions “WML 2021 Additional Notes” the additional US$750 million (approximately HK$5.9 billion) 5.25% senior notes due 2021 that were issued by the Company on 20 March 2014 and will be consolidated and form a single series with the WML 2021 Notes “Worldwide Wynn” Worldwide Wynn, LLC, a company formed under the laws of the State of Nevada, United States and a wholly owned subsidiary of Wynn Resorts, Limited “WRL Group” Wynn Resorts, Limited and its subsidiaries (other than the Group) “WRM” Wynn Resorts (Macau) S.A., a company incorporated under the laws of Macau and a wholly-owned subsidiary of the Company “WRM Shareholder Dividend Tax Agreement” the agreement, entered into during June 2009 and July 2011, each for a term of fi ve years between WRM and the Macau Special Administrative Region, effective retroactively to 2006, that provide for an annual payment to the Macau Special Administrative Region of MOP7.2 million in years 2006 through 2010 and MOP15.5 million in years 2011 through 2015 in lieu of Complementary Tax otherwise due by WRM shareholders on dividend distributions to them from gaming profi ts earned in those years “Wynn Design & Development” Wynn Design & Development, LLC, a company formed under the laws of the State of Nevada, United States and a wholly owned subsidiary of Wynn Resorts, Limited “Wynn Group Asia, Inc.” Wynn Group Asia, Inc, a company formed under the laws of the State of Nevada, United States and a wholly owned subsidiary of Wynn Resorts, Limited “Wynn Las Vegas” a destination casino resort owned by Wynn Resorts, Limited and its subsidiaries (excluding the Group), located on the Las Vegas Strip, comprising two hotel towers (Wynn Las Vegas and Encore at Wynn Las Vegas) and gaming, retail, dining, leisure and entertainment facilities

176 Wynn Macau, Limited Defi nitions “Wynn Macau” a casino hotel resort located in Macau, owned and operated directly by WRM, which opened on 6 September 2006, and where appropriate, the term also includes Encore at Wynn Macau “Wynn Macau Credit Facilities” together, the HK$4.3 billion (equivalent) fully-funded senior term loan facilities and the HK$7.8 billion (equivalent) senior revolving credit facilities extended to WRM and as subsequently amended from time to time and as refi nanced on 31 July 2012 “Wynn Palace” a-full-scale integrated resort which we are constructing on approximately 51 acres of land in the Cotai area of Macau in accordance with the terms of the Cotai Land Concession Agreement “Wynn Resorts Holdings, LLC” Wynn Resorts Holdings, LLC, a company formed under the laws of the State of Nevada, United States and a wholly owned subsidiary of Wynn Resorts, Limited “Wynn Resorts International, Ltd.” Wynn Resorts International, Ltd., a company incorporated under the laws of the Isle of Man and a wholly owned subsidiary of the Company “Wynn Resorts, Limited”, “Wynn Resorts” or “WRL” Wynn Resorts, Limited, a company formed under the laws of the State of Nevada, United States, our controlling shareholder (as defi ned in the Listing Rules)

177Annual Report 2013 Glossary “Adjusted Average Daily Rate” ADR calculated based on room revenues plus associated promotional allowances “Adjusted REVPAR” REVPAR calculated based on room revenues plus associated promotional allowances “average daily rate” or “ADR” the amount calculated by dividing total room revenues (less service charges, if any) by total rooms occupied “casino revenue” revenue from casino gaming activities (gross table games win and gross slot win), calculated net of a portion of commissions and in accordance with IFRS “chip(s)” a token; usually in the form of plastic disc(s) or plaque(s) issued by a casino to customers in exchange for cash or credit, which must be used (in lieu of cash) to place bets on gaming tables “daily gross win per gaming table” gross gaming win for table games divided by number of tables divided by the number of days in the applicable period “drop” the amount of cash and promotional coupons deposited in a gaming table’s drop box “drop box” a box or container that serves as a repository for cash and promotional coupons “gaming promoters” individuals or corporations licensed by and registered with the Macau government to promote games of fortune and chance or other casino games to patrons, through the arrangement of certain services, including transportation, accommodation, dining and entertainment, whose activity is regulated by Macau Administrative Regulation no. 6/2002 “gross gaming revenue” or “gross gaming win” the total win generated by all casino gaming activities combined, calculated before deduction of commissions

178 Wynn Macau, Limited Glossary “gross slot win” the amount of handle (representing the total amount wagered) that is retained as winnings. We record this amount and gross table games win as casino revenue after deduction of progressive jackpot liabilities and a portion of commissions “gross table games win” the amount of drop (in our general casino segment) or turnover (in our VIP casino segment) that is retained as winnings. We record this amount and gross slot win as casino revenue after deduction of a portion of commissions “In-house VIP Program” an internal marketing program wherein we directly market our casino resorts to gaming clients, including to high-end or premium players in the greater Asia region. These players are invited to qualify for a variety of gaming rebate programs whereby they earn cash commissions and room, food and beverage and other complimentary allowances based on their turnover level. We often extend credit to these players based upon knowledge of the players, their fi nancial background and payment history “promotional allowance” the retail value of rooms, food and beverage and retail and other services furnished to guests (typically VIP clients) without charge “REVPAR” the amount calculated by dividing total room revenues (less service charges, if any) by total rooms available “Rolling Chip” physically identifi able chip that is used to track VIP wagering volume for purposes of calculating commissions and other allowances payable to gaming promoters and Wynn Macau’s individual VIP players “turnover” the sum of all losing Rolling Chip wagers within the VIP program “VIP client” or “VIP player” client, patron or players who participates in Wynn Macau’s In- house VIP Program or in the VIP program of any of our gaming promoters “VIP table games turnover” turnover resulting from VIP table games only

201 3 Annual Repor t 年度報告 2013 Annual Report 年度報告 Wynn Macau, Limited Rua Cidade de Sintra, NAPE, Macau (853) 2888-9966 www.wynnmacau.com